Exhibit 99.7

MONTE DEI PASCHI DI SIENA
BANCA DAL 1472

Consolidated interim report as at 31 march 2025

BANCA MONTE DEI PASCHI DI SIENA

Interim Financial Report

Monte dei Paschi di Siena Group

31 March 2025

Banca Monte dei Paschi di Siena S.p.A.

Share Capital: €7,453,450,788.44 fully paid in

Registered with the Arezzo-Siena Company Register – registration no. and tax code 00884060526

MPS VAT Group - VAT number 01483500524

Member of the Italian Interbank Deposit Protection Fund. Registered with the Register of Banks under no. 5274

Monte dei Paschi di Siena Banking Group, registered with the Register of Banking Groups

Interim Financial Report

CONTENTS

INTERIM REPORT ON OPERATIONS	3
Results in brief	4
Executive summary	7
Shareholders	9
Information on the BMPS share	10
Reference context	11
Significant events in the first three months of 2025	14
Significant events after the end of the first three months of 2025	15
2024-2028 Group Business Plan	15

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS	17
Consolidated balance sheet	18
Consolidated income statement	20
Consolidated Statement of Comprehensive Income	22
Consolidated statement of changes in equity - 31 March 2025	23
Consolidated statement of changes in equity as at 31 March 2024	24
Consolidated cash flow statement - indirect method	25

EXPLANATORY NOTES	26
Accounting Policies	27
Income statement and balance sheet reclassification principles	38
Reclassified income statement	42
Reclassified balance sheet	50
Disclosure on risks	70
Results by Operating Segment	92
Prospects and outlook on operations	105
Related-party transactions	106

Declaration of the financial reporting officer	111

INDEPENDENT AUDITORS’REPORT	112

Annexes	115

BANCA MONTE DEI PASCHI DI SIENA

INTERIM REPORT ON OPERATIONS

BANCA MONTE DEI PASCHI DI SIENA

Results in brief

Below are the main figures of the income statement and balance sheet of the Montepaschi Group as at 31 March 2025, calculated on the basis of the reclassified financial statements, the methods of which are illustrated in the section “Income statement and balance sheet reclassification principles” of this Report, and compared with the figures recorded in the same period of the previous year and at the end of the previous year. The Alternative Performance Measures (APMs) identified by the Directors to facilitate the understanding of the economic and financial performance of the Group’s operations are also presented. The APMs, which are built using the reclassified data reported in the Reclassified Income Statement and Reclassified Balance Sheet chapters, are based on accounting data, corresponding to those used in internal performance management and management reporting systems, and consistent with the most commonly used metrics within the banking industry, thereby ensuring the comparability of reported figures. The APMs are not envisaged by the IAS/IFRS international accounting standards and, although they are calculated on financial statement data, they are not subject to complete or limited audit.

These measures take into account the Guidelines provided by the European Securities and Markets Authority (ESMA) on 5 October 2015, which the Italian stock exchange regulator, Consob, incorporated into its supervisory practices (Communication no. 0092543 of 3 December 2015), applicable from 3 July 2016. With reference to the context resulting from the military conflict between Russia and Ukraine, note that, in line with ESMA guidelines, no new indicators were introduced, nor were changes made to the indicators normally used. It should be noted that the definition and calculation methods are provided for each APM; the amounts used are traceable through the information contained in the tables below or in the reclassified financial statements contained in this Consolidated Interim Report on Operations. These formats were constructed on the basis of the financial statements envisaged by Bank of Italy Circular no. 262/2005 and subsequent updates following the same aggregation and classification criteria adopted in the previous year, illustrated in more detail in the section “Income statement and balance sheet reclassification principles” of this Interim Financial Report.

INCOME STATEMENT AND BALANCE SHEET FIGURES

MONTEPASCHI GROUP

INCOME STATEMENT FIGURES (EUR mln)	31 03 2025	31 03 2024	Chg.
Net interest income	543.0	587.0	-7.5%
Net fee and commission income	397.9	365.3	8.9%
Other income from banking business	66.2	53.1	24.7%
Other operating income and expenses	0.1	7.4	-98.6%
Total Revenues	1,007.3	1,012.8	-0.5%
Operating expenses	(472.1)	(462.0)	2.2%
Cost of customer credit	(91.0)	(105.7)	-13.9%
Other value adjustments	3.6	(0.8)	n.m.
Net operating income (loss)	447.7	444.3	0.8%
Non-operating items	(50.4)	(108.1)	-53.4%
Parent company’s net profit (loss) for the period	413.1	332.7	24.2%

EARNINGS PER SHARE (EUR)	31 03 2025	31 03 2024	Chg.
Basic earnings per share	0.328	0.264	24.2%
Diluted earnings per share	0.328	0.264	24.2%

BALANCE SHEET FIGURES AND INDICATORS (EUR mln)	31 03 2025	31 12 2024	Chg.
Total assets	124,579.7	122,601.7	1.6%
Loans to customers	78,630.9	77,309.6	1.7%
Direct funding	94,594.2	93,971.9	0.7%
Indirect funding	103,598.5	103,237.8	0.3%
of which: assets under management	59,624.0	59,924.0	-0.5%
of which: assets under custody	43,974.6	43,313.8	1.5%
Group net equity	12,048.6	11,649.0	3.4%

OPERATING STRUCTURE	31 03 2025	31 12 2024	Chg.
Total headcount - end of period	16,678	16,727	(49)
Number of branches in Italy	1,258	1,312	(54)

BANCA MONTE DEI PASCHI DI SIENA

ALTERNATIVE PERFORMANCE MEASURES

MONTEPASCHI GROUP

PROFITABILITY RATIOS (%)	31 03 2025	31 12 2024	Chg.
Cost/Income ratio	46.9	46.3	0.6
ROE (on average equity)	13.9	18.0	-4.1
Return on Assets (RoA) ratio	1.3	1.6	-0.3
ROTE (Return on tangible equity)	14.1	18.3	-4.2

CREDIT QUALITY RATIOS (%)	31 03 2025	31 12 2024	Chg.
Net NPE ratio	2.3	2.4	-0.1
Gross NPL ratio	3.8	3.8	n.m.
Rate of change of non-performing loans to customers	(0.4)	3.0	-3.4
Bad loans to customers/ Loans to Customers	0.6	0.6	n.m.
Loans to customers measured at amortised cost - Stage 2/Performing loans to customers measured at amortised cost	12.6	13.4	-0.8
Coverage of non-performing loans to customers	49.5	48.5	1.0
Coverage of bad loans to customers	65.9	66.5	-0.6
Provisioning	0.46	0.53	-0.07
Texas Ratio	26.6	27.6	-1.0

Cost/Income ratio: ratio between Operating expenses (Administrative expenses and Net value adjustments to property, plant and equipment and intangible assets) and Total revenues (for the composition of this aggregate, see the reclassified income statement).

Return On Equity (ROE): ratio of the annualised Net profit (loss) for the period to the average between the shareholders’ equity (including Profit and Valuation Reserves) at the end of period and the shareholders’ equity at the end of the previous year.

Return On Assets (ROA): ratio of the annualised Net profit (loss) for the period to the Total assets at the end of the period.

Return On Tangible Equity (ROTE): ratio between the annualised Net Profit (Loss) for the Period and the average between the Tangible Shareholders’ Equity1 at the end of period and that at the end of the previous year.

Net NPE Ratio: ratio between net non-performing exposures to customers and total net exposures to customers, both net of assets under disposal (excluding government securities).

Gross NPL Ratio2: gross impact of non-performing loans (NPLs) calculated as the ratio between Gross non-performing loans to customers and banks3, net of disposal groups, and total Gross loans to customers and banks, net of disposal groups.

Rate of change in non-performing loans to customers: represents the annual rate of change in Gross non-performing loans to customers based on the difference between annual balances.

Coverage of non-performing loans to customers and coverage of bad loans to customers: the coverage ratio on Non-performing loans and bad loans to customers is calculated as the ratio between the relative Loss Provisions and the corresponding Gross Exposures.

Provisioning: ratio between the annualised Cost of Customer Credit and the sum of Loans to Customers and the value of securities deriving from sale/securitisation of non-performing loans.

Texas Ratio: ratio between Gross Non-performing Loans to customers and the sum, in the denominator, of the relative loss provisions and Tangible Shareholders’ equity.

1Book value of Group shareholders’ equity inclusive of profit (loss) for the period, cleared of goodwill and other intangible assets.

2 EBA Risk Dashboard.

3 Loans to banks include current accounts and sight deposits with banks and central banks classified as “Cash” under balance sheet assets.

Interim Financial Report

REGULATORY MEASURES

MONTEPASCHI GROUP

CAPITAL RATIOS (%)	31 03 2025	31 12 2024	Chg.
Common Equity Tier 1 (CET1) ratio - phase in	19.7	18.3	1.4
Common Equity Tier 1 (CET1) ratio - fully loaded	19.6	18.2	1.4
Total Capital ratio - phase in	22.1	20.6	1.5
Total Capital ratio - fully loaded	22.0	20.5	1.5
MREL-TREA (total risk exposure amount)	27.4	28.5	-1.1
MREL-LRE (leverage ratio exposure)	9.6	11.2	-1.6

FINANCIAL LEVERAGE INDEX (%)	31 03 2025	31 12 2024	Chg.
Leverage ratio - transitional definition	6.9	7.2	-0.3
Leverage ratio - fully phased	6.9	7.2	-0.3

LIQUIDITY RATIO ( % )	31 03 2025	31 12 2024	Chg.
LCR	156.4	166.5	-10.1
NSFR	129.8	134.1	-4.3
Asset encumbrance ratio	25.8	22.6	3.2
Loan to deposit ratio	83.1	82.3	0.8
Spot counterbalancing capacity (bn of Eur)	31.6	33.0	-1.4

In determining capital ratios, the “phase-in” (or ‘transitional’) version represents the application of calculation rules according to the regulatory framework in force at the reporting date, while the “fully loaded” version does not incorporate the effects of the prudential filter related to the Other Comprehensive Income Reserve on government securities. In any case, this indicator incorporates the effects of the transitional regime introduced by CRR3 on risk-weighted assets.

Common equity Tier 1 (CET1) ratio: ratio between Common Equity Tier 1 and total Risk-Weighted Assets.

Total Capital ratio: ratio between Own Funds and total Risk-Weighted Assets.

MREL-TREA: calculated as the ratio of the sum of own funds and eligible liabilities to total Risk-Weighted Assets.

MREL-LRE: calculated as the ratio of the sum of own funds and eligible liabilities to the amount of total leverage exposures.

Leverage Ratio: calculated as the ratio between Tier 1 Capital and total exposures, in accordance with the provisions of Article 429 of Regulation 575/2013.

Liquidity Coverage Ratio (LCR): short-term liquidity indicator corresponding to the ratio between the amount of High-Quality Liquid Assets and the total net cash outflows in the subsequent 30 calendar days.

Net Stable Funding Ratio (NSFR): structural 12-month liquidity indicator corresponding to the ratio between the available stable funding amount and the required stable funding amount.

Asset encumbrance ratio: ratio of the total carrying amount of encumbered assets and collateral received reused to total assets and total guarantees received available.

Loan to deposit ratio: ratio between Net Loans to Customers and Direct Funding (due to customers and debt securities issued).

Spot counterbalancing capacity: sum of items that are certain and free from any commitment that the Group can use to meet its liquidity requirements, consisting of financial and commercial assets eligible for purposes of refinancing operations with the European Central Bank (“ECB”) and assets deposited in the collateralised interbank market (MIC) and not used, to which the haircut, published on a daily basis by the ECB, is prudentially applied.

BANCA MONTE DEI PASCHI DI SIENA

Executive summary

A summary of the trend in key items of the main aggregates of the Group as at 31 March 2025 is provided below.

•	Net Interest Income, was EUR 543 mln, down compared to the same period in 2024 (-7.5%, equal to EUR -44.0 mln). The decline was recorded in relationships with customers at amortised cost (EUR -79.0 mln) and, to a lesser extent, in relationships with banks at amortised cost (EUR -8.9 mln), while there was an increase, in particular, in interests on relationships with central banks (EUR +13.7 mln) and those on trading portfolios (EUR +14.2 mln). In more detail, the margin on customer relations was affected by the dynamics of interest rates, which led to lower interest income, only partially offset by the lower cost of collection.

•	Net fee and commission income, totalling EUR 398 mln, recorded an increase compared to the same period of the previous year (+8.9%, equal to EUR +32.6 mln). The positive performance was recorded both in management/brokerage and advisory activities (+15.0%, equal to EUR +27.7 mln) and in commercial banking activities (+2.7%, equal to EUR +4.8 mln). In detail, in the first commission area, the contribution of the distribution and portfolio management components increased (EUR +23.9 mln), of the brokerage and placement of securities and currencies (EUR +3.6 mln) and of the other brokerage/management and consultancy commissions (EUR +1.7 mln). In the commercial banking area, commission income on loans (EUR +5.7 mln), commission income on guarantees (EUR +2.4 mln) and other net fee and commission income (EUR +2.2 mln) had a positive effect, partially offset by a decline in the ATM and credit card service (EUR -4.0 mln).

•	Other income from banking business, equal to EUR 66 mln, increased by 24.7% compared to the first quarter of 2024. The change also factors in the profits earned from banking portfolio management activities.

•	Other operating income and expenses, with a substantially zero result, are compared to a contribution of EUR +7 mln recorded in the first quarter of 2024.

•	As a result of the trends described above, Total revenues amounted to EUR 1,007 mln, remaining essentially stable compared to the same period of the previous year (-0.5%).

•	Operating expenses came to EUR 472 mln, an increase compared to 31 March 2024, (+2.2%, equal to EUR 10.1 mln) due to the impact on Personnel expenses of the renewal of the National Collective Labour Agreement, partially offset by the continued optimisation of Other administrative expenses (-2.3% compared to the first quarter of 2024). In particular, within the aggregate, Personnel Expenses, which amount to EUR 321 mln, are higher than those recorded in the same period of the previous year (+5.5%), following the costs connected to the second increase in wages envisaged by the renewal of the National Collective Labour Agreement of bankers (effective from 1 September 2024) and to greater provisions on the variable component of remuneration in line with the Strategic Plan 2024-2028. Other administrative expenses, equal to EUR 112 mln, were down compared to 31 March 2024 (-2.3%), also due to the implementation of a rigorous expenditure management process and the focus on cost optimisation actions. Net Value Adjustments to Property, Plant and Equipment and Intangible Assets, amounting to EUR 38 mln, registered a decrease of 9.4% compared to the previous year.

•	The Cost of Customer Credit stood at EUR 91 mln, down slightly compared to the figure of EUR 106 mln recorded in the corresponding period of 2024. The Provisioning Rate came to 46 bps (53 bps as at 31 December 2024).

•	Net Operating Income as at 31 March 2025 stood at EUR 448 mln, an increase from the figure of EUR 444 mln as at 31 March 2024.

•	In addition to the changes in these economic aggregates, there were non-operating components amounting to EUR -50 mln as at 31 March 2025 (EUR -108 mln in the corresponding period of 2024). Non-operating components include: Other Net Provisions for Risks and Charges, equal to EUR -25 mln (EUR -4 mln as at 31 March 2024); Other gains/losses on Equity investments, with a substantially zero result both at 31 March 2025 and in the same period of 2024; Restructuring costs/One-off costs amounted to EUR -7 mln, (EUR -8 mln as at 31 March 2024); Cost of extraordinary operations, equal to EUR -7 mln; Risks and charges associated to the SRF, DGS and similar schemes, which were zero in the current quarter (EUR -75 mln at 31 March 2024); The DTA fee amounted to EUR -14 mln (EUR -15 mln as at 31 March 2024); Net gains (losses) on property, plant and equipment and intangible

Interim Financial Report

assets measured at fair value amounted to EUR +2 mln (zero at 31 March 2024); Gains/losses on disposal of investments, zero at 31 March 2025 (EUR -6 mln as at 31 March 2024).

•	As a result of these trends, combined with the positive impact of Income taxes for the period of EUR 16 mln (compared to a negative contribution of EUR 4 mln as at 31 March 2024), the Group recorded a Parent company’s net profit (loss) for the period of EUR 413 mln, compared to a profit of EUR 333 mln in the first quarter of 2024, up 24.2%.

•	As at 31 March 2025, the Group’s Total Funding volumes amounted to EUR 198.2 bn, highlighting an increase of EUR 1.0 bn compared to 31 December 2024, both on Direct Funding (EUR +0.6 bn) and on Indirect Funding (EUR +0.4 bn). In particular, as regards Direct Funding, growth was recorded in the technical forms of repurchase agreements (EUR +2.3 bn), term deposits (EUR +0.4 bn) and other forms of direct funding (EUR +0.6 bn), while current accounts (EUR -1.4 bn) and bonds (EUR -1.2 bn, following the exercise, in the first quarter of 2025, of the option for early full repayment of a Tier 2 subordinated bond for EUR 400 mln and a Senior bond for EUR 750 mln) decreased. Indirect Funding grew by EUR 0.4 bn compared to 31 December 2024, thanks to assets under custody (EUR +0.7 bn); Assets under management are substantially stable (EUR -0.3 bn). Assets under custody benefit from both positive net flows and a positive market effect, while the dynamics of Assets under management are mainly attributable to a negative market effect.

Total funding was up also compared to 31 March 2024 (EUR +5.4 bn), due to the increase in Direct Funding (EUR +1.9 bn) and Indirect Funding (EUR +3.5 bn). The growth in direct deposits involved current accounts (EUR +1.3 bn), term deposits (EUR +0.2 bn), repurchase agreements (EUR +0.3 bn) and other forms of deposits (EUR +0.9 bn). Bonds, on the other hand, declined (EUR -0.8 bn). The dynamics of Indirect Collection compared to the same period of the previous year is linked both to the increase in Assets under custody (EUR +2.0 bn) and to the growth in Assets under management (EUR +1.5 bn). Both components mainly benefited from a positive market effect. Net flows were also positive, especially in the fund and Assets under custody items.

•	Loans to Customers stood at EUR 78.6 bn as of 31 March 2025, up compared to 31 December 2024 (EUR +1.3 bn), especially on mortgages (EUR +1.3 bn) and, to a lesser extent, on current accounts (EUR +0.2 bn). The other components were essentially stable. Compared to 31 March 2024, the aggregate slightly increased (EUR +0.2 bn).

•	As at 31 March 2025, the coverage ratio of non-performing loans to customers was 49.5%, up compared to 31 December 2024 when it was 48.5%. In particular, the coverage ratio of Unlikely to pay exposures and Non-performing past-due loans increased, going from 38.8% to 40.0% and from 26.3% to 28.7% respectively, while the coverage ratio of Bad Loans slightly decreased, going from 66.5% to 65.9%.

The coverage ratio of non-performing loans is substantially stable compared to 31 March 2024 (equal to 49.5%). At individual administrative status level, the trends is attributable to Unlikely to pay exposures (whose coverage rose from 37.8% to 40.0%) and to the coverage ratio of Non-performing past-due loans (which rose from 21.3% to 28.7%); On the other hand, the coverage ratio of bad loans is slightly decreasing (from 67.8% to 65.9%).

As for capital ratios, at 31 March 2025, the Common Equity Tier 1 Ratio stood at 19.7% (compared to 17.9% at 31 March 2024 and 18.3% at 31 December 2024), and the Total Capital Ratio stood at 22.1% (compared to 21.3% as at 31 March 2024 and 20.6% as at 31 December 2024), deducting from capital the dividends accrued during the first quarter, assuming a payout ratio of 75% of pre-tax profit.

BANCA MONTE DEI PASCHI DI SIENA

Shareholders

As at 31 March 2025, the Parent Company Banca Monte dei Paschi di Siena S.p.A. share capital amounted to EUR 7,453,450,788.44, broken down into 1,259,689,706 ordinary shares.

According to the communications received pursuant to current legislation on significant equity investments (Article 120 of the Consolidated Banking Act), and based on the information available on the CONSOB website, the parties that, as at 31 March 2025, directly and/or indirectly hold ordinary shares representing more than 3% of the Issuer’s share capital and that do not fall within the exemptions provided for in Article 119-bis of the Issuers’ Regulations are as follows:

Major BMPS shareholders as at 31 March 2025

Declarant	% of shares held on the ordinary share capital
Ministry of Economy and Finance	11.731%
Delfin Sàrl	9.780%
Francesco Gaetano Caltagirone Group (*)	5.026%
Banco BPM S.p.A.	5.003%
Anima Holding S.p.A.	3.992%

*	Holdings held through: Ausonia S.r.l., Esperia 15 S.r.l., MK 87 S.p.A., Istituto Finanziario 2012 S.p.A., Gamma S.r.l., Azufin S.p.A., VM 2006 S.r.l., Mantegna 87 S.r.l., Calt 2004 S.r.l., Finanziaria Italia 2005 S.p.A.

The main changes that occurred during the first quarter of 2025 are reported below:

•	on 6 January 2025, Delfin Sàrl announced that it had increased its stake in the Bank’s share capital from 3.509% to 9.780%.

After the close of the first quarter of 2025:

(i) on 11 April 2025, the acquisition of Anima Holding SpA by Banco BPM SpA became effective; following this operation, the shareholding held by Banco BPM SpA in the share capital of Banca Monte dei Paschi di Siena SpA is equal to 8.996%.

(ii) at the Ordinary and Extraordinary Shareholders’ Meeting of Banca Monte dei Paschi di Siena SpA held on 17 April 2025, the following certifications were obtained relating to shares exceeding 3% of the share capital of Banca Monte dei Paschi di Siena, by the following Shareholders:

-	Ministry of Economy and Finance: 11.731%;
-	Francesco Gaetano Caltagirone Group: 9.963%[4];
-	Delfin Sàrl: 9.866%;
-	Banco BPM S.p.A.: 5.000%[5];
-	Anima Holding S.p.A.: 3.992%[5].

Furthermore, it is represented that during the Meeting of 17 April 2025, the representative of the shareholder Miria Asset Management LTD declared that this company holds in aggregate shares exceeding 3%.

4 Holdings held through: Ausonia Srl, Esperia 15 Srl, Istituto Finanziario 2012 SpA, Gamma Srl, Azufin SpA, VM 2006 Srl, Mantegna 87 Srl, Calt 2004 Srl, Finanziaria Italia 2005 SpA, Immako Srl, Romana Partecipazioni 2000 Srl, MK 87 SpA, Viapar Srl, Finced Srl, Pantheon 2000 SpA.

5 The shareholdings of Banco BPM and Anima refer to the “record date” of 8 April 2025, which is prior to the effective date of the acquisition of Anima by Banco BPM (11 April 2025).

Interim Financial Report

Information on the BMPS share

The BMPS share closed the first quarter of 2025 at EUR 7.30, with period growth of +7.3%, while the FTSE All Share Banks index showed an increase of +24.8% and the FTSE MIB rose by +11.3%. The average daily trading volume of MPS shares was around EUR 19.3 mln over the quarter.

SHARE PRICE SUMMARY STATISTICS (from 31/12/2024 to 31/03/2025)

Average	6.87
Minimum	6.16
Maximum	7.82

Rating

Moody’s:

During the first quarter, on 31 January 2025, the rating agency Moody’s reviewed the Bank’s ratings, affirming them, and upgraded the outlook to positive on the long-term ratings of the senior unsecured debt and deposits. The decision followed the Bank’s announcement on 24 January 2025 to launch a voluntary public exchange offer for Mediobanca shares.

Rating as of 31 March 2025:

Rating agency	Last revision date	Short-term Debt	Long-term Debt (Senior Unsecured)	Long-term Deposits	Outlook (Senior Unsecured/ Deposits)	Baseline Credit Assessment	Subordinated Debt
Moody’s	31/01/25	P (NP)	Ba2	Baa3	Positive	ba2	Ba3

Fitch Ratings:

During the first quarter of 2025, the rating agency did not make any upgrades to the Bank’s ratings. The last rating action remains that of 25 October 2024, with the ratings upgrade and the outlook change to positive from stable.

Rating as of 31 March 2025:

Rating agency	Last revision date	Short-term Issuer Default Rating	Long-term Issuer Default Rating	Outlook (Long-term IDR)	Long-term Deposits	Viability rating	Subordinated Debt
Fitch	25/10/24	B	BB+	Positive	BBB-	bb+	BB-

Morningstar DBRS:

During the first quarter of 2025, the rating agency did not make any upgrades to the Bank’s ratings.

Rating as of 31 March 2025:

Rating agency	Last revision date	Short-term Issuer Rating	Long-term Issuer Rating	Long-term Deposits	Subordinated Debt	Outlook	Intrinsic Assessment
Morningstar DBRS	15/04/24	R-3	BB (high)	BBB (low)	BB (low)	Positive	BB (high)

BANCA MONTE DEI PASCHI DI SIENA

Subsequently, on 3 April 2025, the rating agency Morningstar DBRS announced a new upgrade of the Bank’s ratings, bringing the Long-Term Issuer rating, the Long-Term Senior Debt rating to investment grade to “BBB (low)” and, at the same time, the Long-Term Deposit rating was raised to “BBB”. The Intrinsic Assessment rating is now at “BBB (low)”. The outlook was confirmed as positive.

The decision to upgrade the ratings takes into account the results achieved by the Bank in all areas, including the strengthening of its capacity to generate capital and its solid capital buffers, strengths which, according to the agency, guarantee the Bank the flexibility both to navigate the various phases of the economic cycle and to be able to play an active role in the consolidation process underway in the Italian banking system.

Reference context

The international scenario

In the first quarter of 2025, the global economy showed signs of slowing down, conditioned by new American protectionist measures that created a context of strong uncertainty. At the beginning of April, the US administration announced new tariff increases towards almost all other countries, commensurate with their trade surplus with the US, and then suspended part of them for three months with the exception of measures towards China. Beijing, heavily hit by the duties, reacted by imposing high tariffs on American products; The EU has temporarily suspended retaliatory measures. In this context, growth weakened in the United States, remained moderate in the Euro Area and did not strengthen in China. Energy prices for oil and natural gas fell reflecting the prospect of an economic slowdown. In addition to the possible repercussions of a tariff escalation and tensions on financial/currency markets, geopolitical risks linked to Ukraine and the Middle East persist in weighing on global growth prospects.

In the United States, growth recorded an unexpected contraction in the first quarter of the year (-0.3% q/q preliminary). Consumption has weakened, reflecting the increased economic uncertainty resulting from trade policy; imports, on the other hand, increased in order to anticipate the introduction of duties. Manufacturing confidence hovered just above the threshold that signals economic expansion; household inflation deteriorated, reflecting rising inflation expectations, despite the general price index and core indicator rising in March.6 slowed to 2.4% and 2.8% y/y respectively. On the labour market, unemployment remained at low levels (at 4.2% in March) but labor supply and demand were affected by the fall in employment in the public sector.

In the Euro Area, in the first quarter of 2025, GDP slightly accelerated on a quarterly basis (+0.4% preliminary q/q) supported by positive consumption compared to stagnant investments. Services showed growth and the industrial cycle partially recovered, but manufacturing confidence signaled weakness due to uncertainty induced by US tariff policies. Construction recorded modest expansion, benefiting from the recovery of the real estate market in some countries, supported by the easing of financing conditions. In a context of heightened trade tensions, the evolution of foreign demand was uncertain. In the first months of the year, the recomposition of prices continued with inflation falling close to 2% y/y, showing a slowdown in the services component. On the labour market, unemployment hit new lows around 6%.

In March, the EU Commission announced a proposal for a new plan, called ReArm Europe, aimed at increasing the Union’s defence capabilities, which could allow for up to EUR 800 bn of increased military spending over the next four years.7 In the same month, constitutional changes were passed in Germany that allow the German government to borrow for defense spending exceeding 1% of GDP; it was also decided to set up a fund of EUR 500 bn over twelve years for investments in infrastructure.

Among emerging countries, in China, in the first quarter of the year GDP recorded a solid expansion on an annual basis (preliminary +5.4%) thanks to the leap in exports, which increased in view of the entry into force of US tariffs, and to the acceleration of industrial production. However, growth slowed on a quarterly basis, inflation remained negative in March and the real estate sector remained weak. The Beijing government has set an annual GDP growth target of 5% and

6 Index adjusted for the price components of food and energy goods (typically more volatile).

7 The plan includes, among other things: i) the possibility of activating the national safeguard clause of the Stability and Growth Pact to increase defence spending; ii) the granting of EU loans to member countries for joint public procurement initiatives; (iii) the option to redirect the cohesion funds available to a Member State towards defence expenditure.

Interim Financial Report

launched new stimulus measures to support domestic consumption and infrastructure projects. In India, growth remained strong, confirming the country’s aspirations to become a potential global manufacturing hub, also favoured by the strong expansion of its middle class. In Russia, economic imbalances and inflationary pressures have begun to take effect and growth has slowed. Since mid-February and even more so since April, following the tightening of US tariffs and subsequent Chinese retaliatory measures, the dollar has weakened against major currencies.

Italy: economic context

In Italy, GDP increased by 0.3% (preliminary) compared to the last quarter of 2024 thanks to the resilience of consumption, while investments in capital goods fell. The activity was supported by the services; manufacturing showed an improvement, but is expected to suffer the repercussions of new tariffs and the instability of the international context going forward. In construction, the stimulus provided by the progressive implementation of the NRRP works has offset the reduction in the housing sector. Exports of goods grew in the first months of 2025 but are expected to be affected by the increase in tariffs, although the sectoral composition, positioning and profitability of Italian companies operating on the US market could mitigate the unfavorable consequences in the short term. Employment rose again at the start of the year and unemployment fell below 6%. Higher winter energy prices pushed inflation up slightly, to 2% y/y in April (provisional data); the underlying component also showed an acceleration (to +2.1% y/y from 1.7% in March).

Among the significant measures adopted by the Government in the first quarter of the year, the following are worth mentioning:

•	Legislative Decree no. 23/2025, implementing the DORA Regulation (Digital Operational Resilience Act) issued by the EU and entered into force on 17 January 2025, which aims to promote the harmonisation of digital resilience requirements for the entire European financial sector (Legislative Decree no. 23/2025 published on 11 March 2025 in the Official Journal) and regulates the following profiles: i) ICT risk management, ii) ICT incident reporting, iii) digital operational resilience testing, iv) third-party risk management arising from the use of ICT service providers, v) infosharing;

▪	Law 21 February 2025, No. 15, converting into law, with amendments, Legislative Decree No. 202/2024 on regulatory deadlines (so-called Milleproroghe), which provides, among other things, for the extension of some deadlines in economic and financial matters, in particular with regard to the remote holding of company and entity meetings, the readmission to the facilitated definition and other deferrals in tax returns, in the Transition Plan 5.0, guaranteed bank loans and in terms of violation in the matter of non-financial declarations;

▪	the bill “Amendments to Law No. 21 of 5 March 2024, for the updating of the delegation provided for therein and for the conferral of the delegation to the Government for the organic reform and reorganisation of the sanctioning system and all sanctioning procedures set out in the consolidated text referred to in Legislative Decree No. 58 of 1998 (Consolidated text of provisions on financial intermediation - TUF), as well as further provisions on financial matters”.

Furthermore, on 9 April the Council of Ministers approved the Public Finance Document (PFD) 2025 to be sent to the EU Commission after examination by the Parliament. The Public Finance Document, incorporating the innovations introduced by the reform of European economic governance, has a different structure compared to that of previous documents and specifically provides that each Member State shall submit, by 30 April of each year, to the Commission an annual report on the progress made in the implementation of the medium-term budgetary structural plan, in the implementation of reforms and investments in the context of the European semester and, where appropriate, in the implementation of the set of reforms and investments that justify an extension of the adjustment period. The PFD contains, among other things: i) the analysis of the economic and cash accounts of public administrations in the previous year and of any deviations from the programme objectives; ii) the trend forecasts under current legislation, at least for the following three years; iii) an indication of the forecasts under unchanged policies for the main aggregates of the general government income statement for at least the following three years; iv) the trend forecasts, at least for the following three years, of the cash balance of the state sector and the indications on the related coverage methods; v) the identification of general rules on the evolution of public spending; (vi) detailed information on the results and forecasts of the accounts of the main spending areas, at least for the following three years.

The sixth Report on the status of implementation of the NRRP was published on 27 March 2025. According to the reported estimates, as of 31 December 2024, actual expenditure amounted to almost EUR 64 bn, approximately half of the resources received so far through the Recovery and Resilience Facility and a third of those allocated.

At European level, i) the European compass for competitiveness was presented, which, on the basis of the priorities indicated in the Draghi Report, outlines a clear strategic framework to guide EU work, including that aimed at creating

BANCA MONTE DEI PASCHI DI SIENA

Europe as the first climate-neutral continent; ii) the EU Agenda 2025 was presented, which sets out, among other things, the path towards a strong and united Europe and towards simplification; iii) the first Omnibus package was approved , which simplifies the rules on sustainability, with the aim of stimulating competitiveness and freeing up additional investment capacity, currently being approved by the European Council and under examination in Italy by the Senate’s EU policies committee.

Financial markets and monetary policy

After a positive start to the year, since the beginning of February the stock markets have been affected by the escalation of trade tensions with the volatility of global markets having increased significantly. The fall in American stock prices reflected fears of a domestic economic slowdown, while European stock markets benefited from an upward revision in the expected growth of the Eurozone, supported by the German infrastructure spending programme and the European rearmament plan. From the beginning of the year to 31 March 2025, the FTSE Mib has gained over +11% and the Euro Stoxx over +7%. The S&P500 lost almost -5% and the Nikkei -11% approximately. The Chinese Shanghai Shenzhen CSI 300 contained its losses (-1% approximately) thanks to investors’ interest in Chinese AI and the achievement of the government’s growth target. At the beginning of April, global stock markets recorded new strong corrections after the US imposition of differential reciprocal duties, which were followed by partial recoveries after the US suspension of tariffs for the most cooperative countries (excluding China).

In the first quarter of 2025, long-term interest rates in “risk-free” countries showed divergent paths. The 10-year Treasury yield fell, reflecting uncertainty over the fallout from U.S. trade policies. European yields rose, with the Bund accelerating after announcements on European military and German infrastructure spending plans. On 31 March 2025, the US 10-year rate stood at 4.21%, the German yield at 2.74% and the Italian yield at 3.87%, down 36, up 37 and up 35 basis points respectively compared to the end of 2024. The BTP-Bund spread closed the quarter at around 113 basis points, down -3 points compared to the 2024 close. However, in early April, with the escalation of tariffs, long-dated Treasury yields recorded a sharp rise on possible sales of US securities by foreign investors most affected by the tariffs (i.e. China) and forced liquidations of positions by hedge funds. The BTP-Bund spread rose again, approaching 130 basis points. Among rating agencies, S&P’s raised Italy’s rating to BBB+ (from BBB), with a stable outlook; Fitch has affirmed Italy’s rating at BBB with a positive outlook.

At its March meeting, the Federal Reserve kept the Fed funds rate unchanged in the range of 4.25%-4.50%, confirming caution while waiting for greater clarity on the impacts of trade policies and despite calls for action from the Government. The Authority reiterated that at the moment there are no conditions to start a cycle of cuts, underlining that monetary policy is already less restrictive and the economy remains solid, but in its most recent forecasts it has revised growth prospects downwards and inflation and unemployment upwards. Despite the majority of FOMC members still forecasting two cuts in the key rate this year, markets, with the worsening of tariff tensions, are weighing the risks of a US recession, expecting a greater number of cuts from the Fed.

The ECB, after having cut its key interest rates by 25 basis points in March, in April, with a unanimous decision, made a further reduction of 25 basis points, bringing the rate on the main refinancing operations to 2.40%, the rate on the deposit facility to 2.25% and the rate on the marginal lending facility to 2.65%. The authority reiterated that the deflationary process is continuing in line with expectations, while downside risks to growth have increased as a result of trade tensions. In the currency field, the Institute has stressed that it has no target on the exchange rate, although it recognises that the appreciation of the currency has a negative effect on inflation. The ECB plans to steer its upcoming monetary policy decisions using a data-driven approach, with decisions made on a case-by-case basis at each meeting.

The recomposition of the ECB balance sheet continued. The portfolios of the APP (Asset Purchase Programme) and the PEPP (Pandemic Emergency Purchase Programme) are shrinking at a measured and predictable pace, as the Eurosystem no longer reinvests the repaid principal on maturing securities.

Interim Financial Report

Significant events in the first three months of 2025

Voluntary public exchange offer on the ordinary shares of Mediobanca - Banca di Credito Finanziario Società per Azioni promoted by Banca Monte dei Paschi di Siena S.p.A.

On 23 January 2025, the Board of Directors of Banca MPS approved the launch of a voluntary Public Exchange Offer (the “Offer”) on all the ordinary shares of Mediobanca - Banca di Credito Finanziario Società per Azioni (“Mediobanca”). The Offer is conditional upon obtaining the relevant regulatory authorisations and meting the conditions indicated in the disclosure to the market of 24 January 2025, which will be further detailed in the Offer Document.

On 13 February 2025, the Parent Company filed the Offer Document with Consob. On the same date, Banca MPS submitted the following to the competent authorities: (i) the petitions to obtain the authorisations required by the sector regulations in relation to the Offer pursuant to Article 102, paragraph 4 of the TUF and Article 37-ter, paragraph 1, letter b) of the Issuers’ Regulations, and (ii) the notifications/communiques on antitrust and golden power matters.

The Offer is subject to the approval of the Offer Document by Consob, which will be published at the end of the investigation carried out by the Authority pursuant to Article 102, paragraph 4, of the TUF, which may intervene only following the obtaining of the above-mentioned additional authorisations and the approval, in exercise of the delegation, of the capital increase to service the Offer by the Board of Directors of BMPS.

With reference to the authorisations, it should be noted that, on 1 April 2025, the European Central Bank authorised the computability as Common Equity Tier 1 capital of the new shares issued to service the Offer and the statutory amendments concerning the delegation to the Board of Directors for the aforementioned capital increase, subject to the approval of such statutory amendments by the BMPS Shareholders’ Meeting. Furthermore, the Presidency of the Council of Ministers has resolved, in acceptance of the proposal of the Ministry of Economy and Finance, not to exercise the special powers pursuant to Legislative Decree no. 21 of 15 March 2012, converted into Law No. 56 of 11 May 2012 (the so-called golden power).

On 2 April 2025, the Parent Company also filed with Consob the Information Document, prepared pursuant to Art. 70 of the Issuers Regulation.

On 17 April 2025, the Extraordinary Shareholders’ Meeting resolved, with the favourable vote of 86% of the capital present, to grant the Board of Directors the authority to increase the capital to support the Offer.

The Public Exchange Offer is expected to be completed by the third quarter of 2025.

****

Furthermore, the following significant events occurred during the quarter:

On 3 January 2025, Banca MPS announced the exercise, on 22 January 2025, of the option for early full repayment of the Tier 2 subordinated bond called “€400,000,000 8.000 per cent. Reset Callable Subordinated Notes”. Subsequently, on 10 February 2025, it announced the exercise, on 2 March 2025, of the option for early full repayment of the senior bond denominated “€750,000,000 Fixed to Floating Rate Callable Senior Notes due 2 March 2026”. Both actions are carried out in accordance with the funding plan and have obtained the authorisations issued by the European Central Bank.

On 28 February 2025, Standard Ethics raised the Corporate Standard Ethics Rating (SER) of Banca MPS to ‘EE+’ from the previous ‘EE’. The rating agency confirmed that the upgrade to ‘EE+’(Very Strong) leads to the expected long-term rating and the outlook remains positive.

BANCA MONTE DEI PASCHI DI SIENA

Significant events after the end of the first three months of 2025

The Ordinary and Extraordinary Shareholders’ Meeting was held on 17 April 2025, during which the approval of the 2024 financial statements, the payment of the dividend, the report on the remuneration policy, the 2025 incentive system and the integration of the Board of Directors with the appointment as Directors of the directors already co-opted on 27 December 2024 were resolved. The Shareholders’ Meeting also resolved, with the favourable vote of 86% of the capital present, to grant the Board of Directors the power to increase the capital to service the voluntary public exchange offer by Banca Monte dei Paschi di Siena SpA for all the ordinary shares of Mediobanca - Banca di Credito Finanziario Società per Azioni. Furthermore, amendments to Articles 14 and 15 of the Articles of Association were approved, concerning the procedures for holding meetings and for presenting lists and managing the co-option of directors during their term.

2024-2028 Group Business Plan

On 5 August 2024, the Board of Directors of the Parent Company approved a new Business Plan for the period 2024-2028, “A Clear and Simple Commercial Bank Revolving Around Customers, Combining Technology With Human Touch”, which targets a Bank capable of successfully satisfying evolving customer demands through a process of corporate and technological innovation supported by a broad investment plan, fully leveraging talent, further improving business sustainability, strengthening financial statements and focusing on the distribution and creation of value for all stakeholders. For further details, please refer to the Annual Financial Report as at 31 December 2024.

In terms of earnings targets, the result for the first quarter of 2025 exceeds the Plan’s objectives, particularly due to higher revenues and lower operating expenses in a context of strict expenditure management and continuous focus on cost optimisation actions. On the credit front, the objectives of both ordinary destocking and restoration to performing status, in addition to the contributions from disposal operations (finalised in the latter part of the previous year), allowed the Gross NPE ratio to be maintained at Plan levels with a cost level slightly below Plan expectations (despite the uncertain macroeconomic context due also to geopolitical tensions). As a result of the economic trends described above, the profitability indicators (Cost income, ROE, ROTE) were all better than the Plan forecast. The Group also achieved a CET1 ratio of 19.6% (fully loaded) as at 31 March 2025, above the Plan and among the best levels in the banking system.

To implement the Plan’s actions, strategic projects have been initiated with a rigorous governance process aimed at monitoring activities and results.

Funding strategy

The 2025-2027 Group Liquidity and Funding Strategy defines the guidelines for management of the Group’s liquidity and funding over a long-term horizon, to support the development and objectives outlined in the Plan. For each of the forward-looking maturities, starting from the business plan and the developments expected from the imbalance created, it outlines the methods for obtaining cash and the counterbalancing capacity necessary for the processes to function in the short term, at the same time guaranteeing structural balance in the funding profile and medium/long-term business development. The maturity profile for the period 2025-2027 is mainly represented by ECB auctions, which, as at 31 March 2025, stood at EUR 8 bn (EUR 8.5 bn as at 31 December 2024, EUR 13 bn as at 31 December 2023), consisting of LTRO auctions amounting to EUR 4.5 bn and MRO auctions amounting to EUR 3.5 bn. In the period 2025-2027, other maturities are represented by institutional bonds, amounting to approximately EUR 5 bn to be repaid, of which:

-	EUR 1.8 bn in 2025 (EUR 1 bn in covered bonds and EUR 0.8 bn in senior unsecured bonds);
-	EUR 2.7 bn in 2026 (EUR 1.1 bn in covered bonds and EUR 1.6 bn in senior unsecured bonds);
-	EUR 0.5 bn in 2027 (EUR 0.5 bn in senior unsecured bonds).

In January 2025, the call of the Tier 2 subordinated bond with a nominal value of EUR 0.4 bn issued in January 2020, with original maturity 2030, was exercised; in March 2025, the call of the senior unsecured bond with a nominal value of EUR 0.8 bn issued in February 2023, with original maturity in 2026, was also exercised. During the year, it will also be possible to exercise the call option on an additional Tier 2 subordinated bond issued in September 2020, also with an original maturity set in 2030, with a nominal value of EUR 0.3 bn; In 2026, the call of a senior unsecured bond of EUR 0.5 bn (whose final due date is in 2027) may be exercised. The exercise of the aforementioned calls will take place based on

Interim Financial Report

cost effectiveness in terms of spread/replacement rate, the liquidity/capital situation and will in any case be subject to prior authorisation from the competent supervisory authorities (SRB/ECB).

Against the scheduled maturities, the Group’s funding strategy aims to maintain liquidity ratios at adequate levels, well above regulatory limits, and to ensure – with particular regard to public bond issuance plans – that the targets set in terms of liquidity ratios and MREL are met. The 2025-2027 Group Liquidity and Funding Strategy will in any case require annual implementation, as appropriate, which will illustrate in greater detail the actual actions to be taken during the reference year and the authorisations to the operating structures for their implementation.

Commitments related to the State Aid received in 2017

Information on the Commitments revised by the European Commission and made public on 3 October 2022 can be found in the Annual Financial Report as at 31 December 2024 to which reference is made.

As of 31 March 2025, the Parent Company is awaiting the formal closure of commitments from the European Commission, following the release of the Monitoring Trustee’s report based on the financial data for the last quarter of 2024. The Parent Company was substantially in compliance with its commitments.

BANCA MONTE DEI PASCHI DI SIENA

CONDENSED CONSOLIDATED INTERIM

FINANCIAL STATEMENTS

Interim Financial Report

Consolidated balance sheet

	Assets	31 03 2025	31 12 2024
10.	Cash and cash equivalents	12,336.8	13,249.4
20.	Financial assets measured at fair value through profit or loss	8,575.6	6,532.8
	a) financial assets held for trading	8,063.0	6,076.6
	c) other financial assets mandatorily measured at fair value	512.6	456.2
30.	Financial assets measured at fair value through other comprehensive income	2,095.9	2,337.4
40.	Financial assets measured at amortised cost	91,494.5	90,525.9
	a) Loans to banks	3,283.4	3,365.8
	b) Loans to customers	88,211.1	87,160.1
50.	Hedging derivatives	422.7	94.2
60.	Change in value of macro-hedged financial assets (+/-)	(632.4)	(411.5)
70.	Equity investments	677.0	672.3
90.	Property, plant and equipment	2,088.4	2,109.1
100.	Intangible assets	143.5	156.1
	- of which goodwill	7.9	7.9
110.	Tax assets	2,583.0	2,536.9
	a) current	80.5	104.3
	b) deferred	2,502.5	2,432.6
120.	Non-current assets held for sale and disposal groups	1,105.0	1,128.7
130.	Other assets	3,689.7	3,670.4
	Total Assets	124,579.7	122,601.7

BANCA MONTE DEI PASCHI DI SIENA

continues: Consolidated balance sheet

Total Liabilities and Shareholders’ Equity		31 03 2025	31 12 2024
10.	Financial liabilities measured at amortised cost	103,436.8	102,751.4
	a) due to banks	9,864.2	9,811.3
	b) due to customers	83,986.8	82,632.2
	c) debts securities issued	9,585.8	10,307.9
20.	Financial liabilities held for trading	2,736.0	2,605.7
30.	Financial liabilities designated at fair value	121.1	119.7
40.	Hedging derivatives	310.9	358.4
50.	Change in value of macro-hedged financial liabilities (+/-)	(0.1)	(0.7)
60.	Tax liabilities	29.7	5.6
	a) current	25.4	1.3
	b) deferred	4.3	4.3
70.	Liabilities associated with non-current assets held for sale and discontinued operations	975.6	976.7
80.	Other liabilities	3,909.5	3,132.0
90.	Provision for employees severance pay	69.9	69.7
100.	Provision for risks and charges:	941.4	933.9
	a) financial guarantees and other commitments	149.2	149.6
	b) post-employment benefits	3.2	3.3
	c) other provisions	789.0	781.0
120.	Valuation reserves	46.9	60.4
150.	Reserves	4,135.1	2,184.3
170.	Share capital	7,453.5	7,453.5
190.	Non-controlling interests (+/-)	0.3	0.3
200.	Net Profit (loss) for the period (+/-)	413.1	1,950.8
	Total Liabilities and Shareholders’ Equity	124,579.7	122,601.7

Interim Financial Report

Consolidated income statement

Items		31 03 2025	31 03 2024*
10.	Interest income and similar revenues	1,008.7	1,232.0
	of which interest income calculated applying the effective interest rate method	839.8	1,014.0
20.	Interest expense and similar charges	(472.5)	(654.3)
30.	Net interest income	536.2	577.7
40.	Fee and commission income	454.3	419.1
50.	Fee and commission expense	(58.3)	(56.8)
60.	Net fee and commission income	396.0	362.3
70.	Dividends and similar income	1.6	4.9
80.	Net profit (loss) from trading	37.2	44.8
90.	Net profit (loss) from hedging	0.5	(0.4)
100.	Gains/(losses) on disposal/repurchase of:	11.5	(12.7)
	a) financial assets measured at amortised cost	9.8	(12.1)
	b) Financial assets measured at fair value through other comprehensive income	1.7	-
	c) financial liabilities	-	(0.6)
110.	Net profit (loss) from financial assets and liabilities measured at fair value through profit or loss	(9.8)	(7.6)
	a) financial assets and liabilities designated at fair value	0.9	2.0
	b) other financial assets mandatorily measured at fair value	(10.7)	(9.6)
120.	Net interest and other banking income	973.2	969.0
130.	Net impairment (losses)/reversals on	(76.0)	(111.5)
	a) financial assets measured at amortised cost	(75.5)	(111.6)
	b) financial assets measured at fair value through other comprehensive income	(0.5)	0.1
140.	Modification gains/(losses)	(1.0)	(2.2)
150.	Net income from banking activities	896.2	855.3
180.	Net income from banking and insurance activities	896.2	855.3
190.	Administrative expenses:	(511.1)	(561.7)
	a) personnel expenses	(323.4)	(307.9)
	b) other administrative expenses	(187.7)	(253.8)
200.	Net provision for risks and charges:	(24.4)	13.0
	a) commitments and guarantees issued	0.4	16.2
	b) other net provisions	(24.8)	(3.2)
210.	Net adjustments to/recoveries on property, plant and equipment	(22.8)	(25.5)
220.	Net adjustments to/recoveries on intangible assets	(15.6)	(16.7)
230.	Other operating expenses/income	58.7	57.9
240.	Operating expenses	(515.2)	(533.0)
250.	Gains (losses) on investments	14.7	15.3
260.	Net gains (losses) on property, plant and equipment and intangible assets measured at fair value	2.0	-
280.	Gains (losses) on disposal of investments	-	(6.1)
290.	Profit (loss) before tax from continuing operations	397.7	331.5
300.	Tax (expense)/recovery on income from continuing operations	15.4	(3.5)
310.	Profit (loss) after tax from continuing operations	413.1	328.0
320.	Profit (loss) after tax from discontinued operations	-	4.7
330.	Profit (loss) for the period	413.1	332.7
340.	Net Profit (loss) attributable to non-controlling interests	-	-
350.	Parent company’s net profit (loss) for the period	413.1	332.7

BANCA MONTE DEI PASCHI DI SIENA

	31 03 2025	31 03 2024*
Basic Earnings per Share (Basic EPS)	0.328	0.264
of continuing operations	0.328	0.260
of groups of assets held for sale and discontinued operations	(0.000)	0.004
Diluted Earnings per Share (Diluted EPS)	0.328	0.264
of continuing operations	0.328	0.260
of groups of assets held for sale and discontinued operations	(0.000)	0.004

* The data were restated in the 2024 income statement to take into consideration the classification of the subsidiary Monte Paschi Banque S.A. as a discontinued operation, in accordance with the provisions of IFRS 5.

Interim Financial Report

Consolidated Statement of Comprehensive Income

Items		31 03 2025	31 03 2024
10.	Profit (loss) for the period	413.1	332.7
	Other comprehensive income after tax not recycled to profit or loss	0.4	6.9
20.	Equity instruments designated at fair value through other comprehensive income	0.9	1.9
30.	Financial liabilities designated at fair value through profit or loss (change in the entity’s own credit risk)	(0.5)	(1.9)
80.	Non-current assets held for sale	-	2.4
90.	Share of valuation reserves of equity-accounted investments	-	4.5
	Other comprehensive income after tax recycled to profit or loss	(13.9)	(9.1)
110.	Exchange differences	(1.0)	0.5
120.	Cash flow hedges	(4.5)	(0.1)
140.	Financial assets (other than equity securities) measured at fair value through other comprehensive income	1.6	(2.1)
160.	Share of valuation reserves of equity-accounted investments	(10.0)	(7.4)
170.	Total other comprehensive income after tax	(13.5)	(2.2)
180.	Total Comprehensive income (Item 10+130)	399.6	330.5
190.	Consolidated comprehensive income attributable to non-controlling interests	-	-
200.	Consolidated comprehensive income attributable to Parent Company	399.6	330.5

BANCA MONTE DEI PASCHI DI SIENA

Consolidated statement of changes in equity - 31 March 2025

				Allocation of profit from prior		Change during the year
				year			Shareholders’ equity transactions
	Balance as at 31 12 2024	Change in opening balances	Balance as at 01 01 2025	Reserves	Dividends and other	Change in Reserves	Issue of new shares	Purchase of treasury shares	Extraordinary distribution of dividends	Change in equity instruments	Treasury share derivatives	Stock options	Change in equity investments	Total comprehensive income as at 31 03 2025	Total equity as at 31 03 2025	Group equity as at 31 03 2025	Non controlling interests as at 31 03 2025
Share capital:	7.454,0	-	7.454,0	-	-	-	-	-	-	-	-	-	-	-	7.454,0	7.453,4	0,6
a) ordinary shares	7.454,0	-	7.454,0	-	-	-	-	-	-	-	-	-	-	-	7.454,0	7.453,4	0,6
b) other shares		-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Reserves:	2.183,0	-	2.183,0	1.950,6	-	-	-	-	-	-	-	-	-	-	4.133,6	4.135,1	(1,5)
a) from profits	2.186,2	-	2.186,2	1.950,6	-	-	-	-	-	-	-	-	-	-	4.136,8	4.138,3	(1,5)
b) other	(3,2)	-	(3,2)	-	-	-	-	-	-	-	-	-	-	-	(3,2)	(3,2)	-
Valuation reserves	61,7	-	61,7	-	-	-	-	-	-	-	-	-	-	(13,5)	48,1	46,9	1,2
Net profit (loss) for the period	1.950,6	-	1.950,6	(1.950,6)	-	-	-	-	-	-	-	-	-	413,1	413,1	413,1	-
Total equity	11.649,3	-	11.649,3	-	-	-	-	-	-	-	-	-	-	399,6	12.048,8	12.048,5	0,3
Group equity	11.649,0	-	11.649,0	-	-	-	-	-	-	-	-	-	-	399,6	12.048,5	12.048,5	X
Non-controlling interest	0,3	-	0,3	-	-	-	-	-	-	-	-	-	-	-	0,3	X	0,3

As at 31 March 2025, shareholders’ equity, including non-controlling and the result for the period, amounted to EUR 12,048.8 mln, compared with EUR 11,649.3 mln as at 31 December 2024, representing a net increase of EUR 399.5 mln. This performance was due to: (i) the profit for the period of EUR 413.1 mln, and (ii) the net negative change in valuation reserves of EUR 13.5 mln, the details of which are shown in the statement of comprehensive income to which we refer.

Interim Financial Report

Consolidated statement of changes in equity as at 31 March 2024

				Allocation of profit from prior		Change during the year
				year			Shareholders’ equity transactions
	Balance as at 31 12 2023	Change in opening balances	Balance as at 01 01 2024	Reserves	Dividends and other payments	Change in Reserves	Issue of new shares	Purchase of treasury shares	Extraordinary distribution of dividends	Change in equity instruments	Treasury share derivatives	Stock options	Change in equity investments	Total comprehensive income as at 31 03 2024	Total equity as at 31 03 2024	Group equity as at 31 03 2024	Non controlling interests as at 31 03 2024
Share capital:	7.454,1	-	7.454,1	-	-	-	-	-	-	-	-	-	-	-	7.454,1	7.453,5	0,6
a) ordinary shares	7.454,1	-	7.454,1	-	-	-	-	-	-	-	-	-	-	-	7.454,1	7.453,5	0,6
b) other shares	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Reserves:	444,2	-	444,2	2.051,6	-	(2,0)	-	-	-	-	-	-	-	-	2.493,9	2.495,1	(1,1)
a) from profits	576,3	-	576,3	2.051,6	-	(2,0)	-	-	-	-	-	-	-	-	2.625,9	2.627,2	(1,2)
b) other	(132,1)	-	(132,1)	-	-	-	-	-	-	-	-	-	-	-	(132,1)	(132,1)	-
Valuation reserves	29,2	-	29,2	-	-	-	-	-	-	-	-	-	-	(2,2)	27,0	25,8	1,2
Net profit (loss) for the period	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total equity	2.051,6	-	2.051,6	(2.051,6)	-	-	-	-	-	-	-	-	-	332,7	332,7	332,7	-
Group equity	9.979,1	-	9.979,1	-	-	(2,0)	-	-	-	-	-	-	-	330,5	10.307,6	10.307,0	0,6
Non-controlling interest	9.978,5	-	9.978,5	-	-	(2,0)	-	-	-	-	-	-	-	330,5	10.307,0	10.307,0	X
Share capital:	0,7	-	0,7	-	-	-	-	-	-	-	-	-	-	-	0,6	X	0,6

As at 31 March 2024, shareholders’ equity, including non-controlling and the result for the period, amounted to EUR 10,307.6 mln, compared with EUR 9,979.1 mln as at 31 December 2023, representing a net increase of EUR 328.5 mln. This performance was mainly due to: (i) the profit for the period of EUR 332.7 mln, and (ii) the net negative change in valuation reserves of EUR 2.2 mln, the details of which are shown in the statement of comprehensive income to which we refer.

BANCA MONTE DEI PASCHI DI SIENA

Consolidated cash flow statement - indirect method

A. OPERATING ACTIVITIES	31 03 2025	31 03 2024
1. Cash flow from operations	850.4	498.7
Profit (loss) (+/-)	413.1	332.7
Capital gains/losses on financial assets held for trading and on assets/liabilities designated at fair value (+/-)	141.3	(182.2)
Net gains (losses) on hedging activities	(0.5)	0.4
Net impairment losses/reversals	112.0	152.9
Net adjustments/recoveries on property, plant and equipment and intangible assets (+/-)	36.4	42.7
Net provisions for risks and charges and other costs/revenues (+/-)	27.2	(11.1)
Unpaid charges, taxes and tax credit	(15.4)	3.5
net adjustments to/recoveries on discontinued operations, after tax (+/-)	0.4	-
Other adjustments	135.9	159.8
2. Cash flow from (used in) financial assets	(3,035.5)	(2,420.8)
Financial assets held for trading	(2,121.3)	(1,014.6)
Other financial assets mandatorily measured at fair value	(67.1)	(67.4)
Financial assets measured at fair value through other comprehensive income	259.5	56.6
Financial assets measured at amortised cost	(983.4)	(1,710.3)
Other assets	(123.2)	314.9
3. Cash flow from (used in) financial liabilities	1,275.3	3,610.6
Financial liabilities measured at amortised cost	672.7	522.4
Financial liabilities held for trading	133.8	3,355.7
Financial liabilities designated at fair value	1.4	1.2
Other liabilities	467.4	(268.7)
Net cash flow from (used in) operating activities	(909.8)	1,688.5

B. INVESTMENT ACTIVITIES	31 03 2025	31 03 2024
1. Cash flow from	-	0.1
Sales of property, plant and equipment	-	0.1
2. Cash flow used in	(2.8)	(2.4)
Purchase of property, plant and equipment	(1.8)	(2.2)
Purchase of intangible assets	(1.0)	(0.2)
Net cash flow from (used in) investment activities	(2.8)	(2.3)

C. FUNDING ACTIVITIES	31 03 2025	31 03 2024
Net cash flow from (used in) funding activities	-	-

NET CASH FLOW FROM (USED IN) OPERATING, INVESTMENT AND FUNDING ACTIVITIES DURING THEPERIOD	(912.6)	1,686.2

Reconciliation

Accounts	31 03 2025	31 03 2024
Cash and cash equivalents at beginning of the year	13,249.4	14,317.3
Net increase (decrease) in cash and cash equivalents	(912.6)	1,686.2
Cash and cash equivalents at end of the year	12,336.8	16,003.5

BANCA MONTE DEI PASCHI DI SIENA

EXPLANATORY NOTES

BANCA MONTE DEI PASCHI DI SIENA

Accounting Policies

The Interim Financial Report of the Monte dei Paschi di Siena Group as at 31 March 2025, approved by the Board of Directors on 8 May 2025, includes the Interim Report on Operations and the Condensed Consolidated Interim Financial Statements and has been prepared in accordance with the IFRS accounting standards issued by the International Accounting Standards Board and the related interpretations of the IFRS Interpretations Committee adopted by the European Union, as established by EU Regulation No. 1606 of 19 July 2002 and in force as at 31 March 2025.

For the purposes of preparing these condensed consolidated interim financial statements, the provisions of IAS 34 “Interim financial reporting” have been adopted, in order to comply with any obligations to update the Offer Document prepared as part of the voluntary public exchange offer for all ordinary shares of Mediobanca, described in more detail in the paragraph “Significant events during the period” included in the interim report on operations. As allowed by IAS 34, the option to prepare quarterly information in a summary format has been utilised instead of the full information required for the annual consolidated financial statements. The preparation of this Condensed Consolidated Interim Report does not modify the definition of interim financial reporting period which continues to be six months.

The Condensed Consolidated Interim Financial Statements, prepared using the euro as the reporting currency, include the Consolidated Income Statement, the Consolidated Statement of Comprehensive Income, the Consolidated Statement of Changes in Equity, the Consolidated Cash Flow Statement, the Explanatory Notes; the Condensed Consolidated Interim Financial Statements and the Explanatory Notes, unless otherwise indicated, are drawn up in millions of euros.

For the preparation of the Condensed Consolidated Interim Financial Statements, the accounting policies have been applied of the provisions of Bank of Italy Circular No. 262 of 22 December 2005, “Bank financial statements: schemes and compilation rules” and subsequent updates, most recently the 8th update published on 17 November 2022.

The Condensed Consolidated Interim Financial Statements show, in addition to the amounts pertaining to the reporting period, also the corresponding comparison data as at 31 December 2024 for the Consolidated Balance Sheet and for the first quarter of 2024 for:

-     the Consolidated Income Statement;

-     the Consolidated Statement of Comprehensive Income;

-     the Consolidated Statement of Changes in Equity; and

-     the Consolidated Cash Flow Statement.

As illustrated in the Consolidated Financial Statements as of 31 December 2024, on 13 June 2024 the Board of Directors of the Parent Company approved an exclusivity agreement with a private equity fund for the sale of the subsidiary Monte Paschi Banque SA, the completion of which is expected by the end of 2025. Commencing the Half-Yearly Financial Statements for the period ending 30 June 2024, the investee in question was classified as a discontinued operation pursuant to IFRS 5. In particular, in the balance sheet as at 31 March 2025, the assets and related liabilities of the subsidiary are shown in the consolidated balance sheet items “Non-current assets held for sale and disposal groups” and “Liabilities associated with disposal groups”, without any restatement of comparative balances. With reference to the income statement, the contribution of the associate was recorded in income statement item 320 “Profit (loss) after tax from discontinued operations” for the first three months of 2025 and for the previous comparison period, which was therefore restated compared to that originally published. Specifically, the positive contribution of Monte Paschi Banque S.A., amounting to EUR 4.7 mln at 31 March 2024, which in Interim Financial Report as at 31 March 2024 was reported in various items of the income statement as a result of line-by-line consolidation, has been reclassified to the above income statement item. From a measurement perspective, the application of the measurement criterion set out in IFRS 5 had a negative impact on the Group’s net equity and profit for the year ended 31 March 2025 of approximately EUR 39.4 mln (of which approximately EUR 36.4 mln was recognised at 31 December 2024) and approximately EUR 3.0 mln, respectively.

The Condensed Consolidated Interim Financial Statements as at 31 March 2025 are drafted with clarity and give a true and fair view of the Bank’s assets, financial position, profit and loss for the period, change in shareholders’ equity and the cash flows generated.

With reference to the classification, recognition, measurement, derecognition and reporting of the various asset and liability entries, as well as the methods for recognising revenue and costs, the accounting principles used for the preparation of these Condensed Consolidated Interim Financial Statements are the same as those used for preparation of the Consolidated Financial Statements as at 31 December 2024, to which the reader is referred for more detail.

Interim Financial Report

The Interim Report as at 31 March 2025 is accompanied by the statement of the Financial Reporting Officer, pursuant to paragraph 2 of Article 154-bis of the Consolidated Law on Finance.

The Condensed consolidated financial statements as at 31 March 2025 are subject to limited review by the independent auditors PricewaterhouseCoopers S.p.A..

An illustration of the new accounting standards, or the changes to existing standards approved by the IASB is provided below, as well as the new interpretations or changes to existing interpretations published by IFRIC, with separate reporting on those applicable in 2025 from those applicable in subsequent years.

IAS/IFRS accounting standards and related SIC/IFRIC interpretations endorsed whose application is mandatory as of the 2025 financial statements

Regulation (EU) 2024/2862, of 12 November 2024, endorsed the amendment to IAS 21 “The Effects of Changes in Foreign Exchange Rates: Lack of Exchangeability”, published by the IASB on 15 August 2023. The amendment clarifies when a currency is convertible or not convertible into another currency, how to estimate the exchange rate if the currency is not convertible, and the disclosures to be made in the notes to the financial statements.

The amendment will become effective on 1 January 2025, but early adoption is permitted.

The aforementioned amendment is not expected to have a significant impact on the Group’s financial position and equity.

IAS/IFRS accounting standards and related SIC/IFRIC interpretations endorsed, the application of which is mandatory after 31 December 2025

None to report as at the date of these Condensed Consolidated Interim Financial Statements as at 31 March 2025.

IAS/IFRS international accounting standards and related SIC/IFRIC interpretations issued by the IASB and still awaiting approval from the European Commission

On 9 April 2024, the IASB published IFRS 18 “Presentation and Disclosure in Financial Statements”, which replaces IAS 1 “Presentation of Financial Statements”. The new standard establishes the presentation and disclosure requirements for financial statements with the aim of making the information more transparent and comparable and to ensure that it faithfully represents the assets, liabilities, shareholders’ equity, revenues and costs of the entity. The main changes compared to IAS 1 are:

•	the classification of income and expenses in five categories (operating, investing, financing, income taxes, discontinued operations) based on the core business activities of the entity;
•	new statement items with partial totals (operating profit; profit before financing and income taxes);
•	increased obligations relating to the labelling of items as well as the aggregation and disaggregation of information based on characteristics that agree (or not) with financial statement items;
•	the introduction of disclosure requirements to include management-defined performance measures (MPMs) – i.e. financial performance measures based on new required totals or subtotals under IFRS, with certain adjustments (i.e. adjusted profit or loss).

The new standard also involves limited amendments to other standards, including IAS 7 “Statement of Cash Flows”, IAS 33 “Earnings per Share” and IAS 34 “Interim Financial Reporting”.

Application becomes effective from 1 January 2027; Pursuant to IAS 34, the entity will be required to present its income statement in compliance with IFRS 18 requirements in the 2027 half-yearly financial statements.

The Group is assessing the impact of these new amendments, which affect the presentation of the profit and loss account and disclosures in the financial statement, must be appropriately coordinated with Bank of Italy Circular No. 262 (i.e. the circular regulating financial statement formats and the rules for compiling financial statements of banks).

On 9 May 2024, the IASB published IFRS 19 “Subsidiaries without Public Accountability: Disclosures”. Under certain conditions, the new standard allows subsidiaries that apply the international accounting standards to provide reduced financial statement disclosures, thus lowering their financial statement preparation costs. In order to apply the standard, the subsidiary: i) must not have “public responsibility” i.e. must not have instruments admitted to trading in a public market or must not hold assets, on trust, for a large group of persons and ii) must have a parent company, either final or intermediate, which prepares consolidated financial statements in accordance with international accounting standards. The application of IFRS 19 is optional for eligible subsidiaries and enters into force from 1 January 2027.

BANCA MONTE DEI PASCHI DI SIENA

The adoption of this standard is not expected to have a significant impact on the Group’s financial statements.

On 30 May 2024, the IASB published the amendments to IFRS 9 and IFRS 7 “Amendments to the Classification and Measurement of Financial Instruments”. The amendments to the two standards clarify certain critical aspects of the classification and measurement of financial instruments pursuant to IFRS 9 that emerged from the post-implementation review of the standard. In particular, the amendments addressed:

•	assessing contractual cash flow characteristics of financial assets with ESG-linked features. On this topic, the IASB has listed some examples of financial instruments to determine whether the SPPI requirement is met. More specifically:
o	an arrangement whereby interest is to be paid if the borrower meets a contracted ESG target (e.g. to reduce carbon emissions) is consistent with a basic lending arrangement and, therefore, enables a positive assessment;
o	an arrangement that provides for the adjustment of an market variable-linked interest rate (e.g. the carbon price index) does not compensate the lender for the risks and costs associated with lending the principal amount; therefore, it does not qualify as a basic lending arrangement.
•	settling financial liabilities using an electronic payment system. The amendments permit liability to be settled in cash using an electronic payment system before the settlement date (by exception from the applicable rules) only when the payment instruction issued by the entity:
a)	cannot be withdrawn, stopped or cancelled;
b)	the cash to be used for settlement of the payment instruction cannot be accessed and
c)	the settlement risk associated with the electronic payment system is insignificant (i.e. when a standard procedure is used to execute the payment instruction and there is a short period between the fulfilment requirements (a) and (b) and the delivery of the cash to the counterparty. However, the settlement risk is not insignificant if the execution of the payment instruction is contingent on the entity’s ability to deliver cash on the settlement date.

With these amendments to IFRS 9 - Financial Instruments, the IASB also introduced additional disclosure requirements to improve transparency for the benefit of investors as regards equity instruments for which the option has been exercised for the recognition of changes in fair value in the statement of comprehensive income (OCI election) and financial instruments with contingent characteristics, e.g. associated with ESG-linked objectives. The amendments apply to financial years beginning on or after 1 January 2026.

The Group is evaluating the potential impacts of the new provisions.

On 18 July 2024 the IASB published its “Annual Improvements Volume 11” containing clarifications, simplifications, corrections and minor amendments to IFRS accounting standards to improve consistency. These concerned the following accounting standards:

- IFRS 1 “First-time Adoption of International Financial Reporting Standards”

- IFRS 7 “Financial Instruments: Disclosures’ and Guidance on implementing IFRS 7,

- IFRS 9 “Financial Instruments”

- IFRS 10 “Consolidated Financial Statements”; and

- IAS 7 “Statement of Cash Flow”.

The changes apply from 1 January 2026, with early application permitted upon completion of the European approval process. The changes, given their limited nature, are not of particular interest to the Group.

Finally, on 18 December 2024, the IASB published amendments to IFRS9 and IFRS7 entitled “Contracts Referencing Nature-dependent Electricity” requiring specific disclosures in financial statements for contract of these types.

Nature-dependent electricity contracts are contracts that expose the company to variability in the underlying amount of electricity because the source of electricity generation depends on uncontrollable natural conditions (for example, wind, sun, etc. These include both contracts to buy or sell nature-dependent electricity and financial instruments that reference such electricity. These contracts are often structured as long-term power purchase agreements (“PPAs”), which:

•	provide a quantity of electricity generated by the nature-dependent energy source to the purchaser at a fixed unit price (“physical PPAs”) in addition to environmental certificates; or
•	contain a swap that pays out the net difference between a fixed-price cash flow and a variable-price cash flow related to a quantity of nature-dependent energy (“virtual PPPs” or “VPPAs”) and provide the corresponding environmental certificates.

Interim Financial Report

A unique feature of these PPAs is that whether and how much electricity is generated by the reference plant at any given time is determined by the nature-dependent sources. The IASB’s amendments:

•	introduce guidelines to assess whether contracts meet “own use” requirements and, therefore, can continue to be considered to be held for the purpose of the receipt of energy in accordance with the entity’s expected usage requirements, thus exempting the contract from the accounting treatment provided for contracts to buy or sell non-financial items. This occurs if the entity has been, and expects to be, a net purchaser of electricity for the contract period (i.e. if it buys sufficient electricity to offset the sales of any unused electricity in the same market in which it sold the electricity.
•	incorporate the hedge accounting treatment required by IFRS 9 if the contract has been designated in a cash flow hedging relationship. In this case, it is permissible to designate as the hedged item a variable nominal amount of forecast electricity transactions that is aligned with the variable amount of nature-dependent electricity expected to be delivered by the generation facility as referenced in the hedging instrument.
•	introduce specific disclosures with regard to contracts to purchase energy from natural sources that meet “own use” requirements.

The amendments apply as of 1 January 2026. Early application is permitted. In particular, the changes relating to the “own use” exemption apply retrospectively under IAS 8, while the changes relating to hedge accounting treatment apply prospectively to relationships designated on or after the date of first application.

The aforementioned amendment is not expected to have a significant impact on the Group’s financial position and equity.

Estimates and assumptions when preparing the Interim Financial Report

The application of certain accounting standards necessarily implies the use of estimates and assumptions that impact the values of the assets and liabilities recognised in the financial statements as well as the disclosure provided on contingent assets and liabilities. The assumptions underlying the estimates developed take into consideration all available information at the date on which this Interim Financial Report was drafted as well as the assumptions considered reasonable, also in light of historical experience. By their very nature, it is therefore not possible to exclude that the assumptions used, albeit reasonable, may not be confirmed in the future scenarios in which the Group will be operating. In particular, the reference macroeconomic scenario continues to present significant elements of uncertainty. The delicate geopolitical balances, the tightening of US trade policy, the crisis in the Chinese real estate market, and the upward pressure on natural gas prices could, in fact, hinder economic growth, resulting in a deterioration in the confidence of families and businesses. Domestic demand could also be affected by still restrictive monetary and financial conditions, as well as by the progressive reduction of incentives for the redevelopment of homes not offset by the impetus provided by the works of the National Recovery and Resilience Plan.

A further source of uncertainty is represented by the effects resulting from climate change, whose manifestations are becoming increasingly frequent and of serious impact.

These uncertainties have affected this Report’s estimates, with significant judgement required in selecting the assumptions and hypotheses underlying the estimates. The results that will be achieved in the future could therefore differ from the estimates made for the purposes of these Financial Statements and as a result adjustments may be required, to an extent that cannot currently be predicted or estimated, with respect to the carrying amount of the assets and liabilities recognised.

In this regard, please note that estimates could need to be revised following changes in the circumstances on which they were based, the availability of new information or the increased experience gained.

The following illustrates the new aspects and refinements in the valuation processes that were introduced during the first quarter of 2025, referring to the specific sections of the explanatory notes to the Consolidated Financial Statements as of 31 December 2024 for detailed information on the measurement processes conducted.

Macroeconomic forecasts for 2025, 2026 and 2027

On 6 March 2025, the ECB published the periodic update of the macroeconomic forecasts for the Eurozone prepared by its staff with the contribution of the individual national central banks. The euro area economy is expected to slow down its projected recovery – after slightly weaker-than-expected growth at the end of 2024 – due to persistently high levels of geopolitical, economic and trade policy uncertainty.

In detail, the average annual growth rate of GDP in real terms is expected to be 0.9% in 2025, rising to 1.2% in 2026 and 1.3% in 2027. Compared to the December 2024 projections, the changed macroeconomic context, characterised by

BANCA MONTE DEI PASCHI DI SIENA

strong uncertainty on both domestic and trade policies, has led to a downward revision of the data relating to exports and, to a lesser extent, investments, for which the prospects for GDP growth have been revised downwards by 0.2 percentage points for both 2025 and 2026, while they are unchanged for 2027.

Overall inflation measured by the harmonised index of consumer prices (HICP) stands at 2.3% in 2025, up 0.2% compared to December due to higher energy commodity prices and the depreciation of the euro, and at 1.9% in 2026 (unchanged compared to December); They have been slightly revised downwards for 2027 due to the slightly less favourable outlook for the energy component at the end of the time horizon considered.

The macroeconomic projections for Italy, which are not part of a joint Eurosystem exercise, unlike those of June and December, were released by the Bank of Italy in the document “Macroeconomic projections for the Italian economy” published on 4 April and confirmed in the Economic Bulletin of 11 April 2025. Growth projections, compared to those published last December, are revised downwards, reflecting more unfavourable hypotheses on the international context connected to the tightening of trade policies (due to the effects of the tariffs announced on 2 April by the United States), partly offset by the expansion of consumption and investments. Assuming no retaliatory measures by the European Union and other economies, GDP is expected to increase by 0.6% this year (0.8% in the December 2024 forecast), by 0.8% and 0.7% in 2026 and 2027 respectively (1.1% and 0.9% in December 2024).

Inflation forecasts, almost unchanged from December, see consumer inflation - equal to 1.1% on average in 2024 - which would be 1.6% in the current year (1.5% in December 2024), and 1.5% and 2.0% respectively in 2026 and 2027 (data unchanged from December 2024).

This being said, the following is information on the main macroeconomic and financial indicators included in the “baseline”, “severe but plausible” and “best” scenarios, referring to the period 2025-2027, from the IFRS 9 models used for the determination of staging and loan losses from a forward-looking perspective.

Scenario	Year	GDP	Unemployment rate	Consumer Price Index	3-month interbank interest rate	Eurirs 10y interest rate (%)	Interest rate on 10- year BTPs	Short-term interest rate on loans to families and businesses
Baseline	2025	0.65%	5.96%	2.01%	2.05%	2.17%	3.34%	4.10%
Interim	2026	0.71%	5.81%	2.07%	2.02%	2.37%	3.52%	3.81%
Report on operations	2027	0.53%	5.58%	2.04%	2.44%	3.01%	4.05%	3.89%
	AVG	0.63%	5.78%	2.04%	2.17%	2.51%	3.64%	3.93%
Severe but plausible	2025	0.11%	6.14%	3.03%	2.54%	2.50%	3.98%	4.47%
Interim	2026	0.14%	6.44%	2.26%	2.51%	2.72%	4.31%	4.26%
Report on operations	2027	0.13%	6.74%	1.77%	2.46%	3.01%	4.53%	4.02%
	AVG	0.13%	6.44%	2.35%	2.50%	2.74%	4.28%	4.25%
Best	2025	1.32%	5.86%	1.69%	2.06%	2.30%	3.35%	4.10%
Interim	2026	1.38%	5.42%	1.60%	2.32%	2.63%	3.45%	4.02%
Report on operations	2027	1.04%	4.86%	1.69%	2.48%	3.23%	3.91%	3.93%
	AVG	1.25%	5.38%	1.66%	2.29%	2.72%	3.57%	4.01%

To account for the increased uncertainty of the recent period, the Group has updated the macroeconomic scenarios from those used as of 31 December 2024.

The set of macroeconomic forecast scenarios used for this Interim Financial Report, based on the forecasts formulated by an external provider in January 2025 and approved by the Board of Directors of the Parent Company on 6 March 2025, appears to be more conservative than the scenarios adopted by the Group at 31 December 2024 and than the aforementioned 2025-27 macroeconomic forecasts provided by the Bank of Italy. The update of the macroeconomic scenarios led to the recognition of higher provisions for EUR 11.6 mln.

Furthermore, always in order to better align the three-year forecasts to the changed macroeconomic context, the asymmetric treatment was adopted for the estimate of the ECL considering only the “Baseline” and “Severe But Plausible” scenarios - weighted at 66.6% and 33.3% respectively - replacing the 3 “Best”, “Baseline” and “Severe But

Interim Financial Report

Plausible” scenarios - weighted respectively at 21.05%, 52.63% and 26.32% - used for the estimates at 31 December 2024. The adoption of this approach resulted in additional adjustments totalling EUR 12.9 mln.

$$$$

With regard to management overlay, for the purpose of this Interim Financial Report, the Group has decided to maintain substantial methodological continuity with that adopted for the Financial Statements as at 31 December 2024. It should be remembered that, as at 31 December 2024, “post-model adjustments” had been applied to the results of the ECL estimation methods, within the framework of flexibility allowed by IFRS 9 and in light of the greater prudence necessary in relation to emerging risks deriving from the current and forward-looking contexts. The overlays were necessary to complement the results of the models in production, in order to better capture the uncertainties and risks inherent in the forecasts as well as the observed/predicted deviations from the long-term time series.

On the whole, prudent loan loss provisions as at 31 March 2025 included prudent items of approximately EUR 79.9 mln, an increase of EUR 10.7 mln compared to 31 December 2024.

The increase compared to 31 December 2024 is attributable to the introduction of the management overlay relating to the asymmetry of the scenarios described above. However, the management overlays adopted at 31 December 2024 remain confirmed and substantially unchanged, for details please refer to paragraph. “Methods to measure expected losses” contained in “Part E - Information on risks and hedging policies” of the Consolidated Financial Statements as at 31 December 2024.

This without prejudice to the transitional nature of the aforementioned management overlays linked to the implementation of IFRS 9 fine-tuning to the modelling framework, in addition to the consideration that the results deriving from the aforementioned models are influenced by macroeconomic scenarios largely dependent on phenomena that are not fully consolidated and in any case still subject to extreme variability and uncertainty.

$$$$

The determination of expected credit losses involves significant elements of judgment, with particular reference to the model used to measure losses and the related risk parameters, to the triggers deemed to express significant credit deterioration and the selection of macroeconomic scenarios. In particular, the inclusion of forward-looking factors is a particularly complex exercise, as it requires macroeconomic forecasts to be formulated, scenarios and associated probabilities of occurrence to be selected, and a model to be defined capable of expressing the relationship between the aforementioned macroeconomic factors and the default rates of the exposures subject to valuation.

In order to assess how forward looking factors may influence expected losses, it is considered reasonable to carry out a sensitivity analysis in the context of different scenarios based on forecasts consistent with the evolution of the various macroeconomic factors. The innumerable interrelations between the individual macroeconomic factors are such as to render a sensitivity analysis of expected losses based on the individual macroeconomic factor of little significance.

The table below highlights the sensitivity for the main credit portfolios of the Group consisting of cash loans to customers, belonging to the corporate and retail segments of the two banks (Banca MPS and Widiba), which represent almost all of the Group’s total gross exposure, net of loans classified in the portfolio of non-current assets held for sale and disposal groups.

The analysis shows, in line with the same approach adopted for 2024, the impact for each level of risk on gross exposures, on the adjustments and on the coverage ratio in the cases where a weight equal to 100% of the baseline, severe but plausible and best-case scenarios, respectively, is used instead of the scenario defined as weighted - i.e. based on weightings that the Group has attributed to each scenario8 - used by the Group for estimating the stages of risk and value adjustments as at 31 March 2025.

The weighted scenario used for the accounting valuations as at 31 March 2025 is positioned, in terms of adversity, between the severe but plausible and best cases. In particular, for non-impaired exposures:

•	the portfolio’s sensitivity to the severe but plausible scenario would see (i) a shift of counterparties to stage 2, whose gross exposure would increase by EUR 707 mln (+6.79%), with a consequent increase in ECL

8 The weighted scenario was determined using a weightings of 21.05%, 52.6% and 26.32% for the “Best”, “Baseline” and “Severe but plausible” scenarios respectively.

BANCA MONTE DEI PASCHI DI SIENA

estimated at around 14% (approximately EUR 44.8 mln) and a higher average coverage of approximately 20 bps, (ii) a corresponding reduction in counterparties in stage 1, whose exposure would decrease by EUR 707 mln (-1.09%), a slight increase in ECL of 0.01% (approximately EUR 0.01 mln) with average coverage remaining substantially unchanged;

•	the sensitivity of the portfolio to the baseline scenario would see (i) a decrease in counterparties in stage 2, whose exposure would decline slightly by approximately EUR 39 mln (-0.38%), with a consequent decrease in ECL estimated at around 1.21% (approximately EUR 3.88 mln) and average coverage essentially unchanged (-2.6 bps), (ii) a modest increase in terms of exposures of approximately EUR 39 mln (+0.06%) and a slight increase in ECL of approximately EUR 0.3 mln (+0.29%) for stage 1, with average coverage unchanged;

•	conversely, the sensitivity analysis of the portfolio to the best-case scenario would see (i) a reduction in the stock of stage 2 positions equal to EUR 388 mln (a reduction of 3.73%) with a potential economic benefit on the ECL of about EUR 34 mln (10.63%), and a consequent decrease in the coverage ratio of about 22 bps; (ii) an increase in stage 1 counterparties, whose exposure would grow by EUR 388 mln (an increase of 0.60%), a decrease in ECL of about 1.86% (about EUR 1.87 mln) and a lower average coverage of 0.4 bps.

The sensitivity analysis of adjustments of non-performing exposures would see an increase in the severe but plausible scenario for about EUR 23.02 mln (+1.42%) and a reduction of about EUR 1.52 mln (-0.09%) and a reduction of EUR 25.01 mln (-1.54%) in the baseline and best case scenarios, respectively.

Interim Financial Report

Scenarios (Delta in €/mln)
	Weighting	Best	Severe but Plausible	Baseline
STAGE 1 Gross exposure	64,685.4	388.1	(707.0)	39.0
of which CORPORATE	36,003.6	346.7	(677.3)	37.7
of which RETAIL	28,681.8	41.4	(29.7)	1.3
STAGE 1 Value adjustments	100.4	(1.9)	0.0	0.3
of which CORPORATE	71.9	(0.7)	(0.7)	0.2
of which RETAIL	28.5	(1.2)	0.7	0.1
STAGE 1 coverage ratio (%)	0.16%	0.00%	0.00%	0.00%
of which CORPORATE	0.20%	0.00%	0.00%	0.00%
of which RETAIL	0.10%	0.00%	0.00%	0.00%
STAGE 2 Gross exposure	10,404.9	(388.1)	707.0	(39.0)
of which CORPORATE	7,634.1	(346.7)	677.3	(37.7)
of which RETAIL	2,770.8	(41.4)	29.7	(1.3)
STAGE 2 Value adjustments	320.2	(34.0)	44.8	(3.9)
of which CORPORATE	259.7	(28.0)	39.2	(3.5)
of which RETAIL	60.4	(6.0)	5.6	(0.4)
STAGE 2 coverage ratio (%)	3.08%	-0.22%	0.21%	-0.03%
of which CORPORATE	3.40%	-0.22%	0.19%	-0.03%
of which RETAIL	2.18%	-0.19%	0.18%	-0.01%
STAGE 3 Gross exposure	3,496.4	-	-	-
of which CORPORATE	2,661.8	-	-	-
of which RETAIL	834.6	-	-	-
STAGE 3 Value adjustments	1,621.6	(25.0)	23.0	(1.5)
of which CORPORATE	1,331.5	(13.1)	12.0	(0.8)
of which RETAIL	290.1	(11.9)	11.0	(0.7)
STAGE 3 coverage ratio (%)	46.38%	-0.72%	0.66%	-0.04%
of which CORPORATE	50.02%	-0.49%	0.45%	-0.03%
of which RETAIL	34.77%	-1.43%	1.32%	-0.09%
TOTAL ADJUSTMENTS	2,042.2	(60.9)	67.8	(5.1)
of which CORPORATE	1,663.1	(41.8)	50.5	(4.1)
of which RETAIL	379.1	(19.1)	17.3	(1.0)

However, it cannot be ruled out that a deterioration in the credit situation of debtors, also as a result of possible negative effects on the economy related to the macroeconomic environment, could lead to the recognition of further losses, including significant ones, compared to those considered at 31 March 2025.

Impairment test of equity investments and goodwill

In compliance with IAS 36, at each reporting or interim reporting date, the MPS Group verifies for its equity investments and for the goodwill recognised in the balance sheet assets that there is no objective evidence that could lead it to believe that the book value of such assets is not entirely recoverable.

With specific reference to equity investments, the method adopted by the MPS Group envisages alternative use of a set of indicators based on several factors, referring to the investee, including the type of business, market listing and budget objectives. The presence of impairment indicators entails the recognition of a write-down in the amount for which the recoverable value is lower than the book value. The recoverable amount pursuant to IAS 36 is the higher between its fair value, net of costs to sell, and its value in use, equal to the present value of future cash flows that the company expects from continuous use of the asset and its disposal at the end of its useful life.

BANCA MONTE DEI PASCHI DI SIENA

The Group’s valuations as at 31 March 2025 showed the triggers holding steady and recoverable amounts higher than the book values and therefore no adjustments were made to the carrying amount of the equity investments.

With reference to goodwill, this is fully allocated to the Widiba CGU, an investee subject to verification of the presence of impairment indicators based on the methodology described above. A valuation carried out on the equity investment therefore indicates an impairment of goodwill. It should be noted that, as of 31 March 2025, the analysis conducted did not reveal any trigger events that would necessitate updating the impairment test, compared to what was already in use at the closure of the consolidated financial statements on 31 December 2024.

Property valuation

The Group applies the method of redetermination of value (revaluation method) for the measurement of property assets for business use pursuant to IAS 16 and of the fair value for investment properties pursuant to IAS 40, for measurement subsequent to the initial recognition. The revaluation method requires that the assets used in the business, whose fair value can be reliably measured, are recognised at a restated value, equal to their fair value at the date of the revaluation, net of depreciation and any losses for accumulated impairment. For properties held for investment purposes, the Group has chosen the fair value measurement method, according to which, after initial recognition, all investment properties are measured at fair value.

The fair value of the properties, whether they are for business use or investment properties, is determined using the appropriate appraisals prepared by qualified independent companies operating in the specific sector able to provide property valuations based on the RICS Valuation standard, which guarantee that the fair value is determined in line with the indications of IFRS 13 and that the appraisers meet the professional, ethical and independence requirements in keeping with the provisions of international and European standards.

The Group carries out half-yearly valuations of real estate assets, both for investment property and properties for business use. The entire real estate portfolio was subject to valuation on 31 December 2024. Given the substantial stability of the financial and real estate parameters underlying the valuations and in the absence of changes in the general conditions of the properties, no events were detected that could generate significant variations as of 31 March 2025 compared to the valuations carried out on 31 December 2024.

Estimation and assumptions on recoverability of deferred tax assets

In compliance with the provisions of IAS 12 and the communication of ESMA of 15 July 2019, the initial recognition of the DTAs and their subsequent inclusion in the financial statements require a judgement on the likelihood of recovering the amounts recognised. This assessment was carried out in substantial continuity with the assumptions adopted for the Consolidated Financial Statements as at 31 December 2024. For more information in general concerning the methodological approach used by the Group in the valuation of deferred tax assets, please refer to par. 11.8 “Other information” in the Explanatory Notes to the Consolidated Financial Statements - Part B of the MPS Group’s Consolidated Financial Statements as at 31 December 2024.

The valuation exercise conducted resulted in an overall increase in value of DTAs for EUR 144.0 mln, with the following effects on the Group’s accounts:

•	with reference to DTAs for consolidated tax losses, a revaluation of EUR 125.9 mln;
•	with reference to DTAs for tax losses for purposes of the additional corporate income taxes (IRES), a revaluation of EUR 18.1 mln;

As a result of the aforementioned valuation, the Group had DTAs not stated as assets in the Balance Sheet, totalling EUR 1,443.5 mln as at 31 March 2025 (EUR 1,587.5 mln as at 31 December 2024).

For the Group, this amount is a potential asset not subject to any time limits according to current tax legislation, with the exception of the limits to carrying forward, in case of extraordinary transactions, envisaged by art. 172 and 173 of Italian Presidential Decree no. 917/1986; the relative recognition in balance sheet assets will be evaluated at the future reporting dates based on the Group’s profit outlook.

The probability test model in use in MPS Group includes some input data whose fluctuations in value can significantly influence the final result of the DTA valuation recognised in financial statements. Specifically, these are:

1)	total “average YoY income” (pre-tax profit taken from the Business Plan, projected for the years beyond the first three years, but adjusted so that it is not higher than the average ROE for the banking sector);
2)	discount rate of future results (coefficient used in the risk-adjusted profits approach);

Interim Financial Report

3)	tax rates for IRES, IRES additional tax and IRAP (tax on production).

Certain indications on the sensitivity of results of the valuation model are provided below, assuming both an increase and decrease in each of the input data listed above. The effects shown in the table refer to the difference that would have occurred for the tax item in the income statement as at 31 March 2025, compared to the amount actually recognised, changing the individual variable as indicated.

Inputs	Decrease		Effect on income statements of decrease in DTAs (EUR/mln)	Increase		Effect on income statements of increase in DTAs (EUR/mln)
Average Group income (cap)	-100	mln	-140.5	+100	mln	140.5
Discount rate of prospective results	-1%		157.7	+1%		-140.0
IRES tax rate	-1%		-86.7	+1%		86.7

Rights of use in lease agreements

IFRS 16 indicates that assets for rights of use acquired through lease agreements must be checked for indicators of impairment, similar to what takes place for owned assets.

In order to identify events or situations that could lead to impairment, IAS 36 specifies that reference should be made to indicators obtained from:

-	internal sources, such as signs of obsolescence and/or physical deterioration of the asset, restructuring plans or branch closures;
-	external sources, such as the increase in interest rates or other rates of return on the market for investments that may cause a significant decrease in the recoverable amount of the asset.

During the first quarter, no indicators arose that could determine the recognition of significant impairment losses with reference to right-of-use assets as of 31 March 2025.

Going concern

The Condensed Consolidated Interim Financial Statements as at 31 March 2025 were prepared on a going concern basis.

After a forward looking assessment of the financial and liquidity positions, with regard to the indications provided in Document no. 2 of 6 February 2009 and Document no. 4 of 3 March 2010, issued jointly by the Bank of Italy, Consob and ISVAP, and subsequent amendments, the Directors can reasonably expect that the Group will continue to operate as a going concern in the foreseeable future and therefore deemed it appropriate to prepare these Condensed Consolidated Interim Financial Statements on the basis of the going concern assumption.

BANCA MONTE DEI PASCHI DI SIENA

Scope and methods of consolidation

Investments in wholly-owned subsidiaries

					Ownership
				Type of	Relationship		Available
			Registered	relationship	Held	Shareholding	Votes %
	Name	Headquarters	office	(*)	by	%	(**)
A	Companies						.
A.0	BANCA MONTE DEI PASCHI DI SIENA S.p.a.	Siena	Siena
A.1	Companies consolidated on a line-by-line basis
A.1	MONTE PASCHI FIDUCIARIA S.p.A.	Siena	Siena	1	A.0	100.00
A.2	MPS LEASING E FACTORING BANCA PER I SERVIZI FINANZIARI ALLE IMPRESE S.p.a.	Milan	Milan	1	A.0	100.00
A.3	MPS TENIMENTI POGGIO BONELLI E CHIGI SARACINI SOCIETA’ AGRICOLA S.p.a.	Castelnuovo Berardenga (SI)	Castelnuovo Berardenga (SI)	1	A.0	100.00
A.4	G.IMM ASTOR S.r.l.	Lecce	Lecce	1	A.0	52.00
A.5	AIACE REOCO S.r.l. in liquidazione (in liquidation)	Siena	Siena	1	A.0	100.00
A.6	MAGAZZINI GENERALI FIDUCIARI DI MANTOVA S.p.a.	Mantua	Mantua	1	A.0	100.00
A.7	MONTE PASCHI BANQUE S.A. (***)	Paris	Paris	1	A.0	100.00
7.1	MONTE PASCHI CONSEIL FRANCE SOCIETE PAR ACTIONS SEMPLIFIEE	Paris	Paris		A.7	100.00
7.2	IMMOBILIERE VICTOR HUGO S.C.I.	Paris	Paris		A.7	100.00
A.8	MPS COVERED BOND S.r.l.	Conegliano	Conegliano	1	A.0	90.00
A.9	MPS COVERED BOND 2 S.r.l.	Conegliano	Conegliano	1	A.0	90.00
A.10	CIRENE FINANCE S.r.l.	Conegliano	Conegliano	1	A.0	60.00
A.11	SIENA MORTGAGES 07-5 S.p.a.	Conegliano	Conegliano	2	A.0	7.00
A.12	SIENA PMI 2016 S.r.l.	Conegliano	Conegliano	2	A.0	10.00

(*) Type of relationship:

1 = majority of voting rights at ordinary shareholders’ meetings

2 = other forms of control

(**) Votes available in the ordinary shareholders’ meeting, distinguishing between actual and potential.

(***) the investee MPS Banque S.A. is classified as a discontinued operation pursuant to IFRS 5.

The condensed consolidated interim report includes the balance sheet and income statement results of the Parent Company and its direct and indirect subsidiaries. In particular, the scope of consolidation, as specifically set out in the IAS/IFRS, includes all subsidiaries, irrespective of their legal status, of business activity pursued in sectors other than the Parent Company’s core business, of their being going concerns or wound-up companies, or of whether the equity investment consists of a merchant banking transaction. The scope of consolidation includes all types of entities, regardless of nature, for which the concept of control introduced by IFRS 10 applies. Structured entities are also consolidated when the requirement of actual control recurs, even if there is no stake in the entity.

For further information on the methods of consolidation, reference should be made to the Notes to the Consolidated Financial Statements as at 31 December 2024, Part A “Accounting Policies”.

Compared to the situation on 31 December 2024, there are no changes reported.

Interim Financial Report

Income statement and balance sheet reclassification principles

The balance sheet and income statement are shown below in reclassified form according to management criteria in order to provide an indication of the Group’s general performance based on economic and financial information that can be quickly and easily determined.

A disclosure is provided below on the aggregations and main reclassifications systematically performed with respect to the financial statements established by Circular no. 262/05. The breakdown of these aggregations and reclassifications are provided, with separate statements, in the annexes to this file, also in compliance with the requirements of Consob Communication no. 6064293 of 28 July 2006.

Please note that as of 30 June 2024, in view of the ongoing negotiations with a potential buyer, the subsidiary Monte Paschi Banque S.A. (hereinafter MP Banque) has been classified as a discontinued operation and is therefore valued at the expected sale price, which is lower than its net book value, in accordance with IFRS 5. As at the date of this Report, the valuation of MP Banque pursuant to this standard has resulted in a P&L impact of EUR -3.0 mln (before tax) recognised under restructuring costs; excluding this effect, the subsidiary has made a positive contribution of about EUR 2.9 mln to the Group’s profit. Therefore, as at 31 March 2025, in order to ensure continuity with with the previously published comments and to facilitate understanding of the P&L and balance sheet trends against the corresponding comparative periods, the costs and the revenues as well as assets and liabilities relating to the consolidated contribution of the subsidiary MP Banque, although classified as a discontinued operation pursuant to IFRS 5, are presented line-by-line within the respective P&L and balance sheet items.

Finally, it should be noted that the balance sheet and profit and loss figures for the first quarter of 2025 and the comparative data for the first and third quarters of 2024 related to the insurance associates AXA MPS Assicurazioni Danni S.p.A. and AXA MPS Assicurazioni Vita S.p.A., are estimated by these companies using simplified proxies or calculation models due to the increased complexity of the accounting calculations under IFRS 17 and IFRS 9.

Income statement data

•	The item “Net interest income” includes the balance of financial statement items 10 “Interest income and similar revenues” and 20 “Interest expense and similar charges”, and the portion relating to the subsidiary MP Banque equal to EUR 6.8 mln recognised in item 320 “ Profit (loss) after tax from discontinued operations”.
•	The item “Net fees and commissions income” includes the balance of financial statement items 40 “Fee and commission income” and 50 “Fee and commission expense”. The aggregate also includes the portion relating to the subsidiary MP Banque equal to EUR 2.0 mln, recognised under item 320 “Profit (loss) after tax from discontinued operations”.
•	The item “Dividends, similar income and gains (losses) on investments” incorporates financial statement item 70 “Dividends and similar income” and the relevant portion of profits from investments in associates, equivalent to EUR 14.7 mln, included in financial statement item 250 “Gains (losses) on investments”. The aggregate is shown net of the dividends earned on equity securities other than equity investments (EUR +0.2 mln), reclassified in item “Net Profit from Trading, the Fair Value Measurement of Assets/Liabilities and Net Gains on Disposals/Repurchases”.
•	The item “Net Profit from Trading, the Fair Value Measurement of Assets/Liabilities and Net Gains on Disposals/Repurchases” includes the values of financial statement items 80 “Net Profit (Loss) from Trading”, 100 “Gains (Losses) on Disposal/Repurchase”, and 110 “Net Profit (Loss) from Other Financial Assets and Liabilities Measured at Fair Value through Profit or Loss”, net of the contribution from loans to customers (EUR -0.7 mln) and securities deriving from sale/securitisation transactions of non-performing loans (EUR -9.8 mln) posted to the reclassified item “Cost of Customer Credit”. This aggregate also incorporates values relating to dividends received on equity securities other than equity investments (EUR +0.2 mln) and the portion relating to the subsidiary MP Banque for EUR +0.02 mln recognised under Item 320 “Profit (Loss) after tax from discontinued operations”.
•	The item “Net Profit (loss) from Hedging” includes Item 90 “Net Profit (loss) from Hedging”.
•	The item “Other operating income (expenses)” includes the balance of Item 230 “Other operating expenses/income” net of:

o	recoveries of indirect taxes and duties and other expenses, which are now under the reclassified item “Other administrative expenses” (EUR 57.4 mln);

BANCA MONTE DEI PASCHI DI SIENA

o	recoveries of training expenses, reclassified as decreases in “Personnel expenses” (EUR 0.7 mln) and “Other administrative expenses” (EUR 0.2 mln);

o	other recoveries of personnel expenses, reclassified as a reduction of “Personnel expenses” (EUR 0.5 mln).

•	The item “Personnel expenses” includes the balance of financial statement item 190a “Personnel expenses” minus charges of EUR 3.1 mln, related to early retirements or access to the Solidarity Fund, which were reclassified under “Restructuring costs/one-off charges”. The aggregate also includes the recovery of training costs (EUR 0.7 mln) and other recoveries of personnel expenses (EUR 0.5 mln) recorded in the financial statements under item 230 ’Other operating expenses/income’ as well as the share of the cost relating to the subsidiary MP Banque amounting to EUR 2.2 mln, recorded under item 320 “Profit (Loss) from discontinued operations after tax”.
•	The item “Other Administrative Expenses” includes the balance of item 190b “Other Administrative Expenses”, reduced by the following cost items:

-	DTA fee, convertible into tax credit, for an amount of EUR 14.4 mln (posted to the reclassified item “DTA Fee”);

-	charges, equal to EUR 6.6 mln, relating to costs incurred in relation to the voluntary public exchange offer on all ordinary shares of Mediobanca announced in January 2025, attributed to the reclassified item “Extraordinary transaction charges”.

The item also incorporates indirect taxes and other expenses recovered from customers (EUR 57.4 mln), and the recovery of expenses incurred for training (EUR 0.2 mln) recorded in the financial statements under item 230 “Other operating expenses/income” as well as the portion of the cost relating to the subsidiary MP Banque for EUR 3.4 mln, recognised under item 320 “Profit (loss) after tax from discontinued operations”.

•	The Item “Net value adjustments to property, plant and equipment and intangible assets” includes the values of the financial statement Items 210 “Net Value Adjustments/recoveries on Property, Plant and Equipment” and 220 “Net Value Adjustments/recoveries on Intangible Assets”. Adjustments of EUR -0.5 mln referring to the closure of branches were separated from the aggregate, recognised under the reclassified item “Restructuring Costs/One-off Charges”. Also included is the portion of impairment losses relating to the subsidiary MP Banque for EUR -0.5 mln, recognised under item 320 “Profit (loss) after tax from discontinued operations”.
•	Item “Cost of Customer Credit” includes the income statement components relating to loans to customers under items 110b “Net Profit (Loss) on Financial Assets and Liabilities mandatorily Measured at Fair Value” (EUR -0.7 mln), 130a “Net Impairment (Losses) Reversals for Credit Risk on Financial Assets Measured at Amortised Cost” (EUR - 79.6 mln), 140 “Modification Gains/Losses” (EUR -1.0 mln) and 200a “Net Provisions for Risks and Charges - Commitments and Guarantees issued” (EUR +0.4 mln). The item also includes the P&L components relating to securities from disposal/securitisation of non-performing loans recognised under 110b “Net result of other Financial assets mandatorily measured at fair value” (EUR -9.8 mln). The aggregate reflects a net adjustments (EUR -0.4 mln) and net provisions for risks and charges for commitments and guarantees issued (EUR +0.1 mln) for the subsidiary MP Banque, recorded under item 320 “Profit (loss) after tax from discontinued operations”.
•	The item “Net Impairment(losses)/reversals on securities and loans to bank” includes the portion relating to securities (EUR +3.7 mln) and loans to banks (EUR +0.4 mln) of item 130a “Net impairment (losses)/reversals for credit risk of financial assets measured at amortised cost” and item 130b “Net impairment (losses)/reversals for credit risk of financial assets measured at fair value through other comprehensive income”.
•	The item “Other net provisions for risks and charges” includes the balance of financial statement item 200 “Net provisions for risks and charges”, reduced by component relative to loans to customers of item 200a “Net provisions for risks and charges - commitments and guarantees given” (EUR +0.4 mln), which was included in the specific item “Cost of customer credit”.
•	The item “Other gains (losses) on equity investments” includes the balance of financial statement item 250 “Gains (losses) on equity investments”, cleared of EUR 14.7 mln as the portion of profit of the insurance associates, reclassified under “Dividends, similar income and gains (losses) on investments”.
•	The item “Restructuring Costs/One-off Charges” includes the following amounts:

-	costs for EUR 3.1 mln relating to early retirements or access to the Solidarity Fund accounted for in financial statements item 190a “Personnel expenses”;

-	charges, equal to EUR 0.5 mln, relating to branch closures, recorded in item 210 “Net Value Adjustments/recoveries on Property, Plant and Equipment”;
-	charges equal to EUR 3.0 mln relating to the expected loss - attributable to the first quarter of 2025 – on the disposal of the subsidiary MP Banque, which is included in item 320 “Profit (loss) after tax from discontinued operations”.

Interim Financial Report

•	The item “Costs of extraordinary operations” includes costs, equal to EUR 6.6 mln, incurred in relation to the public exchange offer (OPS) on Mediobanca and accounted for in the balance sheet under item 190b “Other administrative expenses”.

•	The item “Risks and charges associated with SRF, DGS and similar schemes” includes charges related to contributions to deposit guarantee schemes, the deposit guarantee fund and the life insurance guarantee fund referred to in Law No. 213 of 30 December 2023, recorded under item 190b “Other administrative expenses”. All components have a zero balance as of 31 March 2025.

•	The item “DTA fee” includes charges relating to the fee on DTAs that can be converted into a tax credit recognised under item 190b “Other administrative expenses”, for EUR 14.4 mln.

•	The item “Net Gains (Losses) on Property, Plant and Equipment and Intangible Assets Measured at Fair Value” includes the balance of financial statement item 260 “Net Gains (Losses) on Property, Plant and Equipment and Intangible Assets Measured at Fair Value”.

•	Item “Gains (Losses) on Disposal of Investments” includes the balance of financial statement item 280 “Gains (Losses) on Disposal of Investments”.

•	The item “Income tax for the period” includes the balance of item 300 “Income tax for the period from current operations” and the portion relating to the subsidiary MP Banque for EUR +0.4 mln recognised in item 320 “Profit (Loss) after tax from discontinued operations”.

•	The item “Profit (loss) after tax from discontinued operations” includes the balance of item 320 “Profit (loss) after tax from discontinued operations” which was fully cancelled. In detail, the EUR -3.0 mln relating to the expected loss for the first quarter of 2025 from sale of the subsidiary MP Banque was restated to “Restructuring costs/One-off costs” and the subsidiary’s profit for the period of EUR 2.9 mln was restated in the related individual income statement items.

•	The “Profit (loss) for the period” includes the balance of item 330 “Profit (loss) for the period”.

Balance sheet data

•	The asset item “Cash and cash equivalents” includes item 10 “Cash and cash equivalents”, supplemented by the portion of the subsidiary MP Banque for EUR 791.6 mln, recognised in item 120 “Non-current assets held for sale and disposal groups”.

•	The asset item “Loans to Central Banks” includes the portion relating to operations with central banks of financial statement item 40 “Financial assets measured at amortised cost”. The aggregate also incorporates the portion referring to the subsidiary MP Banque, equal to EUR 8.7 mln and recognised under item 120 “Non-current assets held for sale and disposal groups”.

•	The asset item “Loans to banks” includes the portion relating to operations with banks of item 40 “Financial assets measured at amortised cost” and item 20 “Financial assets measured at fair value through profit or loss”. The aggregate also incorporates the portion referring to the subsidiary MP Banque, equal to EUR 0.7 mln and recognised under item 120 “Non-current assets held for sale and disposal groups”.

•	The Asset item “Loans to Customers” includes the portion relating to loans to customers in item 20 “Financial assets measured at fair value through profit or loss”, item 40 “Financial assets measured at amortised cost”, including EUR 223.1 mln recognised in item 120 “Non-current assets held for sale and disposal groups”, of which EUR 221.6 mln referring to the subsidiary MP Banque.

•	The asset item “Securities assets” includes the portion relating to securities in item 20 “Financial Assets measured at fair value through profit or loss”, item 30 “Financial assets measured at fair value through other comprehensive income” and item 40 “Financial assets measured at amortised cost”. The aggregate also incorporates the portion equal to EUR 27.5 mln recognised under item 120 “Non-current assets held for sale and disposal groups”.
•	The asset item “Derivatives” includes the portion relating to derivatives of financial statement items 20 “Financial Assets Measured at Fair Value through Profit or Loss” and 50 “Hedging Derivatives”.

•	The asset item “Equity investments” includes item 70 “Equity investments”.

•	Asset item “Property, plant and equipment and intangible assets” includes item 90 “Property, plant and equipment”, item 100 “Intangible assets” and the amounts totalling EUR 42.2 mln relating to property, plant and equipment and intangible assets in item 120 “Non-current assets held for sale and disposal groups”, of which EUR 16.0 mln refer to the subsidiary MP Banque.

•	Asset item “Tax assets” includes item 110 “Tax assets” and the portion relating to the subsidiary MP Banque, equal to EUR 1.0 mln, recognised under item 120 “Non-current assets held for sale and disposal groups”.

BANCA MONTE DEI PASCHI DI SIENA

•	The Asset item “Other assets” includes item 60 “Change in value of macro-hedged financial assets”, item 130 “Other assets”, and the amounts in item 120 “Non-current assets held for sale and disposal groups” not included in the previous items and amounting to EUR 10.1 mln, all of which referring to the subsidiary MP Banque.

•	The liability item “Due to customers” includes item 10b “Financial liabilities measured at amortised cost - due to customers”, the component relating to customer securities of item 10c “Financial liabilities measured at amortised cost - debt securities issued” and amounts in item 70 "Liabilities associated with disposal groups" for EUR 900.5 mln referring entirely to the subsidiary MP Banque.

•	The liability item “Securities Issued” includes financial statement item 10c “Financial Liabilities Measured at Amortised Cost - Debt Securities Issued”, excluding the component relating to customer securities, and item 30 “Financial Liabilities designated at Fair Value”.

•	The liability item “Due to central banks” includes the portion of item 10a “Financial liabilities measured at amortised cost - Due to banks” relating to operations with central banks.

•	The liability item “Due to banks” includes the portion of item 10a “Financial liabilities measured at amortised cost - due to banks” relating to operations with banks (excluding central banks) and amounts in item 70 “Liabilities associated with disposal groups” for EUR 0.4 mln referring entirely to the subsidiary MP Banque.

•	The liability item “On-Balance-Sheet Financial Liabilities Held for Trading” includes the portion of financial statement item 20 “Financial Liabilities Held for Trading” net of the amounts relating to derivatives for trading.

•	The liability item “Derivatives” includes financial statement item 40 “Hedging Derivatives” and the portion related to derivatives in financial statement item 20 “Financial Liabilities Held for Trading”.

•	The liability item “Provision for specific use” includes item 90 “Employee severance indemnities”, item 100 “Provisions for risks and charges” and the amounts in item 70 “Liabilities associated with assets held for sale” equal to EUR 2.9 mln and referring entirely to the subsidiary MP Banque.

•	The liability item “Tax liabilities” includes item 60 “Tax liabilities” and the amount in item 70 “Liabilities associated with assets held for sale” equal to EUR +1.0 mln, entirely attributable to the subsidiary MP Banque.

•	The liability item “Other liabilities” includes item 50 “Change in value of macro-hedged financial liabilities”, item 80 "Other liabilities" and amounts in item 70 “Liabilities associated with disposal groups” not restated under previous items (totalling EUR 31.8 mln and referring entirely to the subsidiary MP Banque).

•	The liability item “Group net equity” includes item 120 “Valuation reserves”, item 150 “Reserves”, item 170 “Share Capital”, item 200 "Profit (loss) for the period”.

Interim Financial Report

Reclassified income statement

Reclassified Consolidated Income Statement

			change
MONTEPASCHI GROUP	31 03 2025	31 03 2024	Abs.	%
Net interest income	543.0	587.0	(44.0)	-7.5%
Net fee and commission income	397.9	365.3	32.6	8.9%
Income from banking activities	940.9	952.3	(11.4)	-1.2%
Dividends, similar income and gains (losses) on investments	16.1	19.0	(2.9)	-15.3%
Net profit (loss) from trading, the fair value measurement of assets/liabilities and Net gains (losses) on disposals/repurchases	49.6	34.4	15.2	44.2%
Net profit (loss) from hedging	0.5	(0.4)	0.9	n.m.
Other operating income (expenses)	0.1	7.4	(7.3)	-98.6%
Total Revenues	1,007.3	1,012.8	(5.5)	-0.5%
Administrative expenses:	(433.7)	(419.7)	(14.0)	3.3%
a) personnel expenses	(321.3)	(304.6)	(16.7)	5.5%
b) other administrative expenses	(112.4)	(115.1)	2.7	-2.3%
Net value adjustments to property, plant and equipment and intangible assets	(38.4)	(42.4)	4.0	-9.4%
Operating expenses	(472.1)	(462.0)	(10.1)	2.2%
Pre-Provision Operating Profit	535.2	550.8	(15.6)	-2.8%
Cost of customer credit	(91.0)	(105.7)	14.7	-13.9%
Net impairment (losses)/reversals on securities and loans to banks	3.6	(0.8)	4.4	n.m.
Net operating income	447.7	444.3	3.4	0.8%
Other net provisions for risks and charges	(24.7)	(4.0)	(20.7)	n.m.
Other gains (losses) on equity investments	-	0.0	-	n.m.
Restructuring costs / One-off costs	(6.7)	(7.7)	1.0	-13.0%
Costs of extraordinary operations	(6.6)	-	(6.6)	n.m.
Risks and charges associated to the SRF, DGS and similar schemes	-	(75.0)	75.0	n.m.
DTA Fee	(14.4)	(15.3)	0.9	-5.9%
Net gains (losses) on property, plant and equipment and intangible assets measured at fair value	2.0	-	2.0	n.m.
Gains (losses) on disposal of investments	-	(6.1)	6.1	n.m.
Profit (Loss) for the period before tax	397.3	336.2	61.1	18.2%
Income tax for the period	15.8	(3.5)	19.3	n.m.
Profit (Loss) after tax	413.1	332.7	80.4	24.2%
Net profit (loss) for the period	413.1	332.7	80.4	24.2%
Net profit (loss) attributable to non-controlling interests	-	-	-	n.m.
Parent company's net profit (loss) for the period	413.1	332.7	80.4	24.2%

BANCA MONTE DEI PASCHI DI SIENA

Quarterly trend in reclassified consolidated income statement

	2025	2024
MONTEPASCHI GROUP	1°Q 2025	4°Q 2024	3°Q 2024	2°Q 2024	1°Q 2024
Net interest income	543.0	588.0	595.6	585.2	587.0
Net fee and commission income	397.9	373.5	356.0	370.5	365.3
Income from banking activities	940.9	961.5	951.6	955.7	952.3
Dividends, similar income and gains (losses) on investments	16.1	25.7	26.8	21.2	19.0
Net profit (loss) from trading, the fair value measurement of assets/liabilities and Net gains (losses) on disposals/repurchases	49.6	14.8	25.6	40.3	34.4
Net profit (loss) from hedging	0.5	(0.3)	(2.3)	2.0	(0.4)
Other operating income (expenses)	0.1	(5.3)	4.9	(1.3)	7.4
Total Revenues	1,007.3	996.3	1,006.7	1,017.9	1,012.8
Administrative expenses:	(433.7)	(432.2)	(425.1)	(420.9)	(419.7)
a) personnel expenses	(321.3)	(311.1)	(309.5)	(303.6)	(304.6)
b) other administrative expenses	(112.4)	(121.1)	(115.6)	(117.3)	(115.1)
Net value adjustments to property, plant and equipment and intangible assets	(38.4)	(44.6)	(42.3)	(42.0)	(42.4)
Operating expenses	(472.1)	(476.8)	(467.4)	(462.9)	(462.0)
Pre-Provision Operating Profit	535.2	519.5	539.3	555.0	550.8
Cost of customer credit	(91.0)	(109.3)	(96.3)	(98.3)	(105.7)
Net impairment (losses)/reversals on securities and loans to banks	3.6	(1.1)	(0.9)	(3.9)	(0.8)
Net operating income	447.7	409.2	442.2	452.8	444.3
Other net provisions for risks and charges	(24.7)	(31.9)	(21.7)	(10.8)	(4.0)
Other gains (losses) on equity investments	-	2.8	0.0	(3.8)	0.0
Restructuring costs / One-off costs	(6.7)	(14.2)	(16.5)	(33.7)	(7.7)
Costs of extraordinary operations	(6.6)	-	-	-	-
Risks and charges associated to the SRF, DGS and similar schemes	-	(2.2)	0.1	(0.4)	(75.0)
DTA Fee	(14.4)	(15.3)	(15.3)	(15.3)	(15.3)
Net gains (losses) on property, plant and equipment and intangible assets measured at fair value	2.0	(9.1)	1.0	(19.3)	-
Gains (losses) on disposal of investments	-	8.9	0.8	0.1	(6.1)
Profit (Loss) for the period before tax	397.3	348.2	390.5	369.6	336.2
Income tax for the period	15.8	36.6	16.2	456.8	(3.5)
Profit (Loss) after tax	413.1	384.8	406.7	826.4	332.7
Net profit (loss) for the period	413.1	384.8	406.7	826.4	332.7
Net profit (loss) attributable to non-controlling interests	-	(0.1)	-	(0.1)	-
Parent company's net profit (loss) for the period	413.1	384.9	406.7	826.5	332.7

Interim Financial Report

Revenue trends

As at 31 March 2025, the Group achieved total Revenues of EUR 1,007 mln, mainly stable compared to the same period of last year (-0.5%).

The growth in Net Commissions (+8.9%) and Other income from banking business (+24.7%) almost entirely offset the contraction in Net interest income (-7.5%), penalised by the reduction in interest rates, and the decline in Other operating income and expenses.

Revenues in the first quarter 2025 were up compared to the previous quarter (+1.1%) thanks to the positive trend in Net fee and commission income, Other income from banking business and Other operating income and expenses, while the interest margin recorded a decrease of 7.7% compared to the fourth quarter of 2024 due to the aforementioned reduction in interest rates.

With regard to the presentation of revenues for each of the operating segments identified in accordance with IFRS 8, please refer to the chapter on “Results by Operating Segment” in this Interim Report on Operations.

Net Interest Income as at 31 March 2025 was EUR 543 mln, down compared to the same period in 2024 (-7.5%, equal to EUR -44.0 mln). The decline was recorded in relationships with customers at amortised cost (EUR -79.0 mln) and, to a lesser extent, in relationships with banks at amortised cost (EUR -8.9 mln), while there was an increase, in particular, in interests on relationships with central banks (EUR +13.7 mln) and those on trading portfolios (EUR +14.2 mln). In more detail, the margin on customer relations was affected by the dynamics of interest rates, which led to lower interest income, only partially offset by the lower cost of collection.

Net interest income in the first quarter of 2025 decreased compared to the previous quarter (-7.7%, equal to EUR -45.0 mln); in customer relations (EUR -41 mln) the effective management of the cost of collection has allowed us to contain the effects linked to the reduction in active rates.

			Chg. Y/Y		1°Q	4°Q	Chg. Q/Q
Items	31 03 2025	31 03 2024	Abs.	%	2025	2024	Abs.	%
Loans to customers measured at amortised cost	459.4	538.4	(79.0)	-14.7%	459.4	500.8	(41.4)	-8.3%
Loans to Banks measured at amortised cost	18.5	27.4	(8.9)	-32.5%	18.5	27.9	(9.4)	-33.7%
Loans to Central Banks	35.1	21.4	13.7	64.0%	35.1	39.7	(4.6)	-11.6%
Government securities and other non-bank issuers at amortised cost	72.8	67.4	5.4	8.0%	72.8	74.1	(1.3)	-1.8%
Securities issued	(109.5)	(115.4)	5.9	-5.1%	(109.5)	(113.8)	4.3	-3.8%
Hedging derivatives	2.8	1.1	1.7	n.m.	2.8	1.7	1.1	64.7%
Trading portfolios	23.5	9.3	14.2	n.m.	23.5	16.3	7.2	44.2%
Portfolios measured at fair value	2.0	1.8	0.2	11.1%	2.0	1.9	0.1	5.3%
Financial assets measured at fair value through other comprehensive income	10.1	9.9	0.2	2.0%	10.1	10.3	(0.2)	-1.9%
Other financial assets and liabilities	28.3	25.7	2.6	10.1%	28.3	29.1	(0.8)	-2.7%
Net interest income	543.0	587.0	(44.0)	-7.5%	543.0	588.0	(45.0)	-7.7%
of which: interest income on impaired financial assets	21.7	26.3	(4.6)	-17.5%	21.7	27.1	(5.4)	-19.9%

Net fee and commission income as at 31 March 2025, totalling EUR 398 mln, recorded an increase compared to the same period of the previous year (+8.9%, equal to EUR +32.6 mln). The positive performance was recorded both in management/brokerage and advisory activities (+15.0%, equal to EUR +27.7 mln) and in commercial banking activities (+2.7%, equal to EUR +4.8 mln). In detail, in the first commission area, the contribution of the distribution and portfolio management components increased (EUR +23.9 mln), of the brokerage and placement of securities and currencies (EUR +3.6 mln) and of the other brokerage/management and consultancy commissions (EUR +1.7 mln). In the commercial banking area, commission income on loans (EUR +5.7 mln), commission income on guarantees (EUR +2.4 mln) and other net fee and commission income (EUR +2.2 mln) had a positive effect, partially offset by a decline in the ATM and credit

BANCA MONTE DEI PASCHI DI SIENA

card service (EUR -4.0 mln). The result for the first quarter of the 2025 financial year was higher than in the previous quarter (+6.5%), thanks to the combined effect of higher income from management/brokerage and advisory activities (+21.0%, equal to EUR +36.9 mln) and a decline in commercial banking activities (-6.3%, equal to EUR -12.5 mln).

			Change Y/Y		1°Q	4°Q	Change Q/Q
Service/Amounts	31 03 2025	31 03 2024	Abs.	%	2025	2024	Abs.	%
Loans	64.2	58.5	5.7	9.7%	64.2	66.1	(1.9)	-2.9%
Current accounts	52.5	54.0	(1.5)	-2.8%	52.5	53.8	(1.3)	-2.4%
Payment services	29.5	29.5	-	0.0%	29.5	36.8	(7.3)	-19.8%
Debit cards and credit cards	17.5	21.5	(4.0)	-18.6%	17.5	18.1	(0.6)	-3.3%
Guarantees issued and received	9.1	6.7	2.4	35.8%	9.1	9.3	(0.2)	-2.2%
Other net fees and commissions	12.1	9.9	2.2	22.2%	12.1	13.4	(1.3)	-9.7%
Fees from Commercial banking activities	185.0	180.2	4.8	2.7%	185.0	197.5	(12.5)	-6.3%
Portfolio management	138.7	114.8	23.9	20.8%	138.7	123.8	14.9	12.0%
Distribution of insurance product	54.8	54.6	0.2	0.4%	54.8	48.9	5.9	12.1%
Financial Advisors	(16.5)	(14.9)	(1.6)	10.7%	(16.5)	(17.8)	1.3	-7.3%
Placement of securities and currency	27.8	24.2	3.6	14.9%	27.8	13.8	14.0	n.m.
Other brokerage/management and advisory fees and commissions	8.2	6.5	1.7	26.2%	8.2	7.3	0.9	12.3%
Fees from Brokerage/management and advisory activities	212.9	185.2	27.7	15.0%	212.9	176.0	36.9	21.0%
Net fees and commission income	397.9	365.3	32.6	8.9%	397.9	373.5	24.4	6.5%

The opening balances of fee and commission income for each operating segment identified are indicated below.

SEGMENT REPORTING	Operating segments
				Large Corp.&		Total
		Wealth	Corporate	Investment	Corporate	Montepaschi
	Retail banking	Management	banking	Banking	Center	Group
Primary segment	31/03/25	31/03/25	31/03/25	31/03/25	31/03/25	31/03/25
Brokerage/management and advisory activities	103,6	3,1	97,6	16,0	2,8	223,0
Fees from management and advisory activities	182,6	31,0	6,3	8,9	4,5	233,3
Fee and Commission income	286,2	34,1	103,9	24,9	7,3	456,3

Of the Group's Fee and commission income referring to the Commercial segments, 49.0% derives from traditional banking business and 51.0% from management/brokerage and advisory activities.

Specifically, of the fee and commission income generated by commercial banking activity, 47.0% was from Retail banking, 44.3% from Corporate banking, 7.2% from Large Corporate & Investment banking and 1.4% Wealth Management.

As regards management/brokerage and advisory activities, on the other hand, Retail banking accounts for 79.8%, Wealth Management for 13.5%, Corporate banking for 2.7% and Large Corporate & Investment banking for 3.9%.

Dividends, similar income and gains (losses) on equity investments amounted to EUR 16 mln, down by EUR 3 mln compared to 31 March 2024, mainly due to the lower contribution from UCITS and non-associated equity investments. The result for the first quarter of 2025 is down compared to the previous quarter (EUR -10 mln) due to the lower contribution of insurance companies and UCITS.

Net Profit (Loss) from trading, the fair value measurement of assets/liabilities and net gains on disposal/repurchase as at 31 March 2025 amounted to EUR 50 mln, an increase compared to the values recorded in the same period of the

Interim Financial Report

previous year (EUR +15 mln) and compared to the fourth quarter of 2024 (EUR +35 mln). The analysis of the main aggregates shows the following:

•	Net result from trading activities positive for EUR 37 mln, compared to the result of EUR 46 mln recorded in the same period of the previous year (EUR -9 mln), which also incorporated the positive effects resulting from the early closure of some accounting hedges, as part of Net interest income stabilisation strategy. The comparison with the previous quarter shows a growth of EUR 20 mln, mainly attributable to business volumes deriving from the management of operations towards customers, market making activity and a favourable market context.

•	Net profit (loss) from other assets/liabilities measured at fair value through profit or loss amounted to EUR +1 mln, essentially stable compared to the same period of the previous year (EUR -0.5 mln). The contribution for the first quarter of 2025 was up compared to the previous quarter (EUR +4.9 mln).

•	Results from disposals/repurchases (excluding customer financing at amortised cost) positive for EUR 12 mln, compared to EUR -13 mln at 31 March 2024, thanks to the net profits achieved in the context of financial portfolio optimisation activities. The comparison with the previous quarter also highlights a positive trend, with a growth of EUR 10 mln.

			Chg. Y/Y		1°Q	4°Q	Chg. Q/Q
Items	31 03 2025	31 03 2024	Abs.	%	2025	2024	Abs.	%
Financial assets held for trading	(21.9)	34.3	(56.2)	n.m.	(21.9)	(7.7)	(14.2)	n.m.
Financial liabilities held for trading	12.6	(2.6)	15.2	n.m.	12.6	18.2	(5.6)	-30.8%
Exchange rate effects	5.0	4.5	0.5	11.1%	5.0	8.6	(3.6)	-41.9%
Derivatives	41.7	9.8	31.9	n.m.	41.7	(1.3)	43.0	n.m.
Trading results	37.4	46.0	(8.6)	-18.7%	37.4	17.8	19.6	n.m.
Net profit (loss) from other financial assets and liabilities measured at fair value through profit or loss	0.7	1.2	(0.5)	-41.7%	0.7	(4.2)	4.9	n.m.
Disposal / repurchase (excluding loans to customers measured at amortised cost)	11.5	(12.8)	24.3	n.m.	11.5	1.2	10.3	n.m.
Net profit (loss) from trading, the fair value measurement of assets/liabilities and Net gains (losses) on disposals/repurchases	49.6	34.4	15.2	44.2%	49.6	14.8	34.8	n.m.

The following items are also included in Revenues:

•	The net profit (loss) from hedging was EUR 1 mln, compared to the essentially zero result achieved in the same period of the previous year. The contribution of the first quarter of 2025 is approximately EUR 1 mln higher than the previous quarter;

•	Other operating income/expenses with a substantially zero result, compared to the EUR +7 mln achieved in the same period of the previous year and the EUR -5 mln of the previous quarter.

BANCA MONTE DEI PASCHI DI SIENA

Operating expenses: operating expenses

At 31 March 2025, operating expenses amounted to EUR 472 mln, up compared to the first quarter of 2024 (+2.2%, EUR 10.1 mln) and down compared to the previous quarter (-1.0%). A closer look at the individual aggregates reveals the following:

•	Administrative expenses amounted to EUR 434 mln, up compared to the first quarter of 2024 (+3.3%) and essentially stable compared to the previous quarter (+0.3%). A breakdown of the aggregate shows:

-	Personnel Expenses, which amount to EUR 321 mln, are higher than those recorded in the corresponding period of the previous year (+5.5%), mainly due to the costs connected with the second increase in wages envisaged by the renewal of the National Collective Labour Agreement of bankers (effective from 1 September 2024) and to greater provisions on the variable component of remuneration. The quarterly result also increased compared to the previous quarter (+3.3%), mainly due to the aforementioned increase in the variable component.

-	Other administrative expenses, amounting to EUR 112 mln, were down both compared to 31 March 2024 (-2.3%), and compared to the fourth quarter (-7.2%), thanks in part to the implementation of a rigorous expenditure management process and a focus on cost optimisation measures.

•	Net adjustments to property, plant and equipment and intangible assets amounted to EUR 38 mln as at 31 March 2025, down compared to both 31 March 2024 (-9.4%) and compared to the previous quarter (-13.9%).

			Chg Y/Y		1°Q	4°Q	Chg. Q/Q
Type of transaction	31 03 2025	31 03 2024	Abs.	%	2025	2024	Abs.	%
Wages and salaries	(228.1)	(218.1)	(10.0)	4.6%	(228.1)	(222.1)	(6.0)	2.7%
Social-welfare charges	(62.2)	(59.5)	(2.7)	4.5%	(62.2)	(58.1)	(4.1)	7.1%
Other personnel expenses	(31.0)	(27.0)	(4.0)	14.8%	(31.0)	(30.9)	(0.1)	0.3%
Personnel expenses	(321.3)	(304.6)	(16.7)	5.5%	(321.3)	(311.1)	(10.2)	3.3%
Taxes	(56.8)	(51.3)	(5.5)	10.7%	(56.8)	(69.8)	13.0	-18.6%
Furnishing, real estate and security expenses	(21.9)	(20.6)	(1.3)	6.3%	(21.9)	(19.4)	(2.5)	12.9%
General operating expenses	(40.7)	(41.6)	0.9	-2.2%	(40.7)	(41.0)	0.3	-0.7%
Information technology expenses	(27.5)	(29.5)	2.0	-6.8%	(27.5)	(30.0)	2.6	-8.3%
Legal and professional expenses	(14.7)	(13.2)	(1.5)	11.4%	(14.7)	(20.8)	6.0	-29.3%
Indirect personnel costs	(1.4)	(1.1)	(0.3)	27.3%	(1.4)	(1.5)	0.1	-6.7%
Insurance	(4.1)	(4.0)	(0.1)	2.5%	(4.1)	(4.1)	-	0.0%
Advertising, sponsorship and promotions	(0.7)	(0.5)	(0.2)	40.0%	(0.7)	(1.3)	0.6	-46.2%
Other	(2.2)	(3.5)	1.3	-37.1%	(2.2)	(2.9)	0.7	-24.1%
Expenses recovery	57.6	50.2	7.4	14.7%	57.6	69.8	(12.2)	-17.5%
Other administrative expenses	(112.4)	(115.1)	2.7	-2.3%	(112.4)	(121.1)	8.6	-7.2%
Property, plant and equipment	(22.8)	(25.7)	2.9	-11.3%	(22.8)	(26.5)	3.7	-14.0%
Intangible assets	(15.6)	(16.7)	1.1	-6.6%	(15.6)	(18.1)	2.5	-13.8%
Net value adjustments to property, plant and equipment and intangible assets	(38.4)	(42.4)	4.0	-9.4%	(38.4)	(44.6)	6.2	-13.9%
Operating expenses	(472.1)	(462.0)	(10.1)	2.2%	(472.1)	(476.8)	4.7	-1.0%

As a result of these trends, the Group’s Gross Operating Income was EUR 535 mln, down 2.8% compared to 31 March 2024 (EUR 551 mln) and up 3.0% compared to the previous quarter (EUR 520 mln).

Interim Financial Report

Cost of Customer Credit

As of 31 March 2025 the Group recorded a Cost of Customer Credit of EUR 91 mln, down from EUR 106 mln in the same period of the previous year and EUR 109 mln in the previous quarter, mainly due to lower default flows.

As at 31 March 2025, the Provisioning Ratio, expressed as the ratio between the annualised cost of customer loans and the sum of customer loans and the value of securities arising from the sale/securitisation of non-performing loans, showed an improving trend, standing at 46 bps (53 bps as at 31 December 2024 and 54 bps as at 31 March 2024).

			Chg. Y/Y				Chg. Q/Q
Items	31 03 2025	31 03 2024	Abs.	%	1°Q 2025	4°Q 2024	Abs.	%
Loans to customers measured at amortised cost	(89.8)	(119.3)	29.5	-24.7%	(89.8)	(87.9)	(1.9)	2.2%
Modification gains/(losses)	(1.0)	(2.2)	1.2	-54.5%	(1.0)	(2.9)	1.9	-65.5%
Gains/(losses) on disposal/repurchase of loans to customers measured at amortised cost	-	-	-		-	-	-
Net change of Loans to customers mandatorily measured at fair value	(0.7)	(0.5)	(0.2)	40.0%	(0.7)	-	(0.7)
Net provisions for risks and charges on commitments and guarantees issued	0.5	16.3	(15.8)	-96.9%	0.5	(18.5)	19.0	n.m.
Cost of customer credit	(91.0)	(105.7)	14.7	-13.9%	(91.0)	(109.3)	18.3	-16.7%

The Group's Net Operating Income at 31 March 2025 amounted to EUR 448 mln, up both compared to the EUR 444 mln recorded in the first quarter of 2024 and compared to EUR 409 mln in the previous quarter.

Non-operating income, tax and net profit (loss) for the period

The Profit (Loss) for the Period included the following items:

•	Other net provisions for risks and charges amounted to EUR -25 mln in the first quarter of 2025, compared to EUR - 4 mln in the same period of the previous year and EUR -32 mln in the previous quarter.

•	Other gains (losses) on equity investments were zero both as of 31 March 2025 and as of 31 March 2024; the previous quarter had recorded a contribution of EUR +3 mln.

•	Restructuring costs/One-off costs equal to EUR -7 mln, compared with EUR -8 mln in the first quarter of 2024 and EUR -14 mln in the previous quarter. These charges include, in particular, the effect of discounting charges related to departures through retirement or access to the Solidarity Fund and the expected impact of the disposal of the subsidiary MP Banque for an amount of EUR -3 mln as at 31 March 2025.

•	Cost of extraordinary operations amounting to EUR -7 mln, including expenses incurred in relation to the public exchange offer on Mediobanca shares, announced in January 2025.

•	Risks and charges associated with SRF, DGS and similar schemes with zero amount as of 31 March 2025[9]. In the first quarter of 2024, this item had included charges of EUR 75 mln, relating to the contribution recognised to the deposit guarantee fund for the Group's Italian banks (DGS), to which were added during the fourth quarter of 2024 costs of EUR 2 mln relating to the contribution charge to the life insurance guarantee fund borne by the Group's distribution companies.

9 With reference to the annual contribution due to the Single Resolution Fund, the Single Resolution Board (SRB) announced that in 2025, similarly to 2024, no contribution to the system will be required, except for specific needs; the Interbank Deposit Protection Fund (FITD) reached the target level by 3 July 2024, therefore during 2025 it will assess whether the available financial means have fallen below the target level and, following this examination, will possibly proceed to collect further contributions; finally, with reference to the Life Insurance Guarantee Fund, it should be noted that the Fund's Articles of Association are being prepared, which will contain, among other things, the detailed rules regarding the contributions due.

BANCA MONTE DEI PASCHI DI SIENA

•	DTA fee of EUR -14 mln, slightly lower than in the same period of the previous year and in the previous quarter (both EUR -15 mln). This amount, determined according to the criteria set forth in Italian Law Decree 59/2016, converted into Law no. 119 of 30 June 2016, represents the fee as at 31 March 2025 on DTA (Deferred Tax Assets) that can be converted into a tax credit.

•	Net gains (losses) on property, plant and equipment and intangible assets measured at fair value amounted to EUR +2 mln, compared with zero in the same period of 2024 and EUR -9 mln in the previous quarter, following the measurement of certain investment properties at their expected disposal price.

•	Gains (losses) on disposals of investments, zero result at 31 March 2025, which compares with EUR -6 mln in the first quarter of 2024 and with EUR +9 mln in the fourth quarter of 2024, both referring to the completion of the sale of some properties.

As a result of the above trends, the Group's Profit for the period before tax amounted to EUR 397 mln, up both compared to the EUR 336 mln recorded in the same period of 2024 and compared to the EUR 348 mln recorded in the fourth quarter of 2024.

Income taxes for the period recorded a positive contribution of EUR 16 mln (EUR -4 mln at 31 March 2024), mainly attributable to the revaluation of DTAs, net of taxes relating to the results for the quarter.

As a result of the dynamics described above, the Parent Company's profit (loss) for the period amounted to EUR 413 mln as at 31 March 2025, up both compared to the 2024 quarter (equal to EUR 333 mln) and compared to the previous quarter (equal to EUR 385 mln).

In compliance with Consob instructions, following is a statement of the reconciliation of the Shareholders’ equity and Net profit and loss for the period of the Parent Company with the consolidated items:

Reconciliation between Parent Company and Consolidated Net Equity and Profit (Loss) for the period

	Shareholders' equity	Net profit (loss) for the period
Parent Company's net equity	11,673.5	393.3
of which Parent Company's valuation reserves	48.3	-
Impact of line-by-line consolidation of subsidiaries	5.4	5.9
Impact of consolidation of jointly controlled entities and associates	167.2	14.7
Reversal of dividends from subsidiaries	-	-
Reversal of written-down equity investments	193.1	-
Other adjustments	10.8	(0.8)
Subsidiaries’ and associates’ valuation reserves	(1.4)	-
Consolidated balance	12,048.6	413.1
of which valuation reserves	46.9

Interim Financial Report

Reclassified balance sheet

The (i) reclassified balance sheet as at 31 March 2025 compared with the balances in the financial statements as at 31 December 2024 and (ii) the statement of its quarterly evolution starting from the first quarter of the previous year are provided below.

Reclassified Consolidated Balance Sheet

			Chg
Assets	31 03 2025	31 12 2024	abs.	%
Cash and cash equivalents	13,128.4	14,029.9	(901.5)	-6.4%
Loans to central banks	660.0	565.5	94.5	16.7%
Loans to banks	1,920.6	2,068.3	(147.7)	-7.1%
Loans to customers	78,630.9	77,309.6	1,321.3	1.7%
Securities assets	19,023.8	17,447.4	1,576.4	9.0%
Derivatives	2,613.2	2,406.4	206.8	8.6%
Equity investments	677.0	672.3	4.7	0.7%
Property, plant and equipment/Intangible assets	2,274.1	2,297.7	(23.6)	-1.0%
of which: goodwill	7.9	7.9	-	0.0%
Tax assets	2,584.0	2,538.0	46.0	1.8%
Other assets	3,067.7	3,266.6	(198.9)	-6.1%
Total assets	124,579.7	122,601.7	1,978.0	1.6%

			Chg
Liabilities	31 03 2025	31 12 2024	abs.	%
Direct funding	94,594.2	93,971.9	622.3	0.7%
a) Due to customers	85,892.2	84,049.4	1,842.8	2.2%
b) Securities issued	8,702.0	9,922.5	(1,220.5)	-12.3%
Due to central banks	8,010.2	8,510.9	(500.7)	-5.9%
Due to banks	1,854.4	1,301.0	553.4	42.5%
On-balance-sheet financial liabilities held for trading	1,676.3	1,617.9	58.4	3.6%
Derivatives	1,370.6	1,346.2	24.4	1.8%
Provisions for specific use	1,014.1	1,006.7	7.4	0.7%
a) Provision for staff severance indemnities	72.5	72.4	0.1	0.1%
b) Provision related to guarantees and other commitments given	149.3	149.9	(0.6)	-0.4%
c) Pension and other post-retirement benefit obligations	3.2	3.3	(0.1)	-3.0%
d) Other provisions	789.1	781.1	8.0	1.0%
Tax liabilities	30.7	6.6	24.1	n.m.
Other liabilities	3,980.3	3,191.2	789.1	24.7%
Group net equity	12,048.6	11,649.0	399.6	3.4%
a) Valuation reserves	46.9	60.4	(13.5)	-22.4%
d) Reserves	4,135.1	2,184.3	1,950.8	89.3%
f) Share capital	7,453.5	7,453.5	-	0.0%
h) Net profit (loss) for the period	413.1	1,950.8	(1,537.7)	-78.8%
Non-controlling interests	0.3	0.3	-	0.0%
Total Liabilities and Shareholders' Equity	124,579.7	122,601.7	1,978.0	1.6%

BANCA MONTE DEI PASCHI DI SIENA

Reclassified Consolidated Balance Sheet - Quarterly Trend

	31 03 2025	31 12 2024	30 09 2024	30 06 2024	31 03 2024
Cash and cash equivalents	13,128.4	14,029.9	13,734.3	17,692.0	16,003.5
Loans to central banks	660.0	565.5	588.8	566.4	832.4
Loans to banks	1,920.6	2,068.3	2,264.8	2,670.9	2,313.0
Loans to customers	78,630.9	77,309.6	76,649.0	77,974.7	78,422.9
Securities assets	19,023.8	17,447.4	17,800.6	18,398.6	18,175.7
Derivatives	2,613.2	2,406.4	2,578.3	2,909.0	2,734.6
Equity investments	677.0	672.3	744.3	708.1	739.1
Property, plant and equipment/Intangible assets	2,274.1	2,297.7	2,330.7	2,356.0	2,423.1
of which: goodwill	7.9	7.9	7.9	7.9	7.9
Tax assets	2,584.0	2,538.0	2,517.5	2,523.8	2,153.0
Other assets	3,067.7	3,266.6	3,270.6	2,901.0	2,978.0
Total assets	124,579.7	122,601.7	122,478.9	128,700.5	126,775.3

Liabilities	31 03 2025	31 12 2024	30 09 2024	30 06 2024	31 03 2024
Direct funding	94,594.2	93,971.9	91,249.4	96,521.6	92,718.1
a) Due to customers	85,892.2	84,049.4	82,159.5	86,180.1	83,204.1
b) Securities issued	8,702.0	9,922.5	9,089.9	10,341.5	9,514.0
Due to central banks	8,010.2	8,510.9	9,016.4	12,009.7	11,629.3
Due to banks	1,854.4	1,301.0	1,226.5	1,114.1	1,304.4
On-balance-sheet financial liabilities held for trading	1,676.3	1,617.9	3,216.5	2,932.7	5,164.3
Derivatives	1,370.6	1,346.2	1,341.0	1,353.6	1,396.7
Provisions for specific use	1,014.1	1,006.7	945.3	934.8	1,012.1
a) Provision for staff severance indemnities	72.5	72.4	70.1	70.1	72.0
b) Provision related to guarantees and other commitments given	149.3	149.9	131.4	129.5	138.0
c) Pension and other post-retirement benefit obligations	3.2	3.3	3.1	3.2	3.3
d) Other provisions	789.1	781.1	740.7	732.0	798.8
Tax liabilities	30.7	6.6	6.9	5.9	9.9
Other liabilities	3,980.3	3,191.2	4,211.6	3,032.7	3,232.8
Group net equity	12,048.6	11,649.0	11,264.9	10,795.0	10,307.1
a) Valuation reserves	46.9	60.4	64.5	1.3	25.8
d) Reserves	4,135.1	2,184.3	2,181.0	2,181.0	2,495.1
f) Share capital	7,453.5	7,453.5	7,453.5	7,453.5	7,453.5
h) Net profit (loss) for the period	413.1	1,950.8	1,565.9	1,159.2	332.7
Non-controlling interests	0.3	0.3	0.4	0.4	0.6
Total Liabilities and Shareholders' Equity	124,579.7	122,601.7	122,478.9	128,700.5	126,775.3

Interim Financial Report

Customer funding

As at 31 March 2025, the Group’s Total Funding volumes amounted to EUR 198.2 bn, highlighting an increase of EUR 1.0 bn compared to 31 December 2024, both on Direct Funding (EUR +0.6 bn) and on Indirect Funding (EUR +0.4 bn).

The aggregate was up also compared to 31 March 2024 (EUR +5.4 bn), due to the increase in Direct Funding (EUR +1.9 bn) and Indirect Funding (EUR +3.5 bn).

The market share10 of the Group on direct funding stood at 3.36% (figure updated to February 2025), down slightly compared to December 2024 (3.45%), while the market share on sight deposits was 4.60%, compared with 4.71% in December 2024.

Backgroung

On an annual basis, overall funding showed a (negative) change of -2.9%, mainly reflecting the repayment of funds from the third series of Targeted Longer-Term Refinancing Operations (TLTRO3), which ended in December 2024. The dynamics of resident deposits remained robust at +1.67% (12-month rate of change) also driven by the weakness of consumption.

However, in the first months of 2025, collections from ordinary customers recorded a decrease of approximately 1% compared to the end of 2024. The decline is mainly attributable to the contraction in deposits from the non-financial private sector.

In detail, deposits in the productive sector (non-financial companies and producer families) fell by -5.8% in the first two months compared to December 2024 (approximately EUR -30 bn since the beginning of the year); consumer household deposits, after an average growth of approximately +1% in the second half of 2024, also decreased by approximately EUR 8 bn in the first months of the year (-0.7% in February compared to December 2024).

Analysing the various technical forms, a marked reduction in sight deposits is highlighted (around EUR -38 bn in February compared to December 24), while an increase in the stock of more remunerative financial instruments such as fixed-term deposits and bonds is observed. As a result, current account liabilities showed a negative change (-2.8% in February compared to the end of 2024), while fixed-term deposits and bonds recorded an increase of +0.7% and +0.6% respectively in the first two months of 2025 compared to the volumes of December 2024.

Bond collections slowed down their growth rate, with an increase in amounts of +5.6% in February 2025 y/y.

Following the easing of monetary policy, the trend in deposit rates has been steadily decreasing since the second half of 2024: in February 2025 the interest rate on deposits of non-financial corporations and households stood at 0.82% (-20 bps compared to the same period in 2024); the rate on current accounts fell to the level of 0.39% (-16 bps over 12 months); the rate on fixed-term deposits reported the greatest drop, settling at 3.08% (with a reduction of -37 bps over 12 months (of which -16 bps in the first two months of 2025 alone). On bonds, the average rate on outstanding amounts stabilised at 2.81% in February, with a variation of -13 bps from the maximum reached in September 2024 and of approximately -3 bps compared to the end-of-year figure.

On the asset management market, the provisional data for February showed positive net inflows: Funds recorded net inflows of EUR 2.6 bn and retail asset management showed positive net inflows of EUR +1.8 bn since the beginning of the year. At the category level, savers mainly directed their choices towards bond funds (EUR +3.7 bn net inflows from January to February); while the balanced fund classes (EUR -1 bn), the equity classes (EUR -893 mln) and the flexible classes (EUR -169 mln) marked a phase of divestment. Total assets under management since the beginning of the year stood at EUR 2,538 bn, up from EUR 2,508 bn in the fourth quarter of 2024. For the life insurance market, in the first two months of the year, new business was recorded for EUR 16.4 bn, compared to EUR 13.8 bn in the same period of the previous year, showing a growth of about 19%. In the distribution channel of bank and post offices, in February 2024, there was significant growth in the placement of classic units (+112% y/y) and hybrid solutions (+104%), while traditional products recorded much more limited developments with a +4.4% trend. With reference to the channels for the placement of life insurance products, the first two months of the year saw an increase in the volume of business in the financial advisor channel, up by+26.6% compared to the same period last year. A similar positive trend was seen in the banking channel (22.1% y/y) while the agency channel showed a moderate decrease (-3.5% y/y).

[10]	Deposits and repurchase agreements (excluding repurchase agreements with central counterparties) from ordinary resident customers and bonds net of repurchases placed with ordinary resident customers as first-instance borrowers.

BANCA MONTE DEI PASCHI DI SIENA

Customer Funding

				Chg. Q/Q		Chg. Y/Y
	31 03 2025	31 12 2024	31 03 2024	Abs.	%	Abs.	%
Direct funding	94,594.2	93,971.9	92,718.1	622.3	0.7%	1,876.1	2.0%
Indirect funding	103,598.5	103,237.8	100,085.9	360.7	0.3%	3,512.6	3.5%
Total funding	198,192.7	197,209.7	192,804.0	983.0	0.5%	5,388.7	2.8%

Direct Funding volumes stood at EUR 94.6 bn, recording an increase compared to the end of December 2024 (EUR +0.6 bn). The growth of repurchase agreements (EUR +2.3 bn), term deposits (EUR +0.4 bn) and other forms of funding (EUR +0.6 bn) more than offset the decrease in current accounts (EUR -1.4 bn) and bonds (EUR -1.2 bn). The dynamics of the bonds is attributable to the exercise, in the first quarter of 2025, of the option for early full repayment of a Tier 2 subordinated bond (EUR 400 mln) and a Senior bond (EUR 750 mln).

The aggregate also increased compared to 31 March 2024 (EUR +1.9 bn). The growth in this case involved current accounts (EUR +1.3 bn), term deposits (EUR +0.2 bn), repurchase agreements (EUR +0.3 bn) and other forms of deposits (EUR +0.9 bn). Bonds, on the other hand, declined (EUR -0.8 bn).

Direct funding

				Chg. Q/Q		Chg. Y/Y
Type of transaction	31 03 2025	31 12 2024	31 03 2024	Abs.	%	Abs.	%
Current accounts	65,735.5	67,180.3	64,458.6	(1,444.8)	-2.2%	1,276.9	2.0%
Time deposits	7,546.3	7,151.0	7,353.0	395.3	5.5%	193.3	2.6%
Reverse repurchase agreements	9,101.2	6,800.1	8,769.3	2,301.1	33.8%	331.9	3.8%
Bonds	8,702.0	9,922.5	9,514.0	(1,220.5)	-12.3%	(812.0)	-8.5%
Other types of direct funding	3,509.2	2,918.0	2,623.2	591.2	20.3%	886.0	33.8%
Total	94,594.2	93,971.9	92,718.1	622.3	0.7%	1,876.1	2.0%

Indirect Funding stood at EUR 103.6 bn, up EUR 0.4 bn compared to 31 December 2024, thanks to assets under custody (EUR +0.7 bn); Assets under management are substantially stable (EUR -0.3 bn). Assets under custody benefit from both positive net flows and a positive market effect.

Compared with 31 March 2024, indirect funding grew by EUR 3.5 bn, due to both an increase in assets under custody (EUR +2.0 bn) and growth in assets under management (EUR +1.5 bn). Both components benefit mainly from a positive market effect, net flows were also positive, especially in the fund and Assets under custody.

Indirect Funding

				Chg. Q/Q		Chg. Y/Y
	31 03 2025	31 12 2024	31 03 2024	Abs.	%	Abs.	%
Assets under management	59,624.0	59,924.0	58,111.6	(300.1)	-0.5%	1,512.4	2.6%
Funds	29,697.2	29,580.7	27,690.4	116.5	0.4%	2,006.8	7.2%
Individual Portfolio under Management	5,291.1	5,376.7	5,155.1	(85.6)	-1.6%	136.0	2.6%
Bancassurance	24,635.6	24,966.6	25,266.0	(331.0)	-1.3%	(630.4)	-2.5%
Assets under custody	43,974.6	43,313.8	41,974.3	660.8	1.5%	2,000.3	4.8%
Government securities	19,596.3	19,843.9	18,743.5	(247.6)	-1.2%	852.8	4.5%
Others	24,378.3	23,469.9	23,230.8	908.3	3.9%	1,147.5	4.9%
Total funding	103,598.5	103,237.8	100,085.9	360.7	0.3%	3,512.6	3.5%

Interim Financial Report

Loans to customers

As at 31 March 2025, the Group's Loans to Customers amounted to EUR 78.6 bn, up compared to 31 December 2024 (EUR +1.3 bn), mainly in mortgages (EUR +1.3 bn) and, to a lesser extent, current accounts (EUR +0.2 bn); The other components were essentially stable.

Compared to 31 March 2024, the aggregate slightly increased (EUR +0.2 bn). The increase in other loans (EUR +0.3 bn) and current accounts (EUR +0.2 bn) more than offset the decline in repurchase agreements (EUR -0.2 bn); mortgages and Non-performing loans remained substantially stable.

The Group's market share11 was 4.42% (updated to February 2025), up from 4.37% in December 2024.

Background

The effects of the reduction in official rates also continue to impact the cost of financing for families and businesses.

In the first months of the year, financing to the private sector (net of repos with central counterparties and adjusted for sold and written-off exposures) continued to decline but to a lesser extent than the average decline in 2024, reporting -0.28% in January and -0.04% in February on an annual basis, a sign of a gradual stabilisation of the credit market. Loans to non-financial corporations continue their negative trend, but show a slowdown in the contraction compared to the past (approximately -2.1% in February y/y compared to -3.8% in the same period of the previous year); this trend reflects a combination of several factors: i) still weak credit demand from businesses, mainly attributable to the stagnation of investments in capital goods and the downsizing of the construction sector; ii) the criteria for offering loans to businesses remained unchanged; iii) greater recourse by companies to alternative sources of financing (market debt and use of accumulated liquidity) with consequent reduced recourse to bank debt.

On the other hand, loans to producer families showed a greater contraction (-6.2% in February y/y and -1% since the beginning of the year).

Household credit has returned to growth in recent months and marked +0.7% in February y/y driven by the acceleration of mortgages. In fact, mortgages for home purchases confirmed their positive trend with a +1% in February y/y, supported by the reduction in interest rates. Consumer credit maintains a vital momentum, continuing the path of progressive growth seen in previous months. According to the expectations of the intermediaries interviewed in March in the quarterly survey on bank credit (BLS - Bank Lending Survey - of 15 April 2025), the supply policies in the second quarter of 2025 should remain unchanged for loans to non-financial companies and for mortgages to households, while a slight tightening is expected for consumer loans.

With regard to interest rates on outstanding loans, there was a gradual decline in the first few months of 2025, with the rate on loans to non-financial companies standing at 4.48% in February (-28 bps from December 2024) and the rate on loans to households at +4.10% in February (down approximately 6 bps from December 2024).

On new business transactions in February the average rate fell by a further -41 bps compared to the values at the end of 2024, standing at 4.0%. On new transactions to households, the rate on loans for home purchase remained substantially unchanged in February (+7 bps compared to December 2024), standing at 3.18%, while the rate on consumer credit rose to 8.72% (with an increase of approximately +28 bps since the end of the year).

11 Loans to ordinary resident customers, including bad loans and net of Repurchase Agreements with central counterparties.

BANCA MONTE DEI PASCHI DI SIENA

Loans to customers

				Chg. Q/Q		Chg. Y/Y
Type of transaction	31 03 2025	31 12 2024	31 03 2024	Abs.	%	Abs.	%
Current accounts	2,832.4	2,658.9	2,668.4	173.5	6.5%	164.0	6.1%
Mortgages	52,041.2	50,704.9	52,047.0	1,336.3	2.6%	(5.8)	0.0%
Other forms of lending	14,890.3	15,023.8	14,628.1	(133.5)	-0.9%	262.2	1.8%
Repurchase agreements	7,028.6	7,035.2	7,241.3	(6.6)	-0.1%	(212.7)	-2.9%
Non performing loans	1,838.4	1,886.7	1,838.1	(48.4)	-2.6%	0.3	0.0%
Total	78,630.9	77,309.6	78,422.9	1,321.3	1.7%	208.0	0.3%
Stage 1	66,962.3	65,222.1	66,929.3	1,740.2	2.7%	33.0	0.0%
Stage 2	9,619.2	10,058.6	9,458.5	(439.4)	-4.4%	160.7	1.7%
Stage 3	1,835.2	1,883.2	1,834.5	(48.0)	-2.5%	0.7	0.0%
Purchased or originated credit impaired financial assets	2.1	2.2	2.7	(0.1)	-4.5%	(0.6)	-22.2%
Performing loans measured at fair value	210.2	141.3	196.0	68.9	48.8%	14.2	7.2%
Non-performing loans measured at fair value	1.9	2.2	1.9	(0.3)	-13.6%	-	0.0%

	31 03 2025			31 12 2024			31 03 2024			Chg. Q/Q		Chg. 31.12
Loans to customers measured at amortised cost	Stage 1	Stage 2	Total loans to customers measured at amortised cost	Stage 1	Stage 2	Total loans to customers measured at amortised cost Stage 1	Stage 1	Stage 2	Total loans to customers measured at amortised cost	Stage 1	Stage 2	Stage 1	Stage 2
Gross exposure	67,075.7	9,983.1	80,754.1	65,334.1	10,408.1	79,456.9	67,028.5	9,832.1	80,493.5
Adjustments	113.4	363.9	2,335.3	112.0	349.5	2,290.8	99.2	373.6	2,268.5
Net exposure	66,962.3	9,619.2	78,418.8	65,222.1	10,058.6	77,166.1	66,929.3	9,458.5	78,225.0
Coverage ratio	0.2%	3.6%	2.9%	0.2%	3.4%	2.9%	0.1%	3.8%	2.8%	0.0%	0.2%	0.1%	-0.2%
% on Loans to customers measured at amortised cost	85.4%	12.3%	100.0%	84.5%	13.0%	100.0%	85.6%	12.1%	100.0%	0.9%	-0.7%	-0.2%	0.2%

The gross exposure of loans classified in stage 1, equal to EUR 67.1 bn as at 31 March 2025, increased compared to 31 December 2024 (EUR 65.3 bn) and remained substantially stable compared to 31 March 2024 (EUR 67.0 bn). The dynamics of the first quarter of 2025 compared to the end of the previous year is mainly due to the commercial developments of the period.

The positions classified in the second stage, whose gross exposure amounts to EUR 10.0 bn at 31 March 2025, are down compared to EUR 10.4 bn at 31 December 2024 and substantially in line with the level recorded at 31 March 2024 (equal to EUR 9.8 bn).

The coverage level of performing loans remained stable at 2.9% (same as at 31 December 2024).

Interim Financial Report

Non-performing exposures of loans to customers

In the tables below, Non-performing loans to customers are represented by all cash exposures, in the form of loans to customers, regardless of the accounting portfolio to which they belong.

The Group’s total non-performing loans to customers as at 31 March 2025 were equal to EUR 3.6 bn in terms of gross exposure, trending down compared to 31 December 2024 (EUR 3.7 bn) and 31 March 2024 (EUR 3.6 bn). In particular:

•	the bad loan gross exposure, amounting to EUR 1.4 bn, increased slightly compared to 31 December 2024 (EUR 1.3 bn) and decreased slightly compared to 31 March 2024 (EUR 1.5 bn);

•	the unlikely to pay loan gross exposure, equal to EUR 2.2 bn, was stable compared to 31 December 2024 and up slightly on 31 December 2023 (EUR 2.1 bn);

•	the non-performing past-due loan gross exposure, amounting to EUR 65.4 mln, decreased compared to EUR 99.0 mln as at 31 December 2024 and EUR 78.7 mln as at 31 March 2024.

As at 31 March 2025, the Group’s Net exposure in terms of non-performing loans to customers was equal to EUR 1.8 bn, substantially stable compared to 31 December 2024 and compared to 31 March 2024.

Loans to customers		Bad loans	Unlikely to pay	Non- performing Past due Loans	Total Non- performing loans to customers	Performing loans	Total
	Gross exposure	1,364.3	2,212.0	65.4	3,641.7	77,269.8	80,911.5
31 03 2025	Adjustments	898.7	885.8	18.8	1,803.3	477.3	2,280.6
	Net exposure	465.6	1,326.2	46.6	1,838.4	76,792.5	78,630.9
	Coverage ratio	65.9%	40.0%	28.7%	49.5%	0.6%	2.8%
	% on Loans to customers	0.6%	1.7%	0.1%	2.3%	97.7%	100.0%

	Gross exposure	1,320.8	2,240.6	99.0	3,660.4	75,883.8	79,544.2
31 12 2024	Adjustments	878.2	869.5	26.0	1,773.7	460.9	2,234.6
	Net exposure	442.6	1,371.1	73.0	1,886.7	75,422.9	77,309.6
	Coverage ratio	66.5%	38.8%	26.3%	48.5%	0.6%	2.8%
	% on Loans to customers	0.6%	1.8%	0.1%	2.4%	97.6%	100.0%

	Gross exposure	1,459.5	2,100.8	78.7	3,639.0	77,057.5	80,696.5
31 03 2024	Adjustments	989.3	794.8	16.8	1,800.9	472.7	2,273.6
	Net exposure	470.2	1,306.0	61.9	1,838.1	76,584.8	78,422.9
	Coverage ratio	67.8%	37.8%	21.3%	49.5%	0.6%	2.8%
	% on Loans to customers	0.6%	1.7%	0.1%	2.3%	97.7%	100.0%

As at 31 March 2025, the coverage ratio of non-performing loans to customers was 49.5%, up compared to 31 December 2024 when it was 48.5%. In particular, the coverage percentages of Unlikely to pay exposures and Non-performing past-due loans increased, going from 38.8% to 40.0% and from 26.3% to 28.7% respectively, while the coverage percentage of Bad Loans slightly decreased, going from 66.5% to 65.9%.

The coverage percentage of impaired loans is stable compared to 31 March 2024 (equal to 49.5%). At individual administrative status level, the percentage coverage of Unlikely to pay exposures (which rose from 37.8% to 40.0%) and Non-performing past-due loans (which rose from 21.3% to 28.7%) increased. On the other hand, the percentage of coverage of bad loans is slightly decreasing (coverage of which goes from 67.8% to 65.9%).

BANCA MONTE DEI PASCHI DI SIENA

Change in gross exposures

				Non-	Total Non-
				performing	performing
			Unlikely to	past due	loans to	Performing
abs/%		Bad loans	pay	exposures	customers	loans	Total
Q/Q	abs.	43.5	(28.6)	(33.6)	(18.7)	1,386.0	1,367.3
	%	3.3%	-1.3%	-33.9%	-0.5%	1.8%	1.7%
Y/Y	abs.	(95.2)	111.2	(13.3)	2.7	212.3	215.0
	%	-6.5%	5.3%	-16.9%	0.1%	0.3%	0.3%

Changes in coverage ratios

			Non-	Total Non-
			performing	performing
		Unlikely to	past due	loans to	Performing
	Bad loans	pay	exposures	customers	loans	Total
Q/Q	-0.6%	1.2%	2.5%	1.1%	0.0%	0.0%
Y/Y	-1.9%	2.2%	7.4%	0.0%	0.0%	0.0%

	1°Q 2025		31 12 2024		4°Q 2024		31 03 2024		Chg. 1°Q 2025/4°Q2025 Total Non- performing loans to customers		Chg. Y/Y Total Non- performing loans to customers
Trend of non- performing loans to customers	Non-performing loans to customers	of which Bad loans	Non-performing loans to customers	of which Bad loans	Non-performing loans to customers	of which Bad loans	Non-performing loans to customers	of which Bad loans	Abs.	%	Abs.	%
Gross exposure, opening balance	3,660.4	1,320.8	3,484.9	1,383.4	3,880.7	1,587.2	3,484.9	1,383.4	(220.3)	-5.7%	175.5	5.0%
Increases from performing loans	181.7	4.1	1,315.7	85.5	336.8	39.1	343.9	5.2	(155.1)	-46.1%	(162.2)	-47.2%
Transfers to performing loans	(41.0)	-	(179.3)	(0.9)	(19.3)	-	(72.2)	-	(21.7)	n.m.	31.2	-43.2%
Collections (including gains on disposals)	(159.0)	(60.0)	(754.1)	(221.7)	(315.3)	(150.7)	(143.7)	(28.0)	156.3	-49.6%	(15.3)	10.6%
Write-offs (including loss on disposal)	(41.5)	(40.2)	(91.1)	(50.3)	(31.1)	(10.6)	(26.5)	(22.4)	(10.4)	33.4%	(15.0)	56.6%
+/- Other changes	41.1	139.6	(115.7)	124.8	(191.4)	(144.2)	52.6	121.3	232.5	n.m.	(11.5)	-21.9%
Gross exposure, closing balance	3,641.7	1,364.3	3,660.4	1,320.8	3,660.4	1,320.8	3,639.0	1,459.5	(18.7)	-0.5%	2.7	0.1%
Opening balance of overall adjustments	(1,773.7)	(878.2)	(1,967.2)	(1,108.6)	(1,936.4)	(1,085.3)	(1,967.2)	(1,108.6)	162.7	-8.4%	193.5	-9.8%
Adjustments / write-backs	(56.6)	(5.1)	(375.7)	(71.1)	(103.6)	6.4	(108.3)	(27.3)	47.0	-45.4%	51.7	-47.7%
+/- Other changes	27.0	(15.4)	569.2	301.5	266.3	200.7	274.6	146.6	(239.3)	-89.9%	(247.6)	-90.2%
Closing balance of overall adjustments	(1,803.3)	(898.7)	(1,773.7)	(878.2)	(1,773.7)	(878.2)	(1,800.9)	(989.3)	(29.6)	1.7%	(2.4)	0.1%
Net exposure, closing balance	1,838.4	465.6	1,886.7	442.6	1,886.7	442.6	1,838.1	470.2	(48.3)	-2.6%	0.3	0.0%

Interim Financial Report

Other Financial Assets/Liabilities

As at 31 March 2025, the Group's securities assets amounted to EUR 19.0 bn, up compared to 31 December 2024 (EUR +1.6 bn), mainly due to the increase in financial assets held for trading (EUR +2.1 bn), with a slight decrease in financial assets measured at fair value with an impact on overall profitability (EUR -0.2 bn) and securities held for customers at amortised cost (EUR -0.2 bn); The other components were essentially stable. It should be noted that the market value of securities included in loans to customers and banks at amortised cost amounted to EUR 9,584.8 mln and EUR 623.9 mln, respectively (with implicit capital losses of EUR 430.7 mln and EUR 88.1 mln, respectively).

The aggregate also increased compared to 31 March 2024 (EUR +0.8 bn), mainly due to growth in the trading component (EUR +1.1 bn), partially offset by the decline in financial assets measured at fair value with an impact on overall profitability (EUR -0.3 bn). The other components were essentially stable.

On-balance-sheet financial liabilities held for trading amounted to EUR 1.7 bn at 31 March 2025, essentially stable compared to 31 December 2024 (EUR 1.6 bn) and down compared to the value recorded at 31 March 2024 (EUR 5.2 bn).

As at 31 March 2025, the Net position in derivatives, positive for EUR 1.2 bn, was essentially stable compared to both 31 December 2024 (positive for EUR 1.1 bn) and 31 March 2024 (positive for EUR 1.3 bn).

				Chg. Q/Q		Chg. Y/Y
Items	31 03 2025	31 12 2024	31 03 2024	Abs.	%	Abs.	%
Securities assets	19,023.8	17,447.4	18,175.7	1,576.4	9.0%	848.1	4.7%
Financial assets held for trading	5,872.4	3,764.4	4,803.3	2,108.0	56.0%	1,069.1	22.3%
Financial assets mandatorily measured at fair value	300.5	312.7	228.6	(12.2)	-3.9%	71.9	31.5%
Financial assets measured at fair value through other comprehensive income	2,095.9	2,337.4	2,411.7	(241.5)	-10.3%	(315.8)	-13.1%
Financial assets held for sale	27.5	57.6	0.0	(30.1)	-52.3%	27.5	n.m.
Loans to customers measured at amortised cost	10,015.5	10,237.7	10,049.9	(222.2)	-2.2%	(34.4)	-0.3%
Loans to banks measured at amortised cost	712.0	737.6	682.2	(25.6)	-3.5%	29.8	4.4%
Financial assets held for sale	27.5	57.6	0.0	(30.1)	-52.3%	27.5	n.m.
On-balance-sheet financial liabilities held for trading	(1,676.3)	(1,617.9)	(5,164.3)	(58.4)	3.6%	3,488.0	-67.5%
Net positions in Derivatives	1,242.6	1,060.2	1,337.9	182.4	17.2%	(95.3)	-7.1%
Other financial assets and liabilities	18,590.1	16,889.7	14,349.3	1,700.4	10.1%	4,240.8	29.6%

	31 03 2025		31 12 2024		31 03 2024
Items	Securities assets	On-balance- sheet financial liabilities held for trading	Securities assets	On-balance- sheet financial liabilities held for trading	Securities assets	On-balance- sheet financial liabilities held for trading
Debt securities	18,421.9	-	16,877.7	-	17,623.4	-
Equity instruments and Units of UCITS	601.9	-	569.7	-	552.3	-
Loans	-	1,676.3	-	1,617.9	-	5,164.3
Total	19,023.8	1,676.3	17,447.4	1,617.9	18,175.7	5,164.3

BANCA MONTE DEI PASCHI DI SIENA

Interbank position

As at 31 March 2025, the Group's net interbank position stood at EUR 5.3 bn in loans, down from net interbank loans of EUR 6.1 bn and EUR 5.6 bn as at 31 December 2024 and 31 March 2024, respectively. The change compared to the previous quarter (EUR -0.8 bn) is mainly attributable to sight loans at banks.

The change compared to the same period of the previous year (EUR -0.4 bn) is mainly influenced by: (i) the reduction in funding from central banks (EUR -3.6 bn, of which EUR 3.0 bn for the maturity of the last tranche of TLTROs in June 2024 and EUR 0.6 mln for the decline in MRO/LTRO funding), (ii) the reduction in the deposit facility (EUR -2.0 bn) and (iii) the above-mentioned reduction in sight loans to banks (EUR -0.9 bn).

Interbank balances

				Chg. Q/Q		Chg. Y/Y
	31 03 2025	31 12 2024	31 03 2024	Abs.	%	Abs.	%
Loans to banks	1,920.6	2,068.3	2,313.0	(147.7)	-7.1%	(392.4)	-17.0%
Deposits from banks	1,854.4	1,301.0	1,304.4	553.4	42.5%	550.0	42.2%
Demand deposits with banks (cash)	825.1	1,656.9	1,684.3	(831.8)	-50.2%	(859.2)	-51.0%
Net position with banks	891.3	2,424.2	2,692.9	(1,532.9)	-63.2%	(1,801.6)	-66.9%
Loans to central banks	660.0	565.5	832.4	94.5	16.7%	(172.4)	-20.7%
Deposits from central banks	8,010.2	8,510.9	11,629.3	(500.7)	-5.9%	(3,619.1)	-31.1%
Demand deposits with Central banks (cash)	11,726.7	11,617.9	13,730.6	108.8	0.9%	(2,003.9)	-14.6%
Net position with central banks	4,376.5	3,672.5	2,933.7	704.0	19.2%	1,442.8	49.2%
Net interbank position	5,267.8	6,096.7	5,626.6	(828.9)	-13.6%	(358.8)	-6.4%

As at 31 March 2025, the operating liquidity position showed an unencumbered Counterbalancing Capacity of EUR 31.6 bn, down compared to 31 December 2024 (EUR 33.0 bn) but higher than 31 March 2024 (EUR 29.6 bn).

Other assets

The item Other assets includes the value of diamonds, for EUR 53.5 mln, involved in the action taken by the Parent Company in 2018, that envisaged the payment to customers of a consideration up to an amount equal to the amount the latter originally paid to Diamond Private Investment to purchase the stones, with their simultaneous transfer to the Bank and finalisation of an appropriate transaction.

The aggregate also includes tax credits related to the “Rilancio” Law Decree no. 34/2020, which introduced tax incentives for specific energy and anti-seismic efficiency initiatives, the installation of photovoltaic systems and infrastructure for recharging electric vehicles in buildings (so-called Superbonus/Ecobonus/Sismabonus). Specifically, as at 31 March 2025, the nominal value of the total tax credits acquired amounted to EUR 3,186 mln (EUR 3,125 mln as at 31 December 2024). Taking into account the credits offset to date, amounting to EUR 1,408 mln, the residual nominal value at 31 March 2025 amounts to EUR 1,778 mln. The corresponding carrying amount, recognised in the balance sheet under ‘Other assets’ at amortised cost, which takes into account the purchase price and net fees accrued as at 31 March 2025, amounts to EUR 1,613 mln (EUR 1,805 mln as at 31 December 2024).

It should also be noted that, as at 31 March 2025, the Parent Company had received requests for the sale of additional receivables for a total amount of approximately EUR 854 mln, currently being assessed/processed. The total amount of credits acquired and assignment requests being processed - the latter appropriately adjusted to factor in the incidence of dossiers abandoned and/or rejected by the Bank -, is in line with the estimate of the overall fiscal capacity (the so-called “Tax Capacity”), i.e., the tax/contribution payments that the Group expects to make and that are available for offsetting with tax credits from "Building Bonuses". The aforementioned valuation also takes into account the significant decrease in the estimated prospective “Tax Capacity” caused by changes to the rules underlying the use of tax credits purchased introduced by Italian Law no. 67 of 23 May 2024, which converted Italian Decree Law no. 39/2024 (the tax benefits decree) into law, with amendments.

Interim Financial Report

Shareholders’ equity

As at 31 March 2025, the Shareholders’ equity of the Group and non-controlling interests was roughly EUR 12.0 bn, up by EUR 400 mln compared to 31 December 2024, mainly due to the positive result recorded in the quarter.

Compared to 31 March 2024, the Group’s Shareholders' Equity and non-controlling interests increased by EUR 1.7 bn at 31 March 2025, due to the combined effect of the results achieved in the subsequent quarters and the distribution in May 2024 of the 2023 dividend of EUR 315 mln.

Reclassified Consolidated Balance Sheet

				Chg. Q/Q		Chg Y/Y
Equity	31 03 2025	31 12 2024	31 03 2024	Abs.	%	Abs.	%
Group Net Equity	12,048.6	11,649.0	10,307.1	399.6	3.4%	1,741.5	16.9%
a) Valuation reserves	46.9	60.4	25.8	(13.5)	-22.4%	21.1	81.8%
d) Reserves	4,135.1	2,184.3	2,495.1	1,950.8	89.3%	1,640.0	65.7%
f) Share capital	7,453.5	7,453.5	7,453.5	-	0.0%	-	0.0%
h) Net profit (loss) for the period	413.1	1,950.8	332.7	(1,537.7)	-78.8%	80.4	24.2%
Non-controlling interests	0.3	0.3	0.6	-	0.0%	(0.3)	-50.0%
Shareholders’ equity of the Group and Non- controlling interests	12,048.9	11,649.3	10,307.7	399.6	3.4%	1,741.2	16.9%

BANCA MONTE DEI PASCHI DI SIENA

Disclosure on Fair Value

The methodologies used to calculate fair values have not changed compared to 2024 and therefore reference should be made, for a comprehensive reading, to the information provided in section A.4 “Information on Fair Value” in the Consolidated Explanatory Notes as at 31 December 2024.

Financial assets and liabilities measured at fair value on a recurring basis

Asset and liabilities measured at fair	31 03 2025				31 12 2024
value	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
1. Financial assets measured at fair value through profit or loss of which:	5,625.5	2,440.2	509.9	8,575.6	3,514.5	2,564.8	453.5	6,532.8
a) Financial asset held for trading	5,625.5	2,437.5	-	8,063.0	3,514.5	2,562.1	-	6,076.6
c) Other financial assets mandatorily measured at fair value	-	2.7	509.9	512.6	-	2.7	453.5	456.2
2. Financial assets measured at fair value through other comprehensive income	1,919.9	10.5	165.5	2,095.9	2,162.4	9.4	165.6	2,337.4
3. Hedging derivatives	-	422.7	-	422.7	-	94.2	-	94.2
4. Property, plant and equipment	-	-	1,717.9	1,717.9	-	-	1,738.3	1,738.3
Total assets	7,545.4	2,873.4	2,393.3	12,812.1	5,676.9	2,668.4	2,357.4	10,702.7
1. Financial liabilities held for trading	1,677.8	1,056.9	1.3	2,736.0	1,619.1	985.1	1.5	2,605.7
2. Financial liabilities designated at fair value	-	121.1	-	121.1	-	119.7	-	119.7
3. Hedging derivatives	-	310.9	-	310.9	-	358.4	-	358.4
Total liabilities	1,677.8	1,488.9	1.3	3,168.0	1,619.1	1,463.2	1.5	3,083.8

During the first quarter of 2025, certain financial assets, in particular equities amounting to approximately EUR 3 mln, deteriorated from level 1 to level 2 of the fair value hierarchy. With reference to financial instruments that have improved from level 2 to level 1 of the hierarchy, please note that this dynamic affected bonds for a value of around EUR 32 mln.

The above changes in fair value are essentially attributable to the deterioration/improvement in the securities’ liquidity conditions (measured in terms of bid-ask spread of the listed price), which allowed the level transfer in accordance with the Group’s policy on the valuation of financial instruments.

As for OTC derivatives, in compliance with IFRS 13 the Group calculates adjustments to values, obtained through valuation models using risk-free interest rates, to take account of the creditworthiness of the individual counterparty. This risk measure, known as Credit Value Adjustment (CVA), is estimated for all positions in OTC derivatives with non-collateralised institutional and commercial counterparties and with counterparties having a Credit Support Annex (CSA) not in line with market standards. The methodology is based on the calculation of expected operational loss linked to counterparty rating and estimated on a position’s duration. The exposure includes future credit variations represented by add-ons.

Market-consistent probability measurements are employed in the calculation of CVAs in order to gauge market expectations resulting from CDS, also taking into consideration the historical information available within the Group. As at 31 March 2025 the change for the correction of CVA was approx. EUR 3.7 mln.

Interim Financial Report

Changes in financial assets measured at fair value on a recurring basis (level 3)

31 03 2025

			Financial
	Financial assets measured at fair value		assets
	through profit or loss		measured at
		of which:	fair value
		c) Other financial	through other	Property,
		assets mandatorily	comprehensive	plant and
	Total	measured at fair value	income	equipment
1. Opening balances	453.5	453.5	165.6	1,738.3
2. Increases	82.9	82.9	-	2.6
2.1 Purchase	-	-	-	-
2.2 Profits charged to:	1.7	1.7	-	1.9
2.2.1 Income statement	1.7	1.7	-	1.9
- of which: capital gains	1.7	1.7	-	1.9
2.2.2 Equity	-	-	-	-
2.3 Transfers from other levels	-	-	-	-
2.4 Other increases	81.2	81.2	-	0.7
3. Decreases	26.5	26.5	0.1	23.0
3.1 Sales	-	-	0.1	-
3.2 Repayments	13.4	13.4	-	-
3.3 Losses charged to:	12.3	12.3	-	-
3.3.1 Income statement	12.3	12.3	-	-
- of which: capital losses	12.3	12.3	-	-
3.3.2 Equity	-	-	-	-
3.4 Transfers to other levels	-	-	-	-
3.5 Other decreases	0.8	0.8	-	23.0
4. Closing balance	509.9	509.9	165.5	1,717.9

Following are the most significant amounts reported in the column “Other Financial assets mandatorily measured at fair value” under item

•	“2.2.1 Profit charged to the income statement” of approximately EUR 1.7 mln refers to revaluations of certain UCITS units (EUR 1.5 mln) and of loans and (EUR 0.2 mln);
•	“2.4 Other increases” equal to EUR 81.2 mln and include approximately EUR 79.4 mln in new loans and the remainder in positions that during the year were reclassified from the loan portfolio at amortised cost to the portfolio of other assets measured at fair value as per mandatory requirements due to substantial credit changes not consistent with the SPPI test;
•	“3.2 Repayments” for EUR 13.4 mln, includes approximately EUR 3.4 mln as the partial reimbursement of UCITS units held and EUR 10.0 mln for reimbursements on credit positions;
•	“3.3.1 Losses charged to the income statement” of EUR 12.3 mln for write-downs, referring to EUR 4.7 mln on UCITS units, EUR 6.7 mln on notes for the Siena NPL securitisation transaction and EUR 0.9 mln on non-performing loans.

Property, plant and equipment measured at fair value on a recurring basis consisted of property assets for business and for investment use. The main amounts reported are shown below:

•	“2.2.1 Profits charged to the income statement - of which capital gains” amounting to approximately EUR 1.9 mln, relate to real estate investments classified as non-current assets held for sale during the first quarter of 2025 and valued at the expected sale price;
•	“3.5 Other decreases” equal to approximately EUR 23.0 mln mainly refer to the depreciation charge related to properties classified as operating assets in the amount of EUR 6.7 mln and to properties transferred during the year to fixed assets held for disposal for EUR 16.3 mln.

BANCA MONTE DEI PASCHI DI SIENA

Changes in financial liabilities measured at fair value on a recurring basis (level 3)

31 03 2025

Financial liabilities held for trading
1. Opening balances	1.5
2. Increases	0.8
2.1 Issues	-
2.2 Losses charged to	0.8
2.2.1 Income statement	0.8
- of which capital losses	-
2.2.2 Equity	X
2.3 Transfers from other levels	-
2.4 Other increases	-
3. Decreases	1.0
3.1 Redemptions	-
3.2 Repurchases	-
3.3 Profits charged to:	1.0
3.3.1 Income statemen	1.0
- of which capital gains	0.2
3.3.2 Equity	X
3.4 Transfers from other levels	-
3.5 Other decreases	-
4. Closing balance	1.3

Information on “day one profit/loss”

The Group did not recognise “day one profits/losses” on financial instruments pursuant to B.5.1.2A of IFRS 9; therefore, no disclosure is provided pursuant to paragraph 28 of IFRS 7 and other related IAS/IFRS paragraphs.

Interim Financial Report

Fair value level 2 and 3: measurement techniques and inputs used

The following tables show, respectively, for Level 2 and 3 financial instruments, the accounting portfolio, a summary of the types of instruments in use at the Group, and evidence of the related valuation techniques and the inputs used.

*prices for identical financial instruments listed in non-active markets (IFRS 13 par. 82 lett. b).

BANCA MONTE DEI PASCHI DI SIENA

Items	Fair value Level 3 31 03 2025			Type	Measurement approach	Non-observable inputs	Range (weighted average)
	Other financial assets mandatorily measured at fair value	Financial assets measured at fair value through other comprehensive income	Financial liabilities held for trading				
Debt securities	44.1	-	-	Notes	Discounted Cash Flow	Discount rate	11%
				Participating financial instruments	Credit Model	Fair value asset	0-18.6 Eur/mln
Equity instruments	1.3	165.5		Equity investments	Discounted Cash Flow	Liquidity/Equity Risk Premium/Beta baselines	20%/8%/0.4
				Equity investments	Cost/Shareholders' equity	Fair value asset	0-12.7 €/mln
Loans	212.1	-	X	Loans	Discounted Cash Flow	NPE spread	1.92% - 2.13%
				Loans	Discounted Cash Flow	LGD	0.12% /73.77%
				Loans	Discounted Cash Flow	PD	0.07% / 41.74%
				Loans	Discounted Cash Flow	PE spread	0.01% / 1.05%
UCITS units	252.4	X	X	Reserved Closed-end Fund	External pricing	Fair value asset	5.4 €/mln
				Closed-end Real Estate Funds	External Pricing (Report on operations)	Fair value asset	8.5 €/mln
				Private Equity Funds	Nav Investor report	Report on operations, technical sheet of assets held in the portfolio	0.28-15.90 €/mln
				Alternative Investment Funds	Discounted Cash Flow	Discount rate	8.81%- 11.01%
Financial derivatives	X	X	1.3	IR/Asset/Currency Swaps	Discounted Cash Flow	Surrender Rate	No dynamics/Stochastic volatility
Total assets	509.9	165.5	X				
Total liabilities	X	X	1.3

A description of Level 3 financial instruments that show significant sensitivity to changes in unobservable inputs is provided below.

The column “Other financial assets mandatorily measured at fair value” in the category "Debt securities" measured using the Discount Cash Flow method includes both mezzanine and junior tranches referring to the securitisation of a portfolio of loans classified as non-performing loans called “Siena NPL” for EUR 21.5 mln. For this position, the change in the discount rate (+/-1%) and in the flows of expected distributions (+/-10%), would determine a range of values of EUR 20.8-21.8 mln and EUR 22.4-20.1 mln, respectively.

Also worth mentioning in this category are approximately EUR 18.6 mln relating to some equity investments acquired by the Group under credit restructuring agreements which the sensitivity analysis was not carried out as the unit value of the individual exposures is below the minimum materiality threshold established by the Group.

The column “Other Financial assets mandatorily measured at fair value” also includes loans (EUR 212.1 mln) that are mandatorily measured at fair value. The unobservable parameters are Probability of Default (PD), Loss Given Default (LGD) and the different spreads for performing and non-performing assets. The change in these parameters, of 10%, 5%, 1% and 1%, respectively, would have an impact on fair value of approximately EUR -9.2 mln.

The majority of the UCITS units refers, for EUR 118.6 mln, to units of funds received in exchange for the sale of non-performing loans (Back2bonis, IDEA CCR I, II and Nuova Finanza, Clessidra and Efesto). The change in the discount rate (+/-1%) and forecasted distributions (+/-10%) would result in the following range of values: EUR 116.6 - 120.8 mln and EUR 130.2 - 107.1 mln respectively.

The category of UCITS units also contains the total contributions made from June 2016 onwards to the Italia Recovery Fund (formerly Atlante due) for a carrying amount of EUR 5.4 mln calculated on the basis of the latest available NAV.

Interim Financial Report

Finally, the UCITS category also includes private equity funds and closed-end real estate funds amounting to EUR 128.4 mln, of which EUR 88.0 mln correspond to the positions of Fondo Etrusco Distribuzione (EUR 82.9 mln) and Fondo Democrito (EUR 5.1 mln). The change in default probability (+/-1%) and recovery rates (+/-10%) for these positions would result in a range of values of EUR 88.2-87.9 mln, respectively. With regard to the remaining positions, it was not possible to carry out any quantitative analysis of the sensitivity of the fair value with respect to the change in unobservable inputs, as the fair value is the result of a model whose inputs are specific to the entity being measured and for which the information necessary for a sensitivity analysis is not available.

The “Financial assets measured at fair value through other comprehensive income” accounting portfolio includes the equity investment in Bank of Italy (EUR 137.5 mln), measured using the Discounted Cash Flow method. The equity investment was measured with the methodology identified by the Committee of Experts in the document “Revaluation of shareholdings in the Bank of Italy”. This document not only details the valuation techniques adopted to reach the end result, but identified the following entity-specific parameters: the market beta, equity risk premium, and the cash flow base. The valuation of that equity investment is also confirmed in market transactions carried out in recent years by certain banks. The range of possible values that can be assigned to these parameters cause the following changes in value: roughly EUR -8 mln for every 100 bps increase in the equity risk premium, roughly EUR -18 mln for every 10 pp increase in the market beta, and roughly EUR -18 mln for every 10 pp increase in the cash flow base.

This category also includes equity securities representing all equity investments designated at fair value that could not be measured according to a market-based model. These positions amount to approximately EUR 35.6 mln. A sensitivity analysis was not conducted for these positions for the same reasons as above with reference to the UCITs.

Financial liabilities held for trading include financial derivatives (approximately EUR 1.3 mln) included for the correct management of the lapse risk inherent in commission flows deriving from the placement of certain unit-linked policies. A sensitivity analysis was not carried out for these positions as they were not considered material for the Group.

Assets and liabilities not measured at fair value or measured at fair value on a non-recurring basis

	31 03 2025		31 12 2024
Financial asset/liabilities not measured at fair value or measured		Total Fair		Total Fair
at fair value on a non-recurring basis	Book value	value	Book value	value
1. Financial assets measured at amortised cost	91,494.5	90,295.4	90,525.9	89,901.3
3. Non-current assets held for sale and disposal groups	1,105.0	1,103.6	1,128.7	1,128.7
Total Assets	92,599.5	91,399.0	91,654.6	91,029.9
1. Financial liabilities measured at amortised costs	103,436.8	103,724.8	102,751.4	103,074.2
2. Liabilities associated to disposal groups held for sale	975.6	975.6	976.7	976.7
Total Liabilities	104,412.4	104,700.4	103,728.1	104,050.9

With reference to paragraph 93 letter (i) of IFRS 13, the Group does not hold any non-financial assets measured at fair value whose current use does not represent its best possible use.

With reference to paragraph 96 of IFRS 13, the Group does not apply the portfolio exception provided for in paragraph 48 of IFRS 13.

In regard to assets under disposal, only the assets measured at fair value or at fair value less disposal costs were indicated.

BANCA MONTE DEI PASCHI DI SIENA

Capital adequacy

Regulatory capital and statutory requirements

As a result of the conclusion of the SREP conducted with reference to the figures as at 31 December 2023 and also taking into account the information received after that date, with the submission in December 2024 of the 2024 SREP Decision, the ECB asked the Parent Company to maintain, effective 1 January 2025, a consolidated TSCR level of 10.50%, which includes 8% as a Pillar 1 minimum requirement (“P1R”) pursuant to Article 92 of the CRR and 2.50% as Pillar II additional requirement (“P2R”), which must be respected at least for 56.25% with CET1 and at least 75% with Tier 1.

With regard to Pillar II Capital Guidance (P2G), the ECB expects the Parent Company to adapt, on a consolidated basis, to a requirement of 1.15%, to be fully met from Common Equity Tier 1 capital in addition to the overall capital requirement (OCR). Failing to comply with this capital guideline is not, at any rate, equivalent to failing to comply with the capital requirements.

Lastly, it should be noted that as of 1 January 2019, the Capital Conservation Buffer (CCB) is 2.5%, and that as of 1 January 2024, the Group is no longer required to comply with the O-SII Buffer as it has not been identified for the year 2024 and 2025 by the Bank of Italy as a systemically important institution authorised in Italy. In addition, as at 31 December 2024, the Group has to comply with the Systemic Risk Buffer (SyRB) of 1% of credit and counterparty risk-weighted exposures to Italian residents, which is to be achieved gradually by building up a buffer of 0.5% of material exposures by 31 December 2024 and the remaining 0.5% by 30 June 2025.

Accordingly, the Group must meet the following requirements at consolidated level as at 31 March 2025:

-   CET1 Ratio of 8.81%;

-   Tier 1 Ratio of 10.78%;

-   Total Capital Ratio of 13.40%.

These ratios include, in addition to the P2R, 2.5% for the Capital Conservation Buffer, 0.025% for the Countercyclical Capital Buffer (CCyB)12 and 0.38% for the Systemic Risk Buffer.

12 Calculated considering the exposure as at 31 March 2025 in the various countries in which the MPS Group operates and the requirements established by the competent national authorities.

Interim Financial Report

As at 31 March 2025, the Group’s level of capital on a transitional basis was as shown in the following table:

			Chg. 31 12 2024
Categories / Values	31 03 2025	31 12 2024	Abs.	%
OWN FUNDS
Common Equity Tier 1 (CET1)	8,908.2	8,847.4	60.8	0.69%
Tier 1 (T1)	8,908.2	8,847.4	60.8	0.69%
Tier 2 (T2)	1,061.0	1,112.1	(51.1)	-4.59%
Total capital (TC)	9,969.2	9,959.5	9.7	0.10%
RISK-WEIGHTED ASSETS
Credit and Counterparty Risk	35,777.0	36,675.0	(898.0)	-2.45%
Credit valuation adjustment risk	592.3	261.6	330.7	126.41%
Market risks	1,978.3	1,840.2	138.1	7.50%
Operational risk	6,832.7	9,613.4	(2,780.7)	-28.93%
Total risk-weighted assets	45,180.3	48,390.2	(3,209.9)	-6.63%
CAPITAL RATIOS
CET1 capital ratio	19.72%	18.28%	1.43%
Tier1 capital ratio	19.72%	18.28%	1.43%
Total capital ratio	22.07%	20.58%	1.48%

Compared to 31 December 2024, the CET1 recorded an increase of EUR +61 mln.

This change is mainly due to the inclusion in CET1 of the result for the period ended 31 March 2025, net of the dividend accrued in the first quarter assuming a payout ratio of 75% of pre-tax profit, partly offset by the increase in deductions relating to DTAs (deferred tax assets based on future profitability and not arising from temporary differences).

Tier 2 fell by EUR -51 mln compared to the end of December 2024, due for EUR -45 mln to the amortisation of Tier 2 subordinated instruments and for EUR +5 mln to the decrease in the contribution to Tier 2 of the excess value adjustments over expected losses.

The Total Capital Ratio therefore reflects an overall increase in own funds of EUR +10 mln.

RWAs decreased by EUR 3.2 bn, mainly due to the introduction of the new provisions of Regulation (EU) 2024/1623 (“CRR3”). In particular, there was a significant reduction in RWA for operational risks (EUR -2.8 bn) attributable to the use of the standardised approach instead of the Advanced Measurement Approach (the application of internal models is no longer permitted under prudential rules). Furthermore, always as a result of the introduction of CRR3, there was a decrease in AIRB RWAs linked to the elimination of the application of the scaling factor, partly offset by the new credits granted in the first three months of the year. An increase in CVA risk (EUR +0.3 bn) was also recorded, determined by the application of the new “basic approach” method introduced by CRR3, while standard credit risk and market risks remain substantially stable.13 (EUR +0.1 bn).

As at 31 March 2025, the Parent Company, on a consolidated basis, meets all capital requirements, including those related to the P2G.

As at 31 March 2025 the Group, on a transitional basis, has a 6.94% leverage ratio, higher than the regulatory minimum of 3%.

13 With regard to the new market risk framework, it should be noted that the application of the Fundamental Review of the Trading Book (FRTB), until now introduced in Europe only for reporting purposes, has been postponed to 1 January 2026 by Delegated Regulation (EU) 2024/2795.

BANCA MONTE DEI PASCHI DI SIENA

MREL capacity

Pursuant to Article 45 of Directive 2014/59/EU, as amended, banks must at all times respect a minimum own funds and eligible liabilities (MREL) requirement in order to ensure that, in the event of application of the bail-in, they have sufficient liabilities to absorb losses and to ensure compliance with the Tier 1 Capital requirement envisaged for authorisation to carry out banking activities, as well as to generate sufficient trust in the market.

With the letter of 29 November 2024, the Parent Company received from the Bank of Italy, in its capacity as Resolution Authority, the decision SRB/EES/2024RPC/57 of the Single Resolution Committee on the calculation of the minimum requirement for own funds and eligible liabilities.

As from 29 November 2024, the Parent Company must comply, on a consolidated basis, with an MREL for 23.59% in terms of TREA, to which the Combined Capital Reserve Requirement (CBR) of 2.89% must be added, as well as 6.43% in terms of LRE. To these must be added the additional subordinated MREL requirements, to be met with own funds and subordinated instruments, equal to 13.99% of TREA, to which the CBR must be added, and 6.43% of LRE.

As at 31 March 2025, the Group had values higher than the set out requirements:

•	an MREL capacity of 27.35% in terms of TREA and 9.63% in terms of LRE (“Leverage ratio exposure measure”); and
•	an MREL subordination capacity of 22.89% in terms of TREA and 8.06% in terms of LRE.

In this regard, please note that the Group’s funding strategies aim to guarantee - as concerns public bond issue plans in particular - the constant fulfilment of MREL requirements.

Interim Financial Report

Disclosure on risks

Risk Governance

Risk governance strategies are defined in line with the Group Business Model, medium-term 2024-2028 Business Plan objectives and external regulatory and legal requirements.

Policies relating to the assumption, management, coverage, monitoring and control of risks are defined by the Board of Directors of the Parent Company. Specifically, the Board of Directors periodically defines and approves strategic risk management guidelines and quantitatively expresses the Group’s overall risk appetite.

In fact, the Parent Company’s Board of Directors defines the overall Risk Appetite Framework (RAF) for the Group and approves the “Group Risk Appetite Statement” (RAS) at least once per year.

The RAF Governance process is centralised within the Parent Company, which outlines its relevant perimeter at Group level and defines its structure in Group companies, according to the risks assumed, size and operational complexity of each legal entity. The RAF defines the roles of corporate bodies and functions involved in defining the “risk appetite” and the procedures to be implemented if it becomes necessary to restore the level of risk to the objective or within the pre-established limits.

The RAS represents an essential element in defining the Group’s risk strategy. The RAS is the formal document that contains the explicit declaration of the risk/return objectives/limits (overall, by type and broken down by individual companies/business units) that the Bank intends to assume to pursue its strategies. Therefore, with the RAS, the risk objectives/restrictions are identified and the indicators are broken down by Business Unit/Legal Entity (known as “cascading down” of the Risk Appetite). The objective is to increase the Group’s Risk Culture and fully instil accountability in all relevant business units with regard to achievement of the risk appetite objectives, as required by the regulations and recommended by best practices.

The Risk Appetite Process is structured so as to ensure consistency with the ICAAP and ILAAP as well as with Planning and Budget and Recovery processes, in terms of governance, roles, responsibilities, metrics, stress testing methods and monitoring of key risk indicators.

For additional information, see the Consolidated Financial Statements as at 31 December 2024, available in the Investor Relations section of the website www.mps.it.

Internal Capital

Risk assessment models

The Overall Internal Capital (or Overall Absorbed Internal Capital) is the minimum amount of capital resources required to cover economic losses resulting from unforeseen events caused by the simultaneous exposure to different types of risk.

With regard to the methods used to measure Internal Capital, compared to what is noted in the Explanatory Notes to the Consolidated Financial Statements as at 31 December 2024, there are no significant methodological changes to report.

The approach used to quantify and supplement the risks-to-capital with regard to which the Group is exposed is known as Pillar 1 Plus. This approach envisages that the Pillar 1 requirements for Credit and Counterparty Risk (which already include those relating to Issuer Risk on the Banking Book, Equity Investment Risk and Real Estate Risk) and Operational Risk, be increased (avoiding double counting) by the requirements from internal models relating to Market Risks, of both Trading Book and Banking Book, Banking Book Interest Rate Risk (Financial Risk), Credit Spread Risk and Issuer Risk of the Banking Book, Concentration Risk, and Business/Strategic and Model Risk.

Overall Internal Capital is calculated without considering inter-risk diversification, therefore by directly adding together the internal capital contributions of the individual risks (Building Block approach). This approach aims to incorporate the indications in the SREP (Supervisory Review and Evaluation Process) Guidelines published by the EBA.

BANCA MONTE DEI PASCHI DI SIENA

Risk exposure

The Group also manages and quantifies Liquidity Risk on an ongoing basis (risk-to-liquidity, as defined in the SREP Guidelines) through internal organisational methodologies and policies.

Interim Financial Report

Credit risk

Credit risk management

The advanced internal rating-based (AIRB) approach, based on internal ratings, have been used for some time as part of the internal capital adequacy assessment process (ICAAP). Specifically, the Group adopts internal estimates for PD, LGD and EAD on the business portfolio and retail exposures of Banca MPS and Widiba. In general, these internal models, as well as for reporting purposes, are used in various management processes for the Group’s operating purposes.

Credit quality is part of a monthly monitoring process aimed at ensuring compliance with the thresholds established both in the Risk Appetite Framework (RAF) and in the Credit Policies in order to ensure consistency on an ongoing basis between the Group's actual risk profile and the risk appetite decided ex-ante by the Board of Directors.

The Group has always been committed to the acquisition of instruments for greater credit protection involving a reduction in credit risk. To this end, the guarantees typical of banking activity are acquired, when deemed necessary.

The chart below provides a credit quality breakdown of the Group portfolio as at 31 March 2025 by Exposure to Risk (REG EAD) and Regulatory Capital (REG CAP). It should be noted that about 59% (59% as at 31 December 2024) of risk exposure relates to high- and good-quality customers (positions in financial assets are excluded). It should be noted that the ranking below also includes exposure to banks, government agencies and non-regulated financial and banking institutions, which are not included in the AIRB approaches. The quality is measured in terms of probability of default assigned to customers through the AIRB models of the MPS Group. Non-AIRB counterparties are nevertheless subject to a credit standing assessment using official ratings where available or appropriate internally determined benchmark values.

BANCA MONTE DEI PASCHI DI SIENA

Risk exposure

The charts below provide a credit quality breakdown of the MPS Group’s portfolio (BMPS and Widiba) as at 31 March 2025 compared to the end of 2024 for Regulatory Exposure at Default (REG EAD) and Regulatory Capital (REG CAP) of the performing Corporate and Retail portfolios.

The charts below show the distribution of the MPS Group’s REG EAD and REG CAP by type of customer as at 31 March 2025 compared to the end of 2024.

Counterparty credit risk

Risk assessment model

With regard to Counterparty Risk measurement methods, there are some significant changes to report compared to 2024:

▪	The Group, as required by supervisory regulations, for the purposes of measuring exposure to Counterparty Risk uses the regulatory approach defined by Regulation (EU) 575/2013 in force, taking into account its amendments and corrections. The determination of the Exposure at Default (EAD) for derivatives and LST (Long Settlement Transactions) transactions is carried out using the “standardised method for counterparty risk” (SA CCR approach) and the “comprehensive method for the treatment of financial collateral” for SFT (Securities Financing Transactions) transactions. For the purposes of defining RWA (Risk-weighted asset) levels, the reference legislation has undergone a series of changes with amendments introduced starting from the beginning of 2025 with the new “CRR3” regulation. For management purposes, the MPS Group maintains the “market value method” for the Potential Future Exposure component and the SA CCR method for the Replacement Cost component in identifying EAD levels for the Derivatives and LST sectors, while for the SFT sector it uses the “comprehensive method for the treatment of Financial Collateral”.
▪	The counterparty risk measurement perimeter comprises all Group banks and subsidiaries, with regard to positions held in the Supervisory Banking Book and Trading Book.
▪	The capital requirement for Credit Value Adjustment (CVA) is added to the insolvency requirement to cover unexpected losses recorded on positions within the scope taking into account the counterparty's asset category and the related creditworthiness level with the exclusion of central counterparties and non-financial counterparties below the EMIR clearing threshold and intragroup. The Group calculates the CVA requirement using the “standardised approach” from Regulation (EU) 575/2013 considering its amendments and corrections in this regard provided for by CRR3 (BA CVA method or Basic Approach). To calculate this requirement, the input EAD value follows what is indicated in the first point of this paragraph.

Interim Financial Report

Exposure to sovereign debt risk

Below is a breakdown of the Group's exposure to sovereign debt risk in government bonds, loans and credit derivatives as at 31 March 2025.

The exposure is broken down by accounting categories.

	DEBT SECURITIES					LOANS	CREDIT DERIVATIVES
	Financial assets measured at fair value through profit or loss		Financial assets measured at fair value through other comprehensive income		Financial assets measured at amortised cost	Financial assets measured at amortised cost	Financial assets held for trading
COUNTRY	Nominal	Fair value=book value	Nominal	Fair value=book value	Book value	Book value	Nominal
Argentine	0.5	-	-	-	-	-	-
Belgium	-	-	8.0	2.7	-	-	-
France	-	-	138.0	128.5	10.5	-	-
Italy	3,224.9	2,931.3	1,122.0	1,090.8	8,248.7	1,564.6	1,484.7
Mexico	0.1	-	15.0	11.6	-	-	-
Peru	-	-	2.0	1.6	-	-	-
Portugal	0.3	0.2	19.6	10.5	2.8	-	-
Romania	-	-	30.0	25.5	-	-	-
Spain	-	-	-	-	655.0	-	-
United States	277.5	268.9	46.3	36.1	-	-	-
South Africa	-	-	5.0	5.1	-	-	-
Total 31 03 2025	3,503.3	3,200.4	1,385.9	1,312.4	8,917.0	1,564.6	1,484.7
Total 31 12 2024	1,841.2	1,573.2	1,691.7	1,589.7	9,087.5	1,528.1	1,475.9

As at 31 March 2025, the residual duration of the exposure to the most significant component of sovereign debt (Italian government bonds) was 6.27 years. The overall exposure on loans and debt securities amounted to EUR 14,994.4 mln, almost entirely in Italian debt. Exposures to Italy are almost entirely classified in level 1 of the fair value hierarchy, less EUR 427.6 mln classified in level 2 and mainly attributable to government securities.

Market risks

The Group's Regulatory Trading Book consists of the set of Trading Books managed by the Parent Company (BMPS), in particular by the Chief Financial Officer (CFO) Division and the Chief Commercial Officer Large Corporate & Investment Banking (CCO LCIB or LCIB) Department. The subsidiaries' portfolio are immune to market risk. Trading in derivatives, which are brokered on behalf of customers, is centralised at LCIB Department.

The market risks in the trading book are monitored in terms of Value-at-Risk (VaR) for operational purposes. The Group’s Finance and Liquidity Committee is responsible for directing and coordinating the overall process of managing the Group’s proprietary finance thereby ensuring that the management strategies of the various business units are consistent.

The Group’s Regulatory Trading Book is subject to daily monitoring and reporting by the Risk Management function of the Parent Company on the basis of proprietary systems. VaR for management purposes is calculated separately from the operating units, using the internal risk measurement model implemented by the aforementioned function, in line with leading international best practices. The Group uses the standardised methodology in the area of market risks solely for reporting purposes.

Operating limits defined for trading activities are expressed by level of delegated authority in terms of VaR, which is diversified by risk factors and portfolios, monthly and annual stop losses, and stress. Furthermore, the trading book’s credit risk, in addition to being included in VaR computations and in the respective limits for the credit spread risk component, is also subject to specific operating limits for issuer and bond concentration risk which specify maximum notional amounts by type of guarantor and rating class.

BANCA MONTE DEI PASCHI DI SIENA

Periodically, information on market risks is transmitted to the Risk Management Committee and to the Top Bodies as part of the information flows with which Top Management and the Governing Bodies are informed about the Group’s overall risk profile.

For methodological details regarding the internal model, please refer to the Notes to the Consolidated Financial Statements as at 31 December 2024 (Part E – Information on risks and related hedging policies – Section 2 – Market Risks).

***

During the first quarter of 2025, the market risks of the Group's Regulatory Trading Portfolio showed, in terms of VaR, a trend determined by the operations of the Parent Company's LCIB department, mainly for primary dealer activities on Italian government bonds (credit spread and interest rate segments, with hedging through swaps and long futures), for client driven activities connected to the structuring of bancassurance products (equity segment) and to derivatives traded with corporate and institutional customers (interest rate, forex and commodity segments). The CFO Department's portfolio contribution to total VaR was negligible.

The Group VaR remained at lower average levels than the previous year, due to the maintenance of a general risk containment process, with very limited volatility in the first quarter of the year.

As of 31 March 2025, the entire portfolio of securities valued at amortised cost, with related accounting hedges, has an interest rate sensitivity of approximately EUR -3.67 mln per bps, of which EUR -2.80 mln per bps for the Italian government portfolio alone, in addition to this, a sensitivity to the Italian credit spread of approximately EUR -5.28 mln per bps. As of the same date, the entire government portfolio has an implicit capital loss of EUR 542 mln, of which EUR 324 mln for the Italian government portfolio alone. For positions in FVOCI securities, with related accounting hedges, there is an interest rate sensitivity of approximately EUR -0.59 mln per bps, of which EUR -0.18 mln per bps for the Italian government segment. The sensitivity to the Italian credit spread for this accounting category amounts to approximately EUR -0.24 mln per bps.

The average holding of Italian sovereign securities in the Group's trading portfolios is growing (average in the first quarter of the year of EUR 2.98 bn in nominal terms), above the 2024 average (EUR 1.08 bn), with some temporary increases in exposure in conjunction with the auctions for primary dealer activities mentioned above.

Interim Financial Report

VaR MPS Group Trading Book VaR Breakdown per management: 31/03/2025			With reference to the Parent Company management, LCIB CCO contributed 93% to the overall risk as at 31 March 2025, while the CFO contributed 7%.

VaR MPS Group Trading Book VaR Breakdown per Risk Factor: 31.03.2025			A breakdown of VaR by risk factors shows that 37.7% of the Group's portfolio consists of interest rate risk factors (IR VaR), 24.1% of credit spread risk factors (CS VaR), 18.2% of equity risk factors (EQ VaR), 17.3% of foreign exchange risk factors (FX VaR) and the remaining 2.7% of commodity risk factors (CO VaR).

Group MPS VaR PNV 99% 1 day in EUR/mln

In 2025, the Group’s VaR in the Regulatory Trading Book ranged between a minimum of EUR 1.42 mln on 3 February 2025 and a maximum of EUR 2.15 mln on 27 March 2025, recording an average value of EUR 1.72 mln, down compared to the previous year. The Regulatory Trading Book VaR as at 31 March 2025 amounted to EUR 1.70 mln.

	VaR	Data
End Period	1,70	31/03/2025
Min	1,42	03/02/2025
Max	2,15	27/03/2025
Average	1,72

VaR model backtesting

The Group has implemented a back testing procedure compliant with current regulations governing Market Risk as part of its own risk management system.

Based on current supervisory instructions, the Risk Management Function considered it appropriate to apply the actual back testing methods, integrating these into the Group’s management reporting system.

For methodological details regarding the backtesting of the VaR model, please refer to the Consolidated Notes to the Financial Statements as at 31 December 2024 (Part E – Information on risks and related hedging policies – Section 2 – Market risks).

The chart below shows the actual backtesting results of the internal Market Risks model in relation to the Group’s Regulatory Trading Book for the first quarter of 2025:

BANCA MONTE DEI PASCHI DI SIENA

The backtesting shows no exceptions in the first quarter of 2025.

Structured credit product

As at 31 March 2025, the securities positions on structured credit products other than own securitisations had a book value of EUR 31.0 mln, compared to EUR 25.7 mln as at 31 December 2024.

With regard to the regulatory classification, the positions in securities on structured credit products are allocated mainly to the Regulatory Trading Book (95.7% of the total, held by the LCIB Department - Large Corporate & Investment Banking). The main accounting classification refers to the category “Financial assets measured at fair value through profit or loss” (95.7%), followed by the category “Financial assets measured at fair value through other comprehensive income” (4.3%).

In terms of the type of underlying asset transferred, commercial mortgages predominate (68.7%) compared to utilities (16.1%) and non-performing loans (15.2%).

Geographically speaking, the loans transferred mainly originated in Italy (83.9%).

In terms of risk of structured credit products, it is noted that 52.7% of exposures in terms of nominal value are made up of Investment Grade securities (with ratings up to and including BBB-); senior tranches are the most prevalent (63.7%) followed by mezzanine tranches (36.3%), there are no junior tranches.

Interim Financial Report

Financial risks of investment services

Banca MPS and Banca Widiba adopt customer profiling methods and rules to determine the indicators underlying the customer's risk profile, using the MiFID questionnaire in line with MiFID II (Directive 2014/65/EU) which, together with the MiFIR o Markets in Financial Instruments Regulation (Regulation (EU) 600/2014), regulate the financial products market.

Within the framework of the regulatory guidance contained in EU Delegated Regulation 2021/1253, which provides for amendments to Delegated Regulation (EU) 2017/565 supplementing MiFID II, intermediaries carry out an assessment of their customers' sustainability preferences. The customer profiling questionnaire captures the degree of customer preference with respect to environmental, social and governance (ESG) sustainability preferences.

The graphs below show the distribution as at 31 March 2025 of the Investment Objective, Time Horizon and Interest in Sustainability indicators issued by Retail customers of the group who have fully completed the MiFID questionnaire and who hold positions in investment products.

At the end of March 2025, the portfolios held by Consumer/Retail customers on the basis of formalised “advanced” advisory proposals to obtain optimum asset allocation, were mainly distributed into the recommended long-term Asset Allocation (AA) macro-classes.

BANCA MONTE DEI PASCHI DI SIENA

Liquidity risk

Liquidity risk management

Liquidity risk is the risk that the Group may not be able to meet its payment commitments, certain or expected with reasonable certainty. Two manifestations of liquidity risk are normally identified: (i) the risk that the Group will not be able, in the short term (liquidity) and/or in the long term (funding), to meet its payment commitments and obligations efficiently; (ii) the risk that the Group may not be able to liquidate an asset without incurring capital losses due to the shallowness of the relevant market and/or as a result of the timing of the transaction.

Liquidity risk is managed and monitored as part of the Internal Liquidity Adequacy Assessment Process (ILAAP), which represents the process by which the Group identifies, measures, monitors, mitigates and reports its liquidity risk profile. As part of this process, the Group carries out an annual self-assessment of the adequacy of the overall liquidity risk management and measurement framework, which also includes governance, methodologies, information systems, measurement and reporting tools. The results of the assessment of the adequacy of the risk profile and the overall self-assessment are reported, at least annually, to the corporate bodies and brought to the attention of the Supervisory Authority.

The management of liquidity is centralised at the Parent Company. The monitoring and control of liquidity risk is carried out on a daily/weekly basis (short-term liquidity) and monthly (structural liquidity) and has the objective of monitoring the evolution of the risk profile by verifying its adequacy with respect to the Risk Appetite Framework and operating limits. In particular, the Group uses a monitoring system that includes both short-term and long-term liquidity indicators. To this end, both regulatory metrics (LCR, NSFR) and metrics developed internally are used, including the use of behavioural and/or optional parameter estimation models.

Risk assessment model

The Group has used a Liquidity Risk Framework for many years now, intended as the set of tools, methodologies, organisational and governance setups which ensures both compliance with national and international regulations and adequate liquidity risk governance in the short (Operating Liquidity) and medium/long (Structural Liquidity) term, under business as usual and stress conditions. The reference Liquidity Risk model for the Montepaschi Group is “centralised” and calls for the management of short-term liquidity reserves and medium/long-term financial balance at Bank level, guaranteeing solvency on a consolidated and individual basis for the Subsidiaries.

The management of the Group’s Operating Liquidity aims at ensuring the capacity of the Group to meet the cash payment obligations within a short-term time frame. The essential condition for a normal course of business in banking is the maintenance of a sustainable imbalance between cash inflows and outflows in the short term. From the operational perspective, the benchmark metric in this respect is the difference between net cumulative cash flows and Counterbalancing Capacity, i.e. the reserve of liquidity in response to stress conditions over a short time horizon, in addition to the Liquidity Coverage Ratio (LCR) regulatory measure - Delegated Act. From the extremely short-term perspective, the Group adopts a system for the analysis and monitoring of intraday liquidity, with the goal of ensuring normal development during the day of the bank’s treasury and its capacity to meet its intraday payment commitments.

Management of the Group’s Structural Liquidity is intended to ensure the structural financial balance by maturity buckets over a time horizon of more than one year, both at Group and individual company level. Maintenance of an adequate dynamic ratio between medium/long-term assets and liabilities is aimed at preventing current and prospective short-term funding sources from being under pressure. The benchmark metrics are gap ratios which measure both the ratio between deposits and loans over more-than-1-year and the ratio between deposits and retail loans (regardless of their maturities or for maturities exceeding 3 years), in addition to the regulatory measurement of the Net Stable Funding Ratio (NSFR) in accordance with the CRR2, starting June 2021. The Group also defined and formalised the asset encumbrance management and monitoring framework with the goal of analysing:

•	the overall degree of encumbrance of total assets;
•	the existence of a sufficient quantity of assets that may be encumbered but which are free;
•	the Group’s capacity to transform bank assets into eligible assets (or in an equivalent manner, to encumber non-eligible assets in bilateral transactions).

The liquidity position is monitored under business-as-usual conditions and under specific and/or system-wide stress scenarios based on the Liquidity Stress Test Framework. The exercises have the twofold objective of promptly reporting the Bank’s major vulnerabilities in exposure to liquidity risk and allowing for prudential determination of surveillance levels, to be applied to the Liquidity Risk measurement metrics within the scope of the annual Risk Appetite Statement.

Interim Financial Report

Risk exposure

During the first quarter of 2025, the Group’s liquidity and funding profile was higher than the regulatory and internal risk limits.

As at 31 March 2025, the Group was adequate in terms of both Operating Liquidity, with an LCR equal to 156.4%, and Structural Liquidity, with an NSFR equal to 129.8%. It should also be noted that the one-month net liquidity position relative to the Group's consolidated assets is 24.5%.

Management of interest rate risk of the banking book

The interest rate risk relating to the banking book derives mainly from the core activities carried out as an intermediary engaged in the process of transforming maturities. In particular, the issue of fixed-rate bonds, the disbursement of mortgages and commercial loans at a fixed rate and the funding through demand current accounts constitute a source of fair value interest rate risk, while floating-rate financial assets/liabilities constitute a source of cash flow interest rate risk.

The Group adopts an interest rate risk governance and management system known as the IRRBB Framework which avails itself of:

•	a quantitative model, which provides the basis for monthly calculation of the exposure of the Group and the individual companies to interest rate risk in terms of risk indicators;

•	risk monitoring processes, aimed at periodically verifying compliance with the operational limits (risk limits and risk tolerance) assigned to the Group overall and to the individual legal entities within the Risk Appetite Statement;

•	risk control and management processes, geared toward carrying out adequate initiatives for optimising the risk profile and activating any necessary corrective actions in the case of exceptions from and/or misalignments with the IRRBB Strategy.

Within the defined model, the Finance, Treasury and Capital Management unit (FTCM) of the Parent Company has centralised responsibility for the operational management of the Group’s overall interest rate and liquidity risks.

With reference to the monitoring of interest rate risk, as of the reporting date, the internal risk measures used are specifically the change in the expected interest margin over one year and the change in the economic value of equity.

The sensitivity of the economic value of Gruppo Italia in the first quarter of 2025 indicates a risk exposure profile due to a rise in interest rates. The negative sensitivity of the economic value at risk, for a parallel shift in the interest rate curves of +100 bps, recorded an average value of EUR -414.2 mln in Q1 2025, with a minimum value of EUR -369.2 mln and a maximum value of EUR -471.0 mln, coinciding with the quarter-end level. The increase in negative sensitivity between the figure at the end of Q1 2025 and the end-2024 figure, amounting to EUR -82.9 mln, is mainly related to the increase in fixed-rate lending exposures.

The 1-year interest margin sensitivity of Gruppo Italia during the first quarter of 2025 shows exposure to risk in the event of a downward shift in the interest rate curve. The negative sensitivity of net interest income, due to a parallel shift in the interest rate curves of -100 bps, averaged EUR -126.2 mln in Q1 2025, with a high of EUR -135.5 mln and a low of EUR - 120.9 mln, coinciding with the end-January 2025 level. The increase in negative sensitivity between the end of Q1 2025 and the end of 2024, amounting to EUR -21.3 mln, is primarily related to the time value effect on variable rate loans.

BANCA MONTE DEI PASCHI DI SIENA

IRRBB Sensitivity (EUR mln)
				[Jan-25; Mar-25]
Metrics	Shock scenario	31 03 2025	31 12 2024	Min.	Max.	Average
EVE	+100 bps	-471	-388	-369	-471	-414
EVE	-100 bps	373	294	257	373	307
NII	+25 bps	32	28	31	32	32
NII	-25 bps	-34	-28	-29	-34	-31
NII	+100 bps	116	104	106	116	110
NII	-100 bps	-136	-114	-121	-136	-126

Note: Min and Max are always to be understood as referring to the absolute value

As at 31 March 2025, the regulatory limits in terms of Supervisory Outlier Test for EVE and NII were met. Note that the risk measures in question do not consider the contribution of the subsidiary Monte Paschi Banque S.A., which is classified as discontinued operations under IFRS 5.

The internal measurement system is independently developed by the Risk Management function of the Parent Company, which periodically reports on the extent of portfolio risks and their changes over time. The results are regularly brought to the attention of the Parent Company’s Risk Management Committee and governing bodies.

Operational risks

Risk assessment model

The Group, authorised since 2008 to use the AMA internal model to determine the related capital requirement, from 1 January 2025 determines the Supervisory Capital Requirement for Operational Risk according to the new standard model that came into force with the modification of the Basel framework and more specifically with the publication of Regulation (EU) 2024/1623 in the Official Journal of the European Union in June 2024. The new rules modify the calculation methods, as well as the criteria for representing the main aggregates of the sector.

The MPS Group maintains the operational risk management system already in place, consisting of a set of regulations and procedures for the identification, assessment and measurement, management and mitigation, monitoring and reporting of operational risks in the Group and its subsidiaries. Furthermore, it regularly carries out stress analyses for operational risks, including the stress test exercise for the entire Group, aimed at verifying, through the use of a statistical-econometric model, the impact in terms of operational losses, as well as the consequent repercussions on capital at risk, of changes in the underlying macroeconomic factors, or changes in the idiosyncratic components of operational risk.

Risk exposure

As of 31 March 2025, operating losses recognised in the first quarter are slightly higher than those observed in the same period of 2024. The Regulatory Requirement, however, is decreasing compared to December 2024 (-29%) following the new standard calculation methodology, which came into force on 1 January 2025.

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Main types of legal, employment and tax risks

As at 31 March 2025, the following were pending:

-	legal proceedings with relief sought, where quantified, totalling EUR 3,165.1 mln

-	out-of-court claims with relief sought, where quantified, totalling EUR 55.9 mln.

-	risks associated with contractual guarantees with relief sought, where quantified, of EUR 271.3 mln.

These amounts, in accordance with IAS 37, include all disputes, out-of-court claims and contractual risks for which the risk of disbursement of economic resources deriving from potential loss has been assessed as likely or possible and, therefore, does not include disputes for which the risk has been assessed as remote. The aforementioned risks were specifically and carefully analysed by the Group, particularly in the presence of a likely risk gradient and if a reliable estimate of the relative amount could be made, specific and appropriate provisions were allocated to the Provision for Risks and Charges. Without prejudice to the risk of uncertainty that characterises every dispute, the estimate of the obligations that could emerge from the disputes - and therefore the amount of any provisions made - derives from the forecast assessments regarding the outcome of the proceedings. These forward-looking assessments are in any case carried out on the basis of the information available at the time of the estimate. The complexity of the situations and corporate transactions forming the basis of the disputes imply significant elements of proceedings that could affect the if, how much and related materialisation timing of the liability. In this regard, therefore, although the Group's estimates are considered robust, reliable and compliant with the dictates of reference accounting standards, it cannot be excluded that charges arising on final settlement of the disputes may prove different, even significantly, from those allocated.

The above aggregate includes:

1.	Legal disputes and out-of-court claims

As at 31 March 2025, the following were pending:

o	legal disputes with a total relief sought, where quantified, of EUR 3,091.4 mln, of which approximately EUR 1,581.9 mln as relief sought relating to disputes classified as a “likely” risk, for which provisions for EUR 458.4 mln are recognised and approximately EUR 1,509.5 mln as relief sought attributed to disputes classified as having “possible” risk;

o	out-of-court claims for a total relief sought, where quantified, of approximately EUR 55.9 mln, of which approximately EUR 42.0 mln classified with a “likely” risk and approximately EUR 13.9 mln with a “possible” risk.

The change in the scope of the main disputes pending as of 31 March 2025, compared to what was reported in the information provided in the Consolidated Financial Statements as of 31 December 2024, is attributable to the dispute initiated in the first quarter of 2025 by Unieco Società Cooperativa in Compulsory Administrative Liquidation. For details, please refer to the relevant paragraph.

The main information of the cases that have the greatest relevance by macro-category and the significant developments that occurred in the first quarter of 2025 in the individually significant disputes is illustrated below, with reference made to the Notes to the Consolidated Financial Statements as at 31 December 2024 for previous periods and the precise indication of the individual relevant cases.

Disputes regarding compound interest, interest rates and conditions

The total relief sought in these disputes as at 31 March 2025 was EUR 170.8 mln (EUR 209.0 mln as at 31 December 2024), while allocated provisions totalled EUR 73.3 mln (a decrease of EUR 79.7 mln compared to the provisions as at 31 December 2024).

Dispute regarding claw-back actions in insolvency proceedings

The total relief sought in these disputes as at 31 March 2025 was EUR 24.2 mln (EUR 64.9 mln as at 31 December 2024), while allocated provisions totalled EUR 11.8 mln (a decrease of EUR 13.9 mln compared to 31 December 2024).

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Dispute with purchasers of subordinated bonds issued by Group companies

The total relief sought in these disputes as at 31 March 2025 was EUR 31.3 mln (EUR 32.4 mln as at 31 December 2024), whilst allocated provisions totalled EUR 16.4 mln (an increase of EUR 0.4 mln compared to 31 December 2024).

Derivatives litigation

The total relief sought in these disputes as at 31 March 2025 was EUR 66.0 mln (EUR 134.7 mln as at 31 December 2024), whilst allocated provisions totalled EUR 41.4 mln (up compared to a provision of EUR 40.8 mln as at 31 December 2024).

Disputes and out-of-court claims related to financial information

As at 31 March 2025, the Parent Company was exposed to civil actions, to the consequences of decisions arising from criminal proceedings (33714/16 and 29877/22) with regard to the financial information disclosed during the past periods. The total relief sought at the same date for this type of dispute was equal to approx. EUR 1,183 mln, broken down as follows (data in EUR mln):

Type	31/03/2025	31/12/2024
Civil dispute	674	674
Filed civil claim cp 955/16	-	160
Filed civil claim cp 33714/16 and cp 29877/22	509	509
Total legal proceedings	1,183	1,343

With regard to criminal proceedings, reference is made to the definition in criminal proceeding no. 955/16. Specifically, the relief sought for EUR 160 mln referred to therein was extinguished following the ruling of the Fifth Chamber of the Court of Cassation on 20 February 2025, which rejected the appeals of the Attorney General and the civil party Bluebell Capital Partners, confirming the ruling of the Milan Court of Appeal of 11 December 2023 acquitting the defendants and the Parent Company.

Below are the main updates for disputes pending as of 31 March 2025.

Criminal Proceedings no. 33714/16 and no. 29877/2022, Court of Milan

At the hearing of 20 January 2025, criminal proceeding no. 33714/16 were joined with criminal proceedings no. 29877/22. At the same hearing, the Judge for Preliminary Hearing ordered a supplement to investigations with regard to alleged fraud against the State with reference to the precautionary recapitalisation transaction. The investigation is still ongoing. At the following hearing of 28 February 2025, the Public Prosecutor requested that a “ruling not to proceed” be issued for all the natural persons in relation to the charges in both criminal proceedings 33714/16 and in the joined criminal proceedings 29877/22, with the exception of the charge relating to false corporate communications, with reference to the financial statements relating to the financial year 2015 and to the half-yearly financial report as at 30 June 2016, for which the Public Prosecutor requested the indictment of the former Chairman of the Board of Directors, of the former Chief Executive Officer and of the former Financial Reporting Officer.

As a result of the hearing on 8 May 2025, at which the parent company's defence and the defences of certain natural persons proceeded to the discussion, the Judge for Preliminary Hearings scheduled two additional hearings for 4 and 6 June 2025.

Banca Monte dei Paschi di Siena S.p.A. vs. Fresh 2008 bondholders

The Luxembourg Court, at the hearing on 4 April 2025 of the appeal brought by the holders of the Fresh Securities and the Parent Company, suspended its decision, requesting the parties involved to further elaborate on their claims.

Interim Financial Report

Other proceedings

Banca Monte dei Paschi di Siena S.p.A. vs. Italtrading

The case is pending before the Court of Appeal of Milan. At the hearing of 7 April 2025, after hearing a witness, the Court adjourned the case until 15 July 2025.

Banca Monte dei Paschi di Siena S.p.A. vs. Renova Red SpA

At the first hearing of the parties scheduled for 29 April 2025, the Judge took the issue under advisement.

Banca Monte dei Paschi di Siena S.p.A. vs. Privilege Yard Spa in bankruptcy – Appeal

In agreement with the other banks, which were originally part of a pool, it was decided to proceed with the spontaneous payment, although subject to repetition at the outcome of the appeal, by paying the agreed amount of one fifth for each bank, of the amount (increased by expenses, fees and charges) under the conviction for joint and several liability pursuant to art. 2055 of the Italian Civil Code in the mismanagement of the directors of Privilege Yard SpA pursuant to art. 2393 of the Italian Civil Code.

All the banks, including the former subsidiary MPS Capital Services SpA (now merged into the parent company), have independently filed an appeal. The first appearance hearing held in February 2024 was postponed for closing arguments to November 2025.

On 15 April 2025, a proposal for composition in bankruptcy with an official assignee was submitted, which is under analysis by the lawyers assisting the banks of the pool, subject to the definition of an agreement with the banks for the closure of the pending appeal proceedings.

Banca Monte dei Paschi di Siena S.p.A. vs. Barbero Metalli S.p.A.

On 4 December 2024, the court-appointed expert was sworn in and the Parent Company appointed its own technical expert. The next hearing is scheduled for 8 October 2025 to examine the expert report.

Banca Monte dei Paschi di Siena S.p.A. vs. Isoldi S.p.A.

On 13 February 2025, the Parent Company paid the agreed sum net of the court-appointed expert’s fee, for which payment remains outstanding and the exclusion from the proceedings was formalised.

Banca Monte dei Paschi di Siena S.p.A. vs. Parrini S.p.a.

The court-appointed expert was appointed last February, the Parent Company appointed its own technical expert. The next hearing is scheduled for 20 October 2025 to examine the expert report.

Banca Monte dei Paschi di Siena S.p.A. vs. Berloni Immobiliare Srl

On 12 March 2025, the judgment was published rejecting all the plaintiff's claims in full and ordering the opposing party to pay the costs in favor of each defendant. The parent company's legal counsel notified the judgment on 13 March 2025 and is verifying that the judgment has become final, following notification of the same by all the other defendants.

Banca Monte dei Paschi di Siena S.p.A./Unieco Società Cooperativa

With a deed notified on 11 February 2025, Unieco Società Cooperativa under compulsory winding up, in the person of the Liquidator, cited the directors and former directors of the company, the statutory auditors and the banks financing the debt restructuring agreement pursuant to art. 182 bis Italian Bankruptcy Law of 2013. The central point of the opposing action is based on the concrete feasibility of the restructuring plan presented by UNIECO, requesting: (a) to ascertain and declare the joint and several liability pursuant to Article 2055 of the Italian Civil Code of the defendants for

BANCA MONTE DEI PASCHI DI SIENA

having caused Unieco Società Cooperativa, now under compulsory winding up, and its creditors damage currently quantifiable at EUR 55.51 mln, or such greater or lesser amount as may be determined at the end of the proceedings; (b) consequently, to order the defendants, jointly and severally, to pay Unieco Società Cooperativa under compulsory winding up, the aforementioned sum, plus interest and monetary revaluation. Furthermore, the reimbursement of the fees and legal costs is requested, in addition to the reimbursement of general expenses in the amount of 15% of the fees, and additional costs.

The first hearing is scheduled for 21 July 2025 at the Court of Bologna, Business Section.

2.	Employment law disputes

As at 31 March 2025, tax disputes were pending for which the total relief sought, where quantified, was equal to approximately EUR 38.3 mln. Specifically:

o	approx. EUR 29.4 mln in relief sought for disputes for which there is a “likely” risk of losing the case, for which provisions of about EUR 12.3 mln have been recognised;

o	approx. EUR 8.9 mln as relief sought for disputes for which there is a “possible” risk of disbursing financial resources.

Information on the most significant disputes pending as at 31 March 2025 is provided below.

3.	Tax disputes

As at 31 March 2025, tax disputes were pending for which the total relief sought, where quantified, was equal to approximately EUR 35.5 mln. Specifically:

o	approx. EUR 12.1 mln as relief sought for disputes for which there is a “likely” risk of disbursing financial resources, for which provisions of approx. EUR 12.0 mln have been allocated;
o	approx. EUR 23.3 mln as relief sought for disputes for which there is a “possible” risk of disbursing financial resources.

Risk linked to representations and warranties given in the transfer and demerger of Non-performing loans

In previous years, the Group launched an important destocking plan for non-performing loans with the aim of significantly reducing its NPE ratio. As part of these transfers of non-performing loan portfolios, indemnities are envisaged to be paid to the transferee counterparties if the representations and warranties (R&W) issued prove untrue.

In this regard, note the securitisation transaction carried out by the Group in December 2017 in favour of Siena NPL which resulted in the cancellation of bad loans for a gross exposure of over EUR 22 bn, whose R&W expired on 31 July 2021. At the reporting date of this report, all claims received by the deadline were reviewed, of which a small percentage were assessed as well-founded and were paid.

Also noteworthy are, (i) the “Hydra-M” demerger transaction in the 2020 financial year concerning EUR 7.2 bn of gross non-performing loans whose R&W matured on 1 December 2022 and for which all claims received were analysed and paid where deemed justified; (ii) the 2022 “Fantino” sale transaction concerning EUR 0.9 bn of non-performing loans whose representations and warranties expired between 28 October 2023 (Intrum Spa) and 20 May 2024 (Amco Spa and Illimity Spa); all claims received were analysed and paid where deemed justified; (iii) the 2023 “Mugello” sale transaction concerning EUR 0.2 bn of non-performing loans, whose representations expired in the first quarter of 2025; to date, a small number of claims have been notified; all claims received were analysed and paid where deemed justified; (iv) the 2024 ‘Bricks’ sale transaction finalised through the signing of three sale agreements with different assignees and concerning a total of EUR 0.3 bn of non-performing loans, whose representations and warranties will expire between December 2025 and the first quarter of 2026. To date, no claims have been notified.

The total relief sought for these transactions as at 31 March 2025 amounted to EUR 271.3 mln, of which around EUR 63.5 mln classified as “likely” risk of losing and around EUR 207.8 mln as “possible” risk of losing.

For all the aforementioned transactions, a risk remains limited to that part of the claims already analysed and considered non-indemnifiable by the Group in addition, where present, to the residual component of claims to be analysed.

In general, the risk provisions for this type of transactions, if the claims are not fully analysed and/or the expiry date has not yet matured, are also determined through the use of statistical techniques to take into account the overall expected risk.

Interim Financial Report

ESG Risks

In light of the growing importance of ESG risk factors in regulation, government policies, stakeholder awareness and also following specific initiatives promoted by the ECB, particularly on Climate related and Environmental Risks – C&E Risks, the Group is carrying out a series of activities relating to the integration of C&E risk factors into the risk management framework and into the Group's governance and strategic processes.

The process of identifying, verifying the materiality and relevance of E-climate risks in the short, medium and long term, preparatory to the definition of the Group's Risk Appetite Statement, was carried out in substantial continuity with the assumptions adopted for the Consolidated Financial Statement at 31 December 2024 and for the details of which please refer to paragraph. “ESG Risks” contained in “Part E - Information on risks and related coverage policies” of the Consolidated Financial Statements as at 31 December 2024 of the MPS Group.

As regards E-non climate risks - i.e. risks relating to “Water Resources”, “Circular Economy”, “Pollution” and “Biodiversity and Ecosystems” - the identification and materiality verification process has been integrated for the RAS 2025 with the analysis of non-climate environmental risk factors, in the two perspectives of physical risk and transition risk based on the Group's primary financial risks (credit, operational, market and liquidity risk). The summary indicators, transition risk E-non climate (Water resources, Circular Economy, Pollution and Biodiversity and Ecosystems) and physical risk E-non climate (Water resources and Biodiversity and Ecosystems), are overall material for credit risks and, as such, have been proposed and approved as KRI RAS 2025 for the Non-Financial Companies perimeter. Respective operational limits have been applied to the organisational structures most involved in the operations/perimeter concerned.

The following is a summary of the analysis activities performed by the Group during the year, aimed at identifying the exposure of credit portfolios to environmental/climate factors, for risk factors found to be material and regularly monitored as KRI RAS during the first quarter 2025.

Climate transition risk Non-financial companies

With regard to climate transition risk - understood as the financial loss that a company may incur, directly or indirectly, as a result of the adjustment process towards a low-carbon and more environmentally sustainable economy - with regard to corporate customers, the Group quantifies the exposure of counterparties (or of their individual credit exposures) to this risk by means of an internally calculated sector indicator, which expresses the transition risk of the financed entity and the respective production activity. A higher value of the indicator therefore corresponds to a smaller distance from the full environmental sustainability of the activity and its financing and, consequently, a lower transition risk for the counterparty or portfolio considered.

Among the aspects most affecting the transition/credit risk of production companies, particularly relevant are the objectives and related risks linked to climate change, deriving from the impact that human activities (production and otherwise) have on the phenomenon, mainly through GHG (Greenhouse Gases) emissions released into the atmosphere.

To better understand the specific scope of risk and strategic aspects related to climate change and its mitigation through the process of energy transition and reduction of GHG emissions, the Group has used a specific “emissions” transition risk indicator, defined as Transition Exposure Coefficient or TEC CCM (Climate Change Mitigation).

The indicator focuses on risk factors specifically related to the reduction of GHG emissions and thus to the energy transition; and is therefore representative of the share of an exposure exposed to transition risk. To calculate the TEC CCM, the Group combines elements assessed at the level of a company's business sector with customer-specific elements collected through a questionnaire administered to business customers. Exposures are also classified into transition risk classes14.

The KRI RAS is based on the TEC CCM, on which the respective operating limits are defined and adapted to the responsible units. The objectives in terms of the containment of the average portfolio TEC will be more suitable to address the "financed" GHG emission reduction plans incorporated in the strategies of the Net Zero Banking Alliance initiative and, in general, to the path towards making the Bank's assets sustainable from a CCM perspective.

As at 31 March 2025, the overall measure at Group level of exposure to transition risk, (measure entered as KRI in the 2025 RAS context), was 42.8%, as shown in the table and graph below, which show the distribution of loans within the scope (EUR 39.05 bn) on the classes of TEC CCM.

14 The TEC CCM is divided into five qualitative ranges in order to classify the positions of a given scope into separate risk classes: Very High, High, Medium, Low and Very Low.

BANCA MONTE DEI PASCHI DI SIENA

Montepaschi Group

Eurg/mln
Climate Transition Risk Level (TEC)	Credit GCA	Trans. Risk Exp.	Avg TEC
0 - Null TEC	4,338	-	0.0%
1 - Very Low	2,110	202	9.6%
2 - Low	3,560	797	22.4%
3 - Medium	15,709	6,458	41.1%
4 - High	10,503	6,873	65.4%
5 - Very High	2,832	2,369	83.6%
Total Non Fin. CTP Loans & Adv.	39,051	16,699	42.8%

Climate transition risk residential mortgages to private individuals

For private customers, the energy performance labels (APE in Italy, EPC in the European context) of mortgaged properties are the most significant indicator approximating the emission impact and more generally the attitude towards climate change mitigation for mortgage loans. In order to identify transition risk, the Group is currently placing this risk in direct relation to the characteristics of the properties offered as mortgage security, providing a first proxy of alignment to the transition, through characteristics of energy efficiency.

The level of energy performance of residential mortgage properties, and the related information on consumption and GHG emissions, will be compulsorily collected at underwriting for new mortgages from April 2023.

As at 31 March 2025, approximately 49.7% of the residual debt on residential mortgages secured by real estate was covered by the effective energy label (47.4% at the end of 2024).

At the same date, the component of mortgages covered by the energy label was broken down by APE levels according to the table and graph below.

Interim Financial Report

MPS Group

EUR/mln
EPC label level	outstanding	%
A	1,120.2	3.5%
B	485.8	1.5%
C	706.5	2.2%
D	1,413.2	4.4%
E	2,479.4	7.8%
F	4,005.2	12.6%
G	5,586.0	17.6%
Total mortgages covered by actual EPC	15,796.3	49.7%
Without/Unknown EPC	15,969.0	50.3%
Total residential mortgages	31,765.3	100.0%

Climate physical risk non-financial companies

The "transmission channel" of the impacts of physical climate risk on companies consists of the damages that events of acute physical risk (landslides, floods, atmospheric precipitation, hurricanes, fire) may cause to the company’s production assets, possibly resulting in prolonged business interruptions that may compromise the company's regular operation with consequences of loss of profitability or even closure and bankruptcy.

There is also another way of transmitting physical/climatic events to the prospective profitability and solvency of a production company, transitioning from the gradual but inexorable change in the conditions in which the production unit operates, which may compromise the context or the business model. In this case, we refer to a chronic physical risk, linked, for example, to increased temperatures or the frequency of precipitation, conditions that could compromise the production process especially in those sectors of activity that are more dependent or exposed to such conditions (e.g. agriculture or activities carried out outdoors, such as construction, etc.).

As at 31 March 2025, 21.4% of deposits and unsecured loans to non-financial companies, (a portfolio totalling approximately EUR 39.05 bn) were exposed to “high” or “very high” physical risk (acute or chronic).

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The following graphs show the distribution on loans to non-financial companies of the levels of physical risk in general and then of the main acute physical risk factors (landslide and flood) and finally the seismic risk15 (earthquake).

Climate physical risk residential mortgages to private individuals

With regard to physical risk, the Group monitors the exposure of credit portfolios to physical risk factors. In particular, the focus was on the risk of private customers, with an analysis aimed at the properties guaranteeing residential mortgages, based on the location of the properties themselves. The perimeter exposure of loans was mapped by geolocating the real estate, and thus attaching the appropriate zone of the applicable risk factor mapping (based on point location by census cell for properties already in the systems, based on ISPRA maps for properties related to new loan transactions) for hydro-geological risks or specific grid for other risks.

The analysed risk factors that can cause acute physical damage to a property are Landslide, Flood, Wind Fire (widely considered as climate-related) in addition to the seismic risk that is monitored although not related to climate change. The data used to determine the short-, medium- and long-term risk maps and the corresponding RAS Key Risk Indicator (KRI) monitored quarterly during the year were retrieved from specialised data-providers and from ISPRA (Institute for Environmental Protection and Research) public databases.

As at 31 March 2025, 17.3% (17.6% at the end of 2024) of the total outstanding residential mortgage loans of EUR 31.76 bn had collateralised properties located in geographic areas (municipalities) at 'high' or 'very high' risk for at least one of the risks 'landslide' and 'flood', 'wind', 'fire'.

The graphs below show the breakdown of residential mortgage loans at the level of riskiness of the location of their collateral properties, as regards the monitored risk factors.

15 Seismic risk is not considered as climate-related risk, but is nevertheless monitored alongside physical climate risk, as a further potential natural risk factor.

Interim Financial Report

Non-climate transition risk Non-financial companies

The analyses and process followed for climate risks have also been extended to risks that may arise from the degradation of ecosystems and the loss of biodiversity (non-climate environmental risks).

In analogy with what was done for Climate risks, the MPS Group has estimated for each economic sector a TEC indicator or coefficient of exposure to non-climate transition risk, starting from the four non-climate environmental taxonomic themes: Protection and use of water and marine resources, Circular economy, Pollution and Ecosystems and Biodiversity.

As of 31 March 2025, the overall measure at Group level of exposure to non-climate environmental transition risk (measure included as KRI in the RAS 2025), is equal to 14.2% as can be seen from the following table, which reports for the investments in the scope (EUR 39.05 bn), in addition to the value of the overall KRI, the detail of the KRI on the monitored risk factors.

Montepaschi Group

Eur/mln
Exposure to E-nonCrisk
Total perimeter	39,051.2
KRI transition risks	14.2%
Water resources	11.3%
Circula economy	21.1%
Pollution	16.5%
Biodiversity	10.8%

Non-climate physical risk non-financial companies

With regard to the physical environmental risk of companies, which essentially derives from a high dependence on ecosystem services based on the economic activity carried out and the relative geographical area of location, an exposure indicator has been introduced which takes into account the items Water Resources and Biodiversity.

BANCA MONTE DEI PASCHI DI SIENA

As of 31 March 2025, 42.8% of cash and endorsement loans to non-financial companies, a portfolio that amounts to approximately EUR 39.05 bn, is exposed to “high” or “very high” non-climate environmental risk, as can be seen from the following table which reports for the loans in the scope (EUR 39.05 bn), in addition to the value of the overall KRI, the detail of the KRI on the monitored risk factors.

Montepaschi Group

Eur/mln
Exposure to E-nonCrisk
Total perimeter	39,051.2
KRI physical eco-systemic risks	42.8%
Water resources	52.1%
Other ecosystems and biodive	24.1%

Interim Financial Report

Results by Operating Segment

Identification of Operating Segments

In accordance with the provisions of IFRS 8, the operating segments have been identified based on the main business sectors in which the Group operates. As a result, by adopting the “business approach”, consolidated income statement and balance sheet data are broken down and re-aggregated based on criteria including: business area concerned, operating structure of reference, relevance and strategic importance of activities carried out, and customer clusters served.

Note that from 30 June 2024, as described in more detail in the paragraph “Income statement and balance sheet reclassification principles”, to which reference is made, the costs and revenues as well as the assets and liabilities referring to the consolidated contribution of the subsidiary MP Banque are included on a line-by-line basis in the individual income statement and balance sheet items within the Corporate Center. The comparative figures (balance sheet and income statement) were consequently restated in order to allow a homogeneous comparison.

Based on the Group’s reporting criteria, which also take into account the organisational structures and the above, the following operating segments are defined:

•	Retail Banking, which includes the income statement/balance sheet results of Retail customers (Value and Premium segments) and Banca Widiba S.p.A. (Financial Advisor Network and Self-service channel);

•	Wealth Management, which includes the income statement/balance sheet results of Private Banking customers (Private Banking and Family Office segments) and the subsidiary MPS Fiduciaria;

•	Corporate Banking, which includes the income statement/balance sheet results of corporate customers (SME, Corporate Client and Small Business segments) and the Foreign Branches;

•	Large Corporate and Investment Banking, which includes the economic/equity results of Large Corporate customers, and of the Corporate Finance and Investment Banking and Global Markets Business Units;

•	Corporate Centre, which in addition to the offsetting of intragroup entries, incorporates the results of the following business centres:

-	Non-Performing customers managed centrally by the Non-Performing Loans Unit;

-	companies consolidated with the equity method and those held for sale;

-	operating units, such as proprietary finance, treasury and capital management;

-	service units supporting the Group’s business, dedicated in particular to the management and development of IT systems.

The income statement and balance sheet results for each identified operating segment are shown in the following paragraphs.

BANCA MONTE DEI PASCHI DI SIENA

Results in brief

The following table reports the main income statement and balance sheet aggregates that characterised the Group’s operating segments as at 31 March 2025:

SEGMENT REPORTING	Operating segments
Primary segment	Retail Banking		Wealth Management		Corporate Banking		Large Corporate & Investment Banking		Corporate Center		Total Montepaschi Group
(mln of eur)	31/03/25	% Chg. Y/Y	31/03/25	% Chg. Y/Y	31/03/25	% Chg. Y/Y	31/03/25	% Chg. Y/Y	31/03/25	% Chg. Y/Y	31/03/25	% Chg. Y/Y
ECONOMIC AGGREGATES
Total Revenues	526.5	-12.9%	47.5	-0.8%	297.3	-9.0%	84.3	-10.2%	51.8	n.m.	1,007.3	-0.5%
Operating expenses	(290.4)	0.8%	(27.5)	-4.3%	(97.8)	1.8%	(23.1)	27.2%	(33.4)	7.4%	(472.1)	2.2%
Gross Operating Result	236.1	-25.4%	20.0	4.6%	199.5	-13.5%	61.2	-19.1%	18.5	n.m.	535.2	-2.8%
Cost of customer credit/ Value adjustments for impairment to securities and loans to banks	(18.7)	-60.4%	0.4	19.1%	(54.7)	75.6%	4.2	n.m.	(18.6)	32.2%	(87.4)	-17.9%
Net operating income	217.4	-19.3%	20.4	4.8%	144.8	-27.4%	65.4	6.6%	(0.1)	-99.9%	447.7	0.8%

	31/03/25	% Chg. 31/12	31/03/25	% Chg. 31/12	31/03/25	% Chg. 31/12	31/03/25	% Chg. 31/12	31/03/25	% Chg. 31/12	31/03/25	% Chg. 31/12
BALANCE SHEET AGGREGATES
Gross interest-bearing loans to customers (*)	33,380	3.0%	520	6.3%	30,443	2.2%	4,372	-2.1%	10,832	-2.3%	79,547	1.7%
Direct funding	44,819	0.2%	3,131	3.1%	20,106	-1.3%	3,721	-16.9%	22,818	6.7%	94,594	0.7%
Indirect funding	62,166	0.6%	16,518	0.6%	6,264	3.5%	8,284	0.9%	10,366	-3.8%	103,599	0.3%
Assets under management	46,811	-0.6%	11,021	-0.3%	1,155	-0.1%	38	0.3%	600	0.3%	59,624	-0.5%
Assets under custody	15,355	4.5%	5,498	2.3%	5,109	4.4%	8,247	0.9%	9,766	-4.1%	43,975	1.5%

(*) The value shown in the Group as well as that in the operating segments is represented by gross interest-bearing loans to customers, therefore not including loss provisions.

Interim Financial Report

Retail Banking

Business areas	Customers

Retail MPS

•     Funding and provision of insurance products.

•     Lending.

•     Financial advisory services.

•     Electronic payment services.

Banca Widiba

•     Banking products and services, deposit accounts, cards and advanced payment systems; customer operations in self-service mode through the bank's digital channels or in assisted mode with the support of a Financial Advisor.

•     Fully customisable online platform that relies on a network of 576 financial advisors present throughout the country.

•    Funding and Global advisory services and financial planning through the advanced WISE platform and the skills of the Financial Advisor Network.

•     Mortgage loans, credit facilities and personal loans.

•    Innovative interaction through computers, smartphones, tablets, watches and TV.

Retail Banking customers number approximately 3.4 mln and include approximately 240,700 exclusive customers of Banca Widiba. The total number of Banca Widiba customers, including those shared with the Parent Company, is approximately 263,600, of which approximately 114,000 on the financial advisor network channel, approximately 105,000 on the Self-service channel, and approximately 44,600 customers migrated from the MPS branch network.

Income statement and balance sheet results

As at 31 March 2025, Total Funding for Retail Banking amounted to approximately EUR 107.0 bn, up by EUR 0.5 bn from the end of 2024 and roughly EUR 4.4 bn compared to the levels at March 2024. More specifically:

•	Direct funding, amounting to EUR 44.8 bn, increased by EUR 0.1 bn compared to 31 December 2024 due to the increase in short-term funding (EUR +0.3 bn), while medium/long-term funding decreased (EUR -0.2 bn); the visible component is substantially stable. The aggregate was up by EUR 1.4 bn compared to 31 March 2024, with a decrease in demand deposits (EUR +1.2 bn) and medium/long-term deposits (EUR +1.0 bn), while short-term deposits decreased (EUR -0.7 bn);

•	Indirect funding, amounting to EUR 62.2 bn, increased by EUR 0.4 bn compared to December 2024, due to a EUR 0.7 bn increase in assets under custody, while assets under management decreased by EUR -0.3 bn. The aggregate was also up compared to 31 March 2024 (EUR +3.0 bn), both on the asset management component (EUR +1.6 bn) and on the assets under custody component (EUR +1.4 bn).

With regard to lending, gross interest-bearing loans to Retail Banking customers amounted to EUR 33.4 bn, up both compared to December 2024 (EUR +1.0 bn) and compared to 31 March 2024 (EUR +1.4 bn).

BANCA MONTE DEI PASCHI DI SIENA

Retail Banking - Balance sheet aggregates

(Eur mln)	31/03/25	31/12/24	31/03/24	Abs. chg. Q/Q	% Chg. Q/Q	Abs. chg. Y/Y	% Chg. Y/Y
Direct funding	44,819	44,717	43,411	102	0.2%	1,408	3.2%
Assets under management	46,811	47,080	45,251	(270)	-0.6%	1,559	3.4%
Assets under custody	15,355	14,693	13,934	662	4.5%	1,421	10.2%
Indirect funding from customers	62,166	61,773	59,185	393	0.6%	2,981	5.0%
Total funding	106,984	106,490	102,596	495	0.5%	4,388	4.3%
Gross interest-bearing loans to customers	33,380	32,409	32,025	971	3.0%	1,355	4.2%

In terms of financial results, at 31 March 2025, Retail Banking reported total Revenues of EUR 526 mln, down 12.9% compared to the first quarter of 2024, mainly due to the impact of lower interest rates on net interest income. A breakdown of the aggregate shows:

•	Net interest income amounted to EUR 251 mln, down EUR 103 mln compared to 31 March 2024, mainly due to the lower contribution from deposits and the decline in the yield on commercial assets;

•	Net fee and commission income amounted to EUR 263 mln, up EUR 26 mln (+10.7%) compared to the same period of the previous year, due to higher income from product placement, services and lending;

•	Other income from banking and insurance business amounted to EUR 13 mln, stable compared to the corresponding period of the previous year.

Considering the impact of Operating Expenses, which were up by 0.8% compared to the previous year, Retail Banking generated a Gross Operating Income of about EUR 236 mln (about EUR 316 mln at 31 March 2024). Cost of Credit totalled EUR -19 mln (EUR -47 mln as at 31 March 2024).

Net Operating Income as at 31 March 2025 was positive, amounting to EUR 217 mln.

The non-operating components amounted to EUR -3 mln, compared to EUR -5 mln as at 31 March 2024.

The Profit (loss) before tax from continuing operations was EUR 215 mln (EUR +265 mln as at 31 March 2024).

The cost-income ratio of the Operating Segment is 55.2% (47.6% as at 31 March 2024).

Interim Financial Report

RETAIL BANKING - PROFIT AND LOSS AGGREGATES

			Chg. Y/Y
(EUR mln)	31/03/25	31/03/24	Abs.	%
Net interest income	251.5	354.6	-103.1	-29.1%
Net fee and commission income	263.3	237.7	25.5	10.7%
Other Revenues from Banking and Insurance Business	12.6	12.9	-0.3	-2.4%
Other operating expenses/income	(0.9)	(0.8)	-0.1	12.0%
Total Revenues	526.5	604.4	-78.0	-12.9%
Operating expenses	(290.4)	(288.0)	-2.4	0.8%
Pre Provision Operating Profit	236.1	316.5	-80.4	-25.4%
Cost of customer loans/Net impairment (losses)-reversals on securities and loans to banks	(18.7)	(47.2)	28.5	-60.4%
Net Operating Income	217.4	269.2	-51.9	-19.3%
Non-operating components	(2.6)	(4.5)	2.0	-43.8%
Profit (loss) before tax from continuing operations	214.8	264.7	-49.9	-18.8%

Results for the subsidiary

Banca Widiba SpA: as of 31 March 2025, Banca Widiba's Total Funding amounted to EUR 11.1 bn, substantially confirming the level at the beginning of the year (+0.7%); the aggregate grew by EUR +0.9 bn compared to 31 March 2024 (+8.5%), with increases in all sectors. The dynamics of the first quarter are affected by the unfavourable impacts due to the trends in the financial markets (a negative market effect of approximately EUR -131 bn is estimated, concentrated in the month of March); total net funding were particularly positive, amounting to EUR +224 mln, driven by indirect funding (EUR +125 mln in assets under custody and EUR +82 mln in assets under management), which showed a better commercial performance than in the first quarter of the previous year.

As for the financial results, as at 31 March 2025, Banca Widiba reported total Revenues of EUR 25.3 mln, down by EUR -8.2 mln (-24.5%) compared to the same period of the previous year, due to the decline in Net interest income (EUR -9.7 mln, -33.9%, of which EUR -11.9 mln was due to lower rates on intra-group assets with MPS – Treasury and IRS transactions hedging mortgages); Net fee and commission income, equal to 6.7 mln, show an increase of EUR +1.6 mln (+31.8%) compared to the first quarter of 2024, highlighting a sharp increase in all segments of gross fee and commission income (in particular on Managed Savings), only partially offset by higher passive commissions on the Network of financial advisors, in line with the trend in gross income.

Gross Operating income stood at EUR 10.2 mln (down EUR -8.6 mln, -45.7% mainly due to the aforementioned dynamics on Net interest income), absorbing the Operating Expenses figure (EUR 15.1 mln, only slightly higher than the first quarter of 2024, EUR +0.4 mln, +2.6%).

BANCA MONTE DEI PASCHI DI SIENA

In relation to a cost of credit of EUR 1.0 mln, up by EUR 0.6 mln compared to the previous year, Net Operating Income amounted to EUR 9.2 mln, down by EUR 9.2 mln compared to 2024 (-50.0%).

Non-operating items include net provisions of EUR 0.08 mln on some items of the risk and charges fund, EUR 0.5 mln for charges relating to the Eurovita operation and a write-back of EUR 0.1 mln relating to the life branch guarantee fund.

Profit (loss) before tax from continuing operations was equal to EUR 8.7 mln, down compared to the previous year (EUR -4.3 mln, -33.2%).

Wealth Management

Business areas	Customers

• Funding, lending, provision of insurance products, financial and non-financial services to private customers.

• Services and products for high-standing customers in the areas of wealth management, financial planning, consultancy on not strictly financial services (tax planning, real estate, art & legal advisory).

• Fiduciary and trust services (through the subsidiary MPS Fiduciaria).

There are around 37,700 private customers.

Income statement and balance sheet results

As at 31 March 2025, Total funding from Wealth Management amounted to EUR 19.6 bn, up compared to 31 December 2024 (EUR +0.2 bn) and up by EUR 1.2 bn compared to 31 March 2024. More specifically:

•	Direct Funding was equal to EUR 3.1 bn, substantially in line with December 2024 levels and up EUR 0.4 bn compared to 31 March 2024;

•	Indirect Funding, amounting to EUR 16.5 bn remained stable compared to 31 December 2024 and grew by EUR 0.8 bn compared to the first quarter of 2024, thanks to growth in both assets under management (EUR +0.5 bn) and assets under custody (EUR +0.3 bn);

With regard to lending, Gross Interest-Bearing Loans to Customers remained essentially stable compared to both 31 December 2024 and 31 March 2024, standing at EUR 0.5 bn.

Interim Financial Report

WEALTH MANAGEMENT - BALANCE SHEET AGGREGATES

(EUR mln)	31/03/25	31/12/24	31/03/24	Chg Abs Q/ Q	Chg % Q/Q	Chg Abs Y/Y	Chg % Y/Y
Direct funding	3.131	3.037	2.747	93	3,1%	384	14,0%
Assets under management	11.021	11.052	10.556	(32)	-0,3%	465	4,4%
Assets under custody	5.498	5.373	5.168	125	2,3%	330	6,4%
Indirect Funding	16.518	16.425	15.723	93	0,6%	795	5,1%
Total Funding	19.649	19.463	18.470	186	1,0%	1.179	6,4%
Gross Interest-bearing loans to customers	520	489	479	31	6,3%	42	8,7%

With regard to profit and loss, Wealth Management achieved total Revenues of EUR 48 mln as at 31 March 2025, in line with the same period of last year. A breakdown of the aggregate shows:

•	Net Interest Income amounted to EUR 11 mln, down EUR 4 mln compared to the corresponding period of the previous year, due to the lower contribution from direct funding;

•	Net fee and commissions income amounted to EUR 34 mln, an increase of EUR 4 mln (+13%) compared to 31 March 2024, due to the higher contribution of placement fees;

•	Other Income from Banking and Insurance Business amounted to EUR 3 mln, stable on an annual basis.

Considering the impact of Operating Expenses, which were down by 4.3% compared to the previous year, Wealth Management generated Gross Operating Income of EUR 20 mln (EUR 19 mln at 31 March 2024). Including Cost of credit equal to EUR 0.4 mln, Net Operating Income totalled EUR 20 mln.

The non-operating components amounted to EUR -0.1 mln (EUR +0.1 mln as at 31 March 2024).

The Profit (loss) before Tax from Continuing Operations was EUR 20 mln (EUR 19 mln as at 31 March 2024).

The cost-income ratio of the Operating Segment is 57.9% (60.1% in the first quarter of 2024).

BANCA MONTE DEI PASCHI DI SIENA

WEALTH MANAGEMENT - PROFIT AND LOSS AGGREGATES

			Chg. Y/Y
(EUR mln)	31/03/25	31/03/24	Abs.	%
Net interest income	11.0	15.1	-4.1	-26.9%
Net fee and commission income	33.8	29.9	3.9	13.0%
Other Revenues from Banking and Insurance Business	2.8	3.0	-0.2	-6.0%
Other operating expenses/income	(0.1)	(0.1)	0.0	36.4%
Total Revenues	47.5	47.9	-0.4	-0.8%
Operating expenses	(27.5)	(28.8)	1.2	-4.3%
Pre Provision Operating Profit	20.0	19.1	0.9	4.6%
Cost of customer loans/Net impairment (losses)-reversals on securities and loans to banks	0.4	0.3	0.1	19.1%
Net Operating Income	20.4	19.4	0.9	4.8%
Non-operating components	(0.1)	0.1	-0.2	n.m.
Profit (loss) before tax from continuing operations	20.2	19.5	0.7	3.8%

Results for the subsidiary

MPS Fiduciaria: as at 31 March 2025, the subsidiary achieved a profit of EUR 0.17 mln (approximately EUR 0.13 mln as at 31 March 2024).

Interim Financial Report

Corporate Banking

Corporate Banking includes the financial results of corporate customers (SME, corporate and small business segments) and foreign branches.

Business areas	Customers

•       Lending and offering financial products and services to businesses, including through strategic partnerships with trade associations and Confidi (credit guarantee consortia), with Guarantee Institutions (including public) and Institutional Entities, through which funding is acquired at favourable terms.

•      Offering factoring for companies, artisans, professionals.

•      Custody and deposit services for dairy products on behalf of third parties (through the subsidiary Magazzini Generali Fiduciari di Mantova S.p.A., which is also authorised to issue documents of title to the merchandise, providing for easier access to bank lending).

About 117,400 Corporate customers of the Parent Company, directly followed by Corporate Banking.

Income statement and balance sheet results

Total Funding from Corporate Banking as at 31 March 2025 amounted to EUR 26.4 bn, in line with 31 December 2024, due to the increase in indirect funding (EUR +0.2 bn) offset by the decrease in direct funding (EUR -0.3 bn). Total Funding decreased by EUR 0.8 bn compared to the end of March 2024, due to the decline in direct funding (EUR -1.0 bn), only partially offset by the growth in indirect funding (EUR +0.2 bn).

With regard to lending, as at 31 March 2025, Gross interest-bearing loans to Corporate Banking customers stood at approximately EUR 30.4 bn, up compared to 31 December 2024 (EUR +0.7 bn) but down compared to 31 March 2024 (EUR -0.7 bn).

BANCA MONTE DEI PASCHI DI SIENA

CORPORATE BANKING - BALANCE SHEET AGGREGATES

(EUR mln)	31/03/25	31/12/24	31/03/24	Chg Abs Q/Q	Chg % Q/Q	Chg Abs Y/Y	Chg % Y/Y
Direct funding	20,106	20,364	21,113	(258)	-1.3%	(1,007)	-4.8%
Assets under management	1,155	1,156	1,687	(1)	-0.1%	(532)	-31.5%
Assets under custody	5,109	4,896	4,382	213	4.4%	727	16.6%
Indirect Funding	6,264	6,052	6,069	212	3.5%	196	3.2%
Total Funding	26,370	26,416	27,181	(46)	-0.2%	(811)	-3.0%
Gross Interest-bearing loans to customers	30,443	29,774	31,192	670	2.2%	(749)	-2.4%

For profit and loss aggregates, as at 31 March 2025, Corporate Banking Revenues came to EUR 297 mln (-9.0% compared to the previous year). A breakdown of the aggregate shows:

•	Net Interest Income was equal to EUR 190 mln, down EUR 34 mln year on year due to lower returns on commercial assets and the lower contribution from direct funding;
•	Net Fee and Commission Income equal to EUR 103 mln at 31 December 2024, up EUR 3 mln compared to the same period of the previous year;
•	Other Income from Banking and Insurance Business were equal to EUR 7 mln, up by EUR 1 mln compared to the levels recorded in the first quarter of 2024.

Considering the impact of Operating Expenses, up by 1.8% compared to the same period of the previous year, Gross Operating Income amounted to EUR 199 mln (about EUR 231 mln at 31 March 2024).

Net Operating Income stood at EUR 145 mln (EUR 200 mln as at 31 March 2024) against a Cost of Credit of EUR -55 mln (compared to EUR -31 mln as at 31 March 2024).

The non-operating components amounted to EUR -6 mln, compared to EUR +3 mln as at 31 March 2024.

The Profit (loss) before Tax from Continuing Operations was EUR 139 mln (EUR 202 mln as at 31 March 2024).

The Corporate Banking cost-income ratio stood at 32.9% (29.4% as at 31 March 2024).

Interim Financial Report

CORPORATE BANKING - PROFIT AND LOSS AGGREGATES

			Chg. Y/Y
(EUR mln)	31/03/25	31/03/24	Abs.	%
Net interest income	189.7	223.5	-33.8	-15.1%
Net fee and commission income	102.7	99.7	2.9	3.0%
Other Revenues from Banking and Insurance Business	6.5	5.4	1.1	20.7%
Other operating expenses/income	(1.6)	(1.8)	0.2	-10.9%
Total Revenues	297.3	326.8	-29.5	-9.0%
Operating expenses	(97.8)	(96.1)	-1.7	1.8%
Pre Provision Operating Profit	199.5	230.7	-31.2	-13.5%
Cost of customer loans/Net impairment (losses)-reversals on securities and loans to banks	(54.7)	(31.1)	-23.5	75.6%
Net Operating Income	144.8	199.5	-54.8	-27.4%
Non-operating components	(5.8)	2.9	-8.7	n.m.
Profit (loss) before tax from continuing operations	139.0	202.4	-63.5	-31.4%

BANCA MONTE DEI PASCHI DI SIENA

Large Corporate & Investment Banking

Large Corporate and Investment Banking includes the economic and financial results of Large Corporate customers, the Corporate Finance and Investment Banking business units, and Global Markets.

Business areas	Customers

•      Credit brokerage aimed at specialised follow-up; provision of tailor-made products and services from a coverage team perspective; cross fertilisation of competencies between group resources and corporate financial products and services, including through strategic collaboration with institutional actors.

•      Corporate finance: mid- and long-term lending, corporate finance and structured finance.

Approximately 1,050 Large Group customers of the Parent Company are directly supported by Large Corporate & Investment Banking.

Income statement and balance sheet results

Total funding from Large Corporate & Investment Banking at 31 March 2025 amounted to EUR 12.0 bn, down EUR 0.7 bn compared to 31 December 2024, of which EUR -0.8 bn in direct funding, while indirect funding remained stable. The aggregate was up compared to March 2024 (EUR +0.3 bn), as a result of the increase in Direct Funding (EUR +0.5 bn) while indirect funding declined (EUR -0.2 bn).

With regard to lending, as at 31 March 2025, Gross Interest-Bearing Loans to Large Corporate & Investment Banking Customers stood at EUR 4.4 bn, unchanged compared to 31 December 2024 and up by EUR 0.4 bn compared to 31 March 2024.

Large Corporate and Investment Banking

(EUR mln)	31/03/25	31/12/24	31/03/24	Chg Abs Q/ Q	Chg % Q/Q	Chg Abs Y/Y	Chg % Y/Y
Direct funding	3,721	4,477	3,197	(757)	-16.9%	524	16.4%
Assets under management	38	38	37	0	0.3%	1	1.5%
Assets under custody	8,247	8,173	8,489	74	0.9%	(242)	-2.9%
Indirect Funding	8,284	8,210	8,526	74	0.9%	(242)	-2.8%
Total Funding	12,005	12,688	11,723	(683)	-5.4%	282	2.4%
Gross Interest-bearing loans to customers	4,372	4,465	3,955	(93)	-2.1%	417	10.5%

In terms of income, Large Corporate & Investment Banking realised Revenue in the amount of EUR 84 mln as at 31 March 2025 (-10.2% compared to 31 March 2024). A breakdown of the aggregate shows:

•	Net Interest Income amounted to EUR 31 mln, down by EUR 12 mln YoY, penalised by the drop in interest rates;
•	Net Fee and Commission income were down EUR 1 mln compared to the first quarter of 2024 standing at EUR 22 mln;

Interim Financial Report

•	Other revenues from banking and insurance business amounted to EUR 32 mln, up EUR 4 mln compared to the same period of the previous year (EUR 28 mln), thanks to the positive performance of the Global Markets BU's financial activities.

Considering the impact of Operating Expenses, up by 27.2% compared to 31 March 2024, Gross Operating Income Amounted to EUR 61 mln (EUR 76 mln as at 31 March 2024).

Net Operating Income stood at EUR 65 mln (EUR 61 mln as at 31 March 2024) against a Cost of Credit of EUR 4 mln (EUR-14 mln as at 31 March 2024).

Non-operating components amounted to EUR -0.1 mln, compared to EUR 0.1 mln in the same period of 2024.

The Profit (loss) before Tax from Continuing Operations was EUR 65 mln (EUR +61 mln as at 31 March 2024).

The Large Corporate Banking & Investment cost-income ratio stood at 27.4% (19.3% as at 31 March 2024).

Large Corporate & Investment Banking - PROFIT AND LOSS AGGREGATES

			Chg. Y/Y
(EUR mln)	31/03/25	31/03/24	Abs.	%
Net interest income	31.1	43.1	(12.0)	-27.8%
Net fee and commission income	21.6	22.7	(1.1)	-4.9%
Other Revenues from Banking and Insurance Business	31.6	28.0	3.5	12.7%
Other operating expenses/income	(0.0)	(0.0)	0.0	-10.8%
Total Revenues	84.3	93.8	(9.6)	-10.2%
Operating expenses	(23.1)	(18.1)	(4.9	27.2%
Pre Provision Operating Profit	61.2	75.7	(14.5)	-19.1%
Cost of customer loans/Net impairment (losses)-reversals on securities and loans to banks	4.2	(14.4)	18.5	n.m.
Net Operating Income	65.4	61.3	4.1	6.6%
Non-operating components	(0.1)	0.1	(0.2)	n.m.
Profit (loss) before tax from continuing operations	65.2	61.4	3.9	6.3%

Corporate Centre

The Corporate Centre includes:

•	the income statement and balance sheet results of non-performing customers managed centrally by the Non-Performing Loans Unit;
•	operating units, such as proprietary finance, treasury and capital management;
•	business service and support units, particularly with regard to the development and management of information systems;
•	the offsetting of intragroup entries and the results of the companies consolidated under the equity method and those held for sale, in particular MP Banque.

With regard to non-performing customers centrally managed by the Non-Performing Loans Unit, gross 'live' loans to customers amounted to EUR 1.5 bn as at 31 March 2025; the contribution to the Corporate Centre’s financial results was EUR -2 mln in Revenues, EUR -13 mln in Operating Expenses and EUR -24 mln in Credit Costs.

As regards financial activities, securities sales in the first three months of 2025 amounted to EUR 534 mln on financial assets measured at fair value and EUR 400 mln on assets classified at amortised cost. On the other hand, securities classified at fair value amounting to approximately EUR 63 mln expired. As an offsetting measure, securities were repurchased for a nominal value of approximately EUR 328 mln, of which EUR 295 mln classified at amortised cost.

BANCA MONTE DEI PASCHI DI SIENA

Prospects and outlook on operations

In the coming quarters, in a context of high uncertainty linked to US tariff measures and modest economic growth, the reduction in interest rates, expected to continue in the short term, could increase the attractiveness of bank loans. Lending to households may continue to expand as demand for mortgages is supported by lower rates; Consumer credit is expected to grow at a slower pace due to the still high cost of borrowing. For businesses, credit demand may be affected by the repayment of pandemic loans, although the reduction in rates and the recovery of capital investments may mitigate the contraction. In the medium term, loans to businesses could also start growing again, driven by investments in machinery and equipment linked to the NRRP.

Greater uncertainty at a global level, also in terms of geopolitical risk, could determine a push for credit risk indicators, in particular for intermediaries most exposed to exporting companies, but at levels that will still remain historically modest and manageable for the sector.

Bank deposits are expected to grow moderately with the increase in bonds and foreign deposits, as well as time deposits supported by the increase in medium and long-term yields, while current account deposits may be affected by the reduction in the opportunity cost of the most liquid positions given the lower rates. In the coming years, investments in government bonds should remain positive, but families will tend to diversify towards managed savings products. Liquid assets will decrease in share, while debt securities, mutual funds and technical reserves will increase in the portfolio.

With the expected policy rate cuts and the narrowing of the banking spread, a decline in brokerage revenues is expected. In the current year, the contraction in the interest margin could be mitigated by a moderately revised upward revision in credit growth and by the higher contribution of coupon interests on the securities portfolio thanks to higher government yields; subsequently the margin may stabilise. The recovery of net fees and commissions in the short term will be affected by the greater volatility in the financial markets which will direct the investment choices of families towards products perceived as safer and government bonds; subsequently, a recomposition of portfolios towards Assets under management is expected, with positive effects on fees and commissions. In the short term, banking sector costs, net of non-recurring components, are expected to increase following the continuation of investments in ESG and human capital, and those in IT and artificial intelligence in order to improve process efficiency, respond to customer needs, and contribute to risk management. Despite the more difficult context, the ROE of the sector is still expected to be high, although decreasing from the very positive levels of recent years.

Against this backdrop, in 2025, the Group’s revenue mix will benefit from the positive dynamics of commission income, which is expected to grow especially in the areas of asset management and protection, supported by the implementation of targeted commercial initiatives envisaged in the 2024-2028 Business Plan; the net interest income, in line with the dynamics of the system, will be affected by the market scenario and, in particular, by the fall in rates.

Operating expenses are expected to increase in 2025 mainly due to the renewal of the national collective bargaining agreement ('CCNL') for the credit and financial sector and to investments in technology to put in place to enable the Group's digital transformation.

Despite the continuing uncertainty in the economic cycle, no tensions are expected in the cost of credit.

The capital position is expected to remain at high levels.

It should be noted that the outlook for the MPS Group’s operations presented above does not consider the impacts expected from the announced voluntary public exchange offer on Mediobanca’s ordinary shares. For more information on the characteristics and objectives of the operations, please refer to the section “Significant events in the first three months of 2025” included in this Interim Report on Operations.

BANCA MONTE DEI PASCHI DI SIENA

Related-party transactions

In accordance with the provisions of Consob Resolution No. 17221 of 12 March 2010, as amended (hereinafter also referred to as the ‘Consob Regulation’ or ‘Consob Regulation No. 17221/2010’), Article 53 of the Consolidated Law on Banking and its implementing provisions (Bank of Italy Circular No. 285/2013, Part Three, Chapter 11 ‘Risk activities and conflicts of interest with related parties’), the ‘Committee for Related Party Transactions’ was established, composed of between three and five independent directors, which performs the functions provided for in the Articles of Association and in the applicable laws and regulations governing transactions with related parties and related entities.

The “Group Directive concerning Management of regulatory obligations on related parties, associated parties and obligations of bank representatives” (hereinafter the “Group Directive”), accompanied by the “Group Regulation concerning Management of regulatory obligations on related parties, associated parties and obligations of bank representatives” (hereinafter the “Group Regulations”), approved by the Parent Company's Board of Directors, with the prior favourable opinions of the Committee for Related Party Transactions and the Board of Statutory Auditors, contains provisions and internal procedures on related parties, aligned with the provisions of the Consob Regulation in force. The Group Directive was most recently updated on 3 July 2024 to adapt to the current organisational structure of Banca MPS.

The Group Directive defines the organisational model adopted by the MPS Group (principles and responsibilities) for the management process of the provisions applicable to related parties, associated parties and obligations of the bank representatives, and in particular, governs, at the MPS Group level, the principles and rules for the control of risks arising from situations of possible conflicts of interest with some subjects close to the decision making centres of the Parent Company.

Within the Group Directive, the following is also defined:

-	the formulation of the responsibilities assigned within the MPS Group (tasks and responsibilities of the top management bodies and corporate functions of the Parent Company and Subsidiaries);
-	the scope of the related parties, associated parties (“Group Scope”) and other subjects in a potential conflict of interest;
-	the criteria for the identification of transactions, level of relevance of the transactions;
-	the decision-making procedures and exemption cases;
-	the internal policies in the area of control.

For the purpose of the Group Directive, significance is attributed to the transactions carried out with the subjects operating within the Group Scope which involve the performance of risk activities, the transfer of resources, services and obligations, regardless of the requirement of a consideration. With regard to the type of transactions, these are classified in detail in the aforementioned Group Regulations, as:

•	“most significant transactions”: transactions where at least one of the following relevance indicators, applicable according to the specific transaction, exceeds the 5% threshold (greater relevance threshold):
-	countervalue relevance index: the ratio of the countervalue of the transaction to the total of the own funds resulting from the most recent published consolidated balance sheet;
-	relevance index of the assets: the ratio of the total assets of the entity to which the transaction refers, to the total assets of BMPS;
-	relevance index of the liabilities: the ratio of the total liabilities of the acquired entity to the total assets of BMPS;
•	“transaction of lesser relevance”: transactions above the small amount and up to the large amount threshold; in the context of transactions of lesser significance, transactions in which the amount exceeds EUR 100.0 mln and up to the threshold of significant amount (significance index of the equivalent value) are considered to be of lesser significance as a “significant amount”, or, in the case of acquisitions, mergers and demergers for an amount equal to or less than EUR 100.0 mln, the significance index of the assets and/or liabilities is equal to or greater than the ratio of EUR 100.0 mln and own funds at a consolidated level;
•	“transactions of a negligible amount”: transactions of EUR 250.0 thousand or less where the counterparty is a legal person; transactions of EUR 100,000 or less, where the counterparty is a natural person.

The provisions and procedures applicable to transactions with related parties, in the versions in force at the time, are published on the website www.gruppomps.it in the section “Corporate Governance - Transactions with related parties”.

From 2016, the Parent Company’s Board of Directors formally resolved to approve inclusion of the Ministry of Economy and Finance (MEF) and of the relevant directly and indirectly subsidiaries within the scope of related parties on a

BANCA MONTE DEI PASCHI DI SIENA

discretionary basis pursuant to the provisions of the Group Directive, excluding the prudential regulation. Following completion of the Parent Company’s precautionary recapitalisation procedure, after which the MEF became the controlling shareholder from August 2017, the Parent Company received notification on 18 December 2017 from the Supervisory Authorities with regard to the methods for the resulting application of limits to risk assets laid out in prudential regulations, pursuant to art. 53 of the Consolidated Law on Banking (TUB) and its implementing provisions (Bank of Italy Circ. no. 263/06 Title V, Section 5), through application to the Parent Company of the “silo” approach for calculation of the reference limits.

As of 27 December 2024, the MEF acquired the status of shareholder with significant influence as a result of changes in the shareholding structure and composition of the Board of Directors of the Parent Company that took place in November and December 2024, respectively. The disclosure on related parties as of 31 March 2025 takes into account the scope relating to the new qualification of the MEF, therefore it includes the companies directly and indirectly controlled by the same, the companies subject to joint control, and does not take into account the companies directly and indirectly associated with the MEF. It should be noted that the latter were included in the scope as of 31 December 2024 by virtue of the existence of the control relationship for almost the entire 2024 financial year.

With reference to the MEF scope, the Parent Company has availed itself of the exemption provided by paragraph 25 of IAS 24 on the disclosure of transactions and balances of existing transactions with government-related entities. The main transactions carried out with the MEF and with its subsidiaries, in addition to financing transactions, include Italian government securities recorded in the portfolios “Financial assets measured at fair value through other comprehensive income” for a nominal amount of EUR 1,122.0 mln, “Financial assets measured at fair value through profit or loss” for a nominal amount of EUR 3,224.9 mln and “Financial assets measured at amortised cost” for a nominal amount of EUR 7,942.2 mln.

Information is provided below regarding the most significant transactions, in terms of amount, carried out by the Parent Company with related parties in the first quarter of 2025.

MEF related-party transactions

(i)	Transactions with SACE S.p.A.

On 11 February 2025, the Credit Committee authorised, on behalf of customers of the Parent Company that are not related parties, the participation of the Parent Company, up to a maximum of USD 140.0 mln, as a share of participation in a pool transaction of a total of USD 1.7 bn, usable as Buyer's Credit and aimed at the partial financing of two cruise ships commissioned to FINCANTIERI SpA, with CDP SpA as co-financier, assisted, inter alia, by a SACE SpA insurance policy covering 100% of the financing and with the intervention of SIMEST SpA for the purposes of any stabilisation of the interest rate. The transaction falls within the application of Consob Regulation no. 17221/2010 due to the role of: (i) CDP S.p.A., a subsidiary of the MEF, as co-lender; (ii) SACE S.p.A., a wholly-owned subsidiary of the MEF, as guarantor in the insurance policy issuance; (iii) SIMEST S.p.A., a direct subsidiary of CDP S.p.A., which is in turn controlled by the MEF, as a participant for the purposes of any interest rate stabilisation, and (iv) FINCANTIERI S.p.A., a subsidiary of CDP Equity S.p.A., which is controlled by CDP S.p.A., in turn controlled by the MEF.

Also on 11 February 2025, the Credit Committee resolved to grant, inter alia, a loan to customers of the Parent Company that are not related parties, up to a maximum of EUR 50.0 mln, as the Parent Company's share of a pool loan for a total of EUR 355.0 mln, in which CDP SpA also participates and supported by a SACE guarantee with coverage of up to 70%, equal to EUR 20.3 mln for the Parent Company's share. The transactions fall within the scope of application of Consob Regulation No. 17221/2010, both because the MEF is the majority shareholder of CDP S.p.A. (a participant in the syndicated financing), and because SACE S.p.A. (the guarantor) is a wholly-owned subsidiary of the MEF.

On 27 March 2025, the Board of Directors, with the favourable opinion of the Related Party Transactions Committee, resolved to approve a major transaction relating to the approval of a framework resolution amounting to EUR 1.0 bn for the Parent Company's operations with SACE S.p.A. (‘DQSACEFUTURO2025’), aimed at obtaining financial guarantees issued by SACE under the SACE Futuro 2025 Agreement (referred to by SACE as the ‘Growth Standard Guarantee Agreement’). This agreement has unified the operations envisaged by the “SACE Green New Deal 2024” and “Garanzia Futuro 2024” agreements, which ended their accumulation period on 31 March 2025. The SACE Futuro 2025 Guarantee covers 70% of the financed amount as the maximum cumulative amount of the Futuro 2025 Guarantees issued by SACE, against the total amount of financing in the period of validity. The financing guaranteed by the SACE Futuro 2025 Convention is aimed at supporting the development of companies on global markets and of “made in Italy” in technological innovation and digitalisation processes, supporting investments in infrastructure, strategic supply chains and economically disadvantaged areas, in investment projects for the development of female entrepreneurship, with a

Interim Financial Report

particular focus on initiatives linked to the NRRP. The DQSACEFUTURO2025 is valid for a period of 12 months from the date of subscription by the parties of the special terms and conditions applicable to the loans. It applies only to Banca MPS, not at Group level. The transaction falls within the scope of Consob Regulation no. 17221/2010 as SACE SpA is a company wholly owned by the MEF and on 3 April 2025 the Information Document was published, drawn up pursuant to art. 5 of Consob Regulation no. 17221/2010, to which reference is made for further details.

In February and March 2025, SACE S.p.A. granted SACE Futuro guarantees at 70% in favour of customers of the Parent Company not related parties, securing medium/long-term credit lines for the respective maximum amounts guaranteed by SACE S.p. A., respectively of EUR 35.0 mln (with a guarantee of EUR 24.5 mln), EUR 30.0 mln (with a guarantee of EUR 21.0 mln) and EUR 30.0 mln (with a guarantee of EUR 21.0 mln). The transactions fall within the scope of application of Consob Regulation no. 17221/2010, since SACE S.p.A. is a wholly-owned subsidiary of the MEF.

During the first quarter of 2025, two insurance policies were finalised with SACE S.p.A. with coverage equal to 60% and 50% of the risk of non-payment, relating to documentary credit confirmation transactions in euros and US dollars, respectively, concluded by the Parent Company's customers with foreign banks, for a value of approximately EUR 10.2 mln and USD 11.3 mln, respectively. The transactions finalised with SACE S.p.A. fall within the scope of application of Consob Regulation no. 17221/2010, since SACE S.p.A. is a wholly-owned subsidiary of the MEF.

(ii)                   Transactions with other MEF related parties

On 6 January 2025, the framework agreement was signed for the management of the medical expense reimbursement program for the year 2025 for the benefit of the Parent Company's staff in service and the staff registered with the Parent Company's Solidarity Fund, through an insurance policy with POSTE ASSICURA SpA, through CASPIE (Healthcare Fund registered in the Health Funds Registry), for a maximum total value of EUR 31.6 mln. The transaction falls within the scope of Consob Regulation no. 17221/2010 as POSTE ASSICURA SpA is controlled by Poste Italiane SpA, which in turn is controlled by the MEF.

On 5 February 2025, the Board of Directors resolved in favour of SAIPEM S.p.A., as part of the ordinary review of credit lines: i) the increase from EUR 135.0 mln to EUR 175.0 mln of the existing mixed revolving credit line, usable up to the entire amount for the issue of Italian/foreign unsecured loans and for the release of documentary credit commitments; (ii) confirmation of the syndicated unsecured credit line with other credit institutions of EUR 650.0 thousand; (iii) the confirmation of the risk limit line without recourse of EUR 2.5 mln; (iv) the participation of the Parent Company, with a maximum share of EUR 75.0 mln, in the syndicated revolving credit facility 2025 of a total of EUR 600.0 mln. Subsequently, on 4 March 2025, the Credit Committee authorised: (i) the increase from EUR 175.0 to 204.0 mln of the aforementioned revocable mixed credit line in place; (ii) the reduction from EUR 75.0 to 46.0 mln of the Parent Company's share in the aforementioned revolving credit facility 2025 for a total of EUR 600.0 mln. The transactions fall within the scope of Consob Regulation no. 17221/2010 as SAIPEM SpA is indirectly controlled by the MEF, through the companies ENI SpA and CDP Equity SpA, which in turn are controlled by the MEF.

On 11 February 2025, the Credit Committee authorised the Parent Company , in favour of ENEL SpA to join a syndicated multi-borrower sustainability linked revolving credit facility, for a total amount between EUR 10.0 and 13.5 mln, with a duration of 5 years. The transaction falls within the scope of application of Consob Regulation no. 17221/2010, as ENEL S.p.A. is a subsidiary of the MEF.

On 25 February 2025, the Credit Committee authorised the ordinary review of the credit facilities in favour of FERROVIE DELLO STATO SpA for a total of EUR 170.0 mln, with confirmation of the following credit lines: (i) a revocable mixed credit line of EUR 20.0 mln; (ii) a risk limit credit line without recourse of EUR 125.0 mln, applicable to third-party assignors, backed by insurance coverage equal to 95%, and (iii) a notional limit credit line with recourse of EUR 25.0 mln, payable to assignors subject to positive assessment and resolution. The transaction falls within the scope of application of Consob Regulation no. 17221/2010, since FERROVIE DELLO STATO S.p.A. is a wholly-owned subsidiary of the MEF.

Also on 25 February 2025, the Credit Committee authorised the ordinary review of credit lines in favour of ANAS S.p.A. for a total amount of EUR 205.0 mln; the transaction involves the confirmation of the following existing credit lines: (i) EUR 120.0 mln usable through the opening of a current account credit; (ii) EUR 20.0 mln of unsecured credit facilities, used for the issuing of a foreign guarantee; (iii) EUR 40.0 mln of a without recourse risk limit credit line, usable against third-party assignors and suppliers, and (iv) EUR 25.0 mln of notional risk limit credit line with recourse. These transactions fall within the scope of application of Consob Regulation no. 17221/2010, since ANAS S.p.A. is a wholly-owned subsidiary of Ferrovie dello Stato S.p.A., in turn controlled by the MEF.

Also on 25 February 2025 the Credit Committee authorised the granting of a loan of up to EUR 30.0 mln to customers of the Parent Company who are not related parties, as the Parent Company's share of a syndicated loan totalling EUR 135.0

BANCA MONTE DEI PASCHI DI SIENA

mln, in which CDP S.p.A. and Mediocredito Centrale S.p.A. also participate. The granting of the syndicated loan is subject to the granting of a 50% SACE guarantee. The transaction falls within the scope of application of Consob Regulation No. 17221/2010, both because the MEF is the majority shareholder of CDP S.p.A. and the indirect parent company of Mediocredito Centrale S.p.A. (a participant in the syndicated loan), and because SACE S.p.A. (the guarantor) is a wholly-owned subsidiary of the MEF.

On 4 March 2025 , the Credit Committee authorised the granting of two mortgage loans for a total of up to EUR 30.0 mln to two companies belonging to the Parent Company's client group that are not related parties, as share of the Parent Company in two syndicated loans for a total of EUR 143.4 mln, in which AMCO ASSET MANAGEMENT COMPANY SpA also participates. The transaction falls within the scope of application of Consob Regulation no. 17221/2010 as AMCO ASSET MANAGEMENT COMPANY S.p.A. is a subsidiary of the MEF.

On 11 March 2025, the Credit Committee authorised the participation of the Parent Company, with a maximum share of EUR 125.0 mln, in a debt package of a total of EUR 675.0 mln, in favour of BIDCO SPARKLE SpA (a company to be established), structured along the following lines: (i) a term loan facility for a total of EUR 450.0 mln, with the Parent Company's share amounting to EUR 83.3 mln; (ii) a capex facility totalling EUR 200.0 mln, of which the Parent Company's share amounts to EUR 37.0 mln; (iii) a revolving credit facility for a total of EUR 25.0 mln, with the Parent Company's share amounting to EUR 4.6 mln. The transaction falls within the scope of application of Consob Regulation no. 17221/2010 as BIDCO SPARKLE SpA (a company to be incorporated) will be controlled with a share equal to 70% by the MEF.

On 18 March 2025, the Credit Committee authorised in favour of POSTE ITALIANE SpA, within the ordinary review of the credit facilities totalling EUR 120.0 mln: (i) confirmation of the mixed credit line for a total of EUR 20.0 mln that can be used for forward drawings and the issuing of guarantees in Italy; (ii) a new risk limit credit line without recourse of EUR 30.0 mln applicable to transferors subject to positive evaluation and resolution, backed by an insurance policy with coverage equal to 95% of the risk limit ceiling; (iii) a ceiling of EUR 70.0 mln for financial operations, as an internal operating limit. The transaction falls within the scope of application of Consob Regulation no. 17221/2010, since the MEF has a controlling interest in POSTE ITALIANE S.p.A.

On 27 March 2025, the Board of Directors authorised in favour of AUTOSTRADE PER L'ITALIA SpA, within the scope of the ordinary review of the credit lines, the confirmation, inter alia, of the following credit facilities: (i) a mixed credit line of EUR 20.0 mln that can be used as a current account credit facility; (ii) a notional limit credit line with recourse of EUR 20.0 mln, applicable to transferors subject to positive evaluation and resolution; (iii) a risk limit credit line without recourse of EUR 20.0 mln, applicable to transferors subject to positive evaluation and resolution, backed by full insurance coverage. The transaction falls within the scope of application of Consob Regulation no. 17221/2010 as AUTOSTRADE PER L'ITALIA SpA is indirectly controlled by CDP Equity SpA, which in turn is controlled by CDP SpA, the latter in turn controlled by the MEF.

The following tables summarise the balance sheet and income statement balances at the reference date of this Interim Financial Report in place with associated companies, managers with strategic responsibilities and other related parties.

Compared to the information included in the Financial Report as of 31 December 2024, the following is highlighted:

-	The “MEF Perimeter” refers to the qualification of shareholder with significant influence on the Bank assumed by the MEF on 27 December 2024 and therefore does not include the relationships and economic effects of transactions with direct and indirect associated companies of the MEF considered in the perimeter as of 31 December 2024 given of the existence of the control relationship for almost the entire 2024 financial year;
-	“Other related parties” include key managers, including the Directors co-opted by the Board of Directors on 27 December 2024 and confirmed by the Shareholders' Meeting on 17 April 2025, and their related parties; following the confirmation of the appointments, the balance sheets and income statement balances as of 31 March 2025 of the related parties of the new Directors are summarised below, including those already existing prior to the establishment of the relationship.

Interim Financial Report

Related-party transactions: balance sheet items

	Value as at 31 03 2025
	joint venture	Associated companies	key management personnel	Other related parties	MEF Perimeter	Total	“% on FS item
Financial assets held for trading	-	3.8	-	-	4,567.5	4,571.3	56.70%
Other financial assets mandatorily measured at fair value	-	-	-	-	16.0	16.0	3.13%
Financial assets measured at fair value through other comprehensive income	-	-	-	-	1,110.3	1,110.3	52.97%
Loans to banks measured at amortised cost	-	-	-	-	8.3	8.3	0.25%
Loans to customers measured at amortised cost	45.6	62.9	2.4	111.3	9,557.8	9,780.0	11.09%
Other assets	-	-	-	-	1,652.6	1,652.6	44.79%
Total assets	45.6	66.7	2.4	111.3	16,912.5	17,138.5	-
Financial liabilities measured at amortised cost	6.0	77.9	3.1	34.4	2,690.3	2,811.7	2.72%
Financial liabilities held for trading	-	3.9	-	-	103.3	107.2	3.92%
Other liabilities	0.1	1.0	0.1	-	4.1	5.3	0.13%
Total liabilities	6.1	82.8	3.2	34.4	2,797.7	2,924.2	-
Guaranties issued and Commitments	41.1	26.1	0.2	15.3	1,824.8	1,907.5	n.a.

Related-party transactions: income statement items

	Value as at 31 03 2025
	joint venture	Associated companies	key management personnel	Other related parties	MEF Perimeter	Total	% on FS item
Interest income and similar revenues	0.4	0.6	-	1.0	113.8	115.8	11.47%
Interest costs and similar charges	-	(0.1)	-	(0.1)	(13.3)	(13.5)	2.86%
Fee and commission income	-	53.3	-	-	5.6	58.9	12.97%
Fee and commission expense	-	(0.1)	-	-	(5.7)	(5.8)	10.02%
Dividends	-	-	-	-	0.4	0.4	27.09%
Net profit (loss) from other assets and liabilities measured at fair value through profit or loss	-	-	-	-	0.5	0.5	-4.98%
Net adjustments/impairment	3.3	-	-	-	(0.1)	3.2	-4.38%
Operating costs	-	(0.3)	(1.8)	-	(4.2)	(6.3)	1.23%

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Declaration of the Financial Reporting Officer

Pursuant to para. 2, article 154-bis of the Consolidated Law on Finance, the Financial Reporting Officer, Mr Nicola Massimo Clarelli, declares that the accounting information contained in this Interim Financial Report as at 31 March 2025 corresponds to the underlying documentary evidence and accounting records.

Siena, 08 May 2025

Signed by

the Financial Reporting Officer

Nicola Massimo Clarelli

Interim Financial Report

INDEPENDENT AUDITORS’ REPORT

REVIEW REPORT ON CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

To the Board of Directors of

Banca Monte dei Paschi di Siena SpA

Foreword

We have reviewed the accompanying condensed consolidated interim financial statements of Banca Monte dei Paschi di Siena SpA and its subsidiaries ( “Monte dei Paschi di Siena Group”) as of 31 March 2025, comprising the consolidated balance sheet, the consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity, consolidated cash flow statement and related notes. The Directors of the Monte dei Paschi di Siena Group are responsible for the preparation of the condensed consolidated interim financial statements in accordance with the International Accounting Standard applicable to interim financial reporting (IAS 34) as adopted by the European Union. Our responsibility is to express a conclusion on these condensed consolidated interim financial statements based on our review.

Scope of Review

We conducted our work in accordance with International Standard on Review Engagements 2410, Review of Interim Financial Information Performed by the Independent Auditor of the Entity. A review of condensed consolidated interim financial statements consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than a full-scope audit conducted in accordance with International Standards on Auditing and, consequently, does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion on the condensed consolidated interim financial statements.

Conclusion

Based on our review, nothing has come to our attention that causes us to believe that the condensed consolidated interim financial statements of the Monte dei Paschi di Siena Group as of 31 March 2025 are not prepared, in all material respects, in accordance with the International Accounting Standard applicable to interim financial reporting (IAS 34) as adopted by the European Union.

Other Matters

The condensed consolidated interim financial statements of the Monte dei Paschi di Siena Group present for comparative purposes the corresponding data for the period ended 31 March 2024, which were neither audited nor reviewed.

Florence, 9 May 2025

PricewaterhouseCoopers SpA

Signed by

Marco Palumbo
(Partner)

This review report has been translated into the English language solely for the convenience of international readers. Accordingly, only the original text in Italian language is authoritative.

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Annexes

Interim Financial Report

Reconciliation between the reclassified income statement and balance sheet and the related statutory accounts

BANCA MONTE DEI PASCHI DI SIENA

Reconciliation between the reclassified income statement as at 31 March 2025 and related statutory accounts

Interim Financial Report

Reconciliation between the reclassified income statement as at 31 March 2024 and related statutory accounts

BANCA MONTE DEI PASCHI DI SIENA

Reconciliation between the reclassified balance sheet and related statutory accounts March 2025

Interim Financial Report

BANCA MONTE DEI PASCHI DI SIENA

Reconciliation between the reclassified balance sheet and related statutory accounts as at December 2024

Interim Financial Report